As filed with the Securities and Exchange Commission on June 10, 2005
                           Registration No. 333-124167


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          AMENDMENT NO. 3 TO FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                       KRONOS ADVANCED TECHNOLOGIES, INC.

                (Name of registrant as specified in its charter)



             Nevada                     6799                   87-0440410
(State or Other Jurisdiction  Primary Standard Industrial  (I.R.S. Employer
    of Incorporation or       Classification Code Number)   Incorporation or
       Organization)                                         Organization
                                                            Identification No.)

                                                    Daniel R. Dwight
        464 Common Street, Suite 301            464 Common Street, Suite 301
        Belmont, Massachusetts 02478            Belmont, Massachusetts 02478
               (617) 993-9965                        (617) 993-9965
     (Name, address, and telephone of           (Address and telephone number
       principal executive offices)                 of agent for service)

                                   Copies to:

           Clayton E. Parker, Esq.                Ronald S. Haligman, Esq.
           Kirkpatrick & Lockhart                  Kirkpatrick & Lockhart
            Nicholson Graham LLP                    Nicholson Graham LLP
         201 South Biscayne Boulevard           201 South Biscayne Boulevard
                Suite 2000                               Suite 2000
            Miami, Florida 33131                    Miami, Florida 33131
         Telephone: (305) 539-3300                Telephone: (305) 539-3300
         Telecopier: (305) 358-7095               Telecopier: (305) 358-7095

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x] If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration statement for the offering. [ ] If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
================================== ====================== ===================== ====================== =====================
                                                            Proposed Maximum      Proposed Maximum            Amount
---------------------------------- ---------------------- --------------------- ---------------------- ---------------------
Title Of Each Class                       Amount             Offering Price           Aggregate          Of Registration
---------------------------------- ---------------------- --------------------- ---------------------- ---------------------
Of Securities To Be Registered       To Be Registered         Per Share(1)        Offering Price(1)           Fee(2)
---------------------------------- ---------------------- --------------------- ---------------------- ---------------------
Common stock, par value $0.001           164,848,371 (2)                 $0.08         $13,187,869.68        $1,552.21
per share
---------------------------------- ---------------------- --------------------- ---------------------- ---------------------
TOTAL                                    164,848,371 (2)                 $0.08         $13,187,869.68        $1,552.21 (3)
---------------------------------- ====================== ===================== ---------------------- =====================

============================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of April 18, 2005.

(2) Of these shares, 156,985,871 shares are being registered under a Standby Equity Distribution Agreement, 62,500 shares were issued as a placement agent fee pursuant to the Standby Equity Distribution Agreement and 5,000,000 shares were issued pursuant to a private placement. The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

(3) The registration fee was previously paid on April 18, 2005.

Preliminary Prospectus subject to completion, dated June 10, 2005.
                                   PROSPECTUS


                        KRONOS ADVANCED TECHNOLOGIES INC.
                       164,848,371 Shares of Common Stock

This prospectus relates to the sale of up to 164,848,371 shares of Kronos Advanced Technologies, Inc.'s common stock by certain persons who are, or will become, stockholders of Kronos. The selling stockholders consist of:

o Cornell Capital Partners, which intends to sell up to an aggregate amount of 161,985,871 shares of common stock, which includes 156,985,871 shares of common stock pursuant to a Standby Equity Distribution Agreement and 5,000,000 shares of common stock previously purchased in a private placement.

o Newbridge Securities Corporation, an unaffiliated registered broker-dealer retained by Kronos in connection with the Standby Equity Distribution Agreement, which intends to sell 62,500 shares of common stock issued as a placement agent fee.

o A group of accredited investors, which intends to sell 2,800,000 shares of common stock previously purchased in a private placement.

Please refer to "Selling Stockholders" beginning on page 14.

Kronos is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Kronos will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement. All costs associated with this registration will be borne by Kronos.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of our common stock. On May 26, 2005, the last reported sale price of our common stock was $0.08 per share.

Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Pursuant to the Standby Equity Distribution Agreement, Cornell Capital Partners will purchase shares of Kronos' common stock for a total discount of 7% of the common stock's market price. In addition, Kronos will pay Cornell Capital Partners a one-time commitment fee of 2,941,175 shares of our common stock, of which 1,470,587 shares will be issued to Cornell Capital Partners on the six (6) month anniversary of the Standby Equity Distribution Agreement and 1,470,588 shares will be issued to Cornell Capital Partners on the twelve (12) month anniversary of the Standby Equity Distribution Agreement. The 7% discount on the purchase of the common stock to be received by Cornell Capital Partners and the commitment fee are underwriting discounts.

Kronos engaged Newbridge Securities Corporation, an unaffiliated registered broker-deal, to advise us in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation was paid a fee of $10,000 by the issuance of 62,500 shares of Kronos' common stock.

Kronos' common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Act of 1934. Brokers/Dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.

Our common stock is quoted on the Over-the-Counter- Bulletin Board under the symbol "KNOS.OB."

These securities are speculative and involve a high degree of risk. Please refer to "Risk Factors" beginning on page 6.

With the exception of Cornell Capital Partners, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2005.

                                TABLE OF CONTENTS



PROSPECTUS SUMMARY............................................................1
THE OFFERING..................................................................4
SUMMARY CONSOLIDATED FINANCIAL INFORMATION....................................6
RISK FACTORS..................................................................8
RISKS RELATED TO OUR BUSINESS.................................................8
RISKS RELATED TO THIS OFFERING...............................................12
FORWARD-LOOKING STATEMENTS...................................................14
SELLING STOCKHOLDERS.........................................................15
USE OF PROCEEDS..............................................................18
DILUTION.....................................................................19
STANDBY EQUITY DISTRIBUTION AGREEMENT........................................20
PLAN OF DISTRIBUTION.........................................................23
MANAGEMENT'S DISCUSSION AND ANALYSIS.........................................25
DESCRIPTION OF BUSINESS......................................................33
MANAGEMENT...................................................................39
DESCRIPTION OF PROPERTY......................................................44
LEGAL PROCEEDINGS............................................................44
PRINCIPAL STOCKHOLDERS.......................................................45
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................47
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS..................................48
DESCRIPTION OF SECURITIES....................................................52
EXPERTS......................................................................56
LEGAL MATTERS................................................................56
HOW TO GET MORE INFORMATION..................................................56
FINANCIAL STATEMENTS........................................................F-1
PART II....................................................................II-1


Our audited financial statements for the fiscal year ended June 30, 2004, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY

Kronos Advanced Technologies, Inc. is an application development and licensing company that has developed and patented technology that fundamentally changes the way air is moved, filtered and sterilized. Kronos is pursuing commercialization of its proprietary technology in a limited number of markets; and if we are successful, we intend to enter additional markets in the future. To date, our ability to execute our strategy has been restricted by our limited amount of capital.

The Kronos(TM) technology combines high voltage electronics and electrodes. By combining these technologies, a Kronos(TM)-based device can both move and clean air without any moving parts. Kronos(TM) devices are versatile, energy- and cost-efficient and capable of multiple design forms. As a result, Kronos(TM) devices have the potential to be used as a standalone product or to replace a range of heating, ventilation and air conditioning products for residential usage to high efficiency particulate air filtration systems for operating and manufacturing clean rooms.

The proprietary Kronos(TM) technology involves the application of high voltage management across paired electrical grids to create an ion exchange that moves and purifies air. Kronos(TM) technology has numerous valuable characteristics. It moves air and gases at high velocities while removing odors, smoke and particulates and killing pathogens, including bacteria, mold and spores. The technology is cost-effective and is more energy efficient than current alternative fan and filter (including HEPA filter and ultraviolet light based) technologies. Although no commercial products using the Kronos(TM) technology have been sold to date, in August 2004, the Company and its strategic consumer products partner, HoMedics, initiated the transition to mass production of the Kronos-based consumer standalone product line.

A number of the scientific claims of the Kronos(TM) technology have been tested by the U. S. government and a few multi-national companies, including the U. S. Department of Energy, the U. S. Department of Defense, General Dynamics, Underwriters Laboratory, and Intel. Independent laboratory testing has verified the purification capability of the Kronos(TM) technology. Tests conducted at MicroTest Laboratories, LMS Industries and New Hampshire Materials Laboratory demonstrated HEPA Clean Room Class 1000 quality particulate reduction, removal of over 99.97% of 0.1 micron and above size particles, and up to 95% reduction of hazardous gases, including numerous contaminants found in cigarette smoke. Intertek, one of the global leaders for testing electrical and electronic products, performed tobacco smoke elimination tests in accordance with ANSI/AHAM AC-1-1988 standard entitled "American National Standard Method for Measuring Performance of Portable Household Electric Cord-Connected Room Air Cleaners." The test demonstrated a Clean Air Delivery Rate (CADR) for the Kronos air purifier of over 300. These results place the Kronos(TM) device in one of the highest categories of particulate cleaning for standalone devices.

Kronos` business development strategy is to sell and license the Kronos(TM) technology to six distinct market segments: (1) air movement and purification (residential, health care, hospitality, and commercial facilities); (2) air purification for unique spaces (cleanrooms, airplanes, automotive, and cruise ships); (3) specialized military (naval vessels, closed vehicles and mobile facilities); (4) embedded cooling and cleaning (electronic devices and medical equipment); (5) industrial scrubbing (produce storage and diesel and other emissions); and (6) hazardous gas destruction (incineration and chemical facilities).

Kronos` focus is on the first four of these market segments which are described in more detail below. Kronos is currently developing products for the air movement and purification, air purification for unique spaces, and specialized military markets through specific customer contracts. Kronos is currently undertaking research and development in the embedded micro cooling market using Company funds and a third party grant. These contracts and grant are described in more detail in the Technology Application and Product Development section of this filing.

o Air Movement and Purification. Indoor air pollution, including "sick building syndrome" and "building related illness," is primarily caused by inadequate ventilation, chemical contaminants from indoor and outdoor sources and biological contaminants. There is also a demand for smaller devices that move, heat and deodorize the indoor air stream. The addressable air movement and purification segment is made up of four target markets: (1) residential, (2) health care, (3) hospitality and (4) commercial.

o Air Purification for Unique Spaces. Electronics, semiconductor, pharmaceutical, aerospace, medical and many other producers depend on cleanroom technology. As products such as electronic devices become smaller, the chance of contamination in manufacturing becomes higher. For pharmaceutical companies, clean, safe and contaminant-free products are imperative to manufacturing and distributing a viable product. Other potential applications for the Kronos(TM) technology include closed environments such as aircraft, cruise ships and other transportation modes that require people to breathe contaminated, re-circulated air for extended periods. Kronos is building on its product development effort with its strategic partner in the business jet market and the U.S. military to serve other closed environment applications.

o Specialized Military. Military personnel face the worst of all possible worlds: indoor air pollution, often in very confined spaces for extended periods, combined with the threat of biological warfare, nuclear fallout, and other foreign elements. We believe that the military market segment offers Kronos a unique opportunity to leverage the technical and funding resources of the U. S. military to expand Kronos` ability to develop and produce Kronos(TM)-based air movers and purifiers for applications that require these products to be embedded into ventilation systems to address the needs of military personnel.

o Embedded Cooling. Heat generation is becoming a major bottleneck in high density electronics. We believe that the embedded cooling market segment offers Kronos a near term opportunity to develop an alternative to fans for air movement and cooling inside of personal computers , servers and medical diagnostic equipment and a long term opportunity to develop micro channel cooling solutions for next generation microchips.

To best serve Kronos` targeted market segments, our Company is developing specific product applications across two distinct product application platforms. A Kronos(TM) device can be either used as a standalone product or can be embedded. Standalone products are self-contained and only require the user to plug the Kronos(TM) device into a wall outlet to obtain air filtration for their home, office or hotel room. Embedded applications of the Kronos(TM) technology require the technology be added into another system such as a building ventilation system for more efficient air movement and filtration or into an electrical device such as computer or medical equipment to replace the cooling fan.

Kronos' common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Act of 1934. Brokers/Dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.


We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay us 98% of the lowest volume weighted average price of our common stock on the Over-The-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Based on a recent stock price of $0.08 per share, Cornell Capital Partners would pay us $0.0784 per share and we would issue 255,102,041 shares of common stock to Cornell Capital Partners to receive net proceeds to $18,915,000 (after the 5% retainage fee to Cornell Capital Partners and $85,000 in offering expenses). The sale of shares of our common stock under the Standby Equity Distribution Agreement will cause the market price of our common stock to decline.

We are registering 156,985,871 shares of common stock to be resold by Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement. The 156,985,871 shares of common stock we are registering under the Standby Equity Distribution Agreement would represent approximately 69% of our outstanding common stock upon issuance. In the event we desire to draw down any available amounts remaining under the Standby Equity Distribution Agreement after we have issued the 156,985,871 shares being registered in the accompanying registration statement, we will have to file a new registration statement to cover such additional shares being registered that we would issue for additional draw downs on the Standby Equity Distribution Agreement. Further, our Articles of Incorporation currently authorize Kronos to issue 500 million shares of common stock and as of May 26, 2005, we had 71,186,345 shares of common stock issued and outstanding. In the event we desire to draw down any available amounts remaining under the Standby Equity Distribution Agreement after we have issued the 156,985,871 shares being registered in the accompanying registration statement, we may need to obtain shareholder approval to amend our Articles of Incorporation to increase our authorized common stock. Obtaining shareholder approval to increase our authorized common stock is uncertain due to the dilutive effect of our Standby Equity Distribution Agreement.

Assuming we issue the number of shares of our common stock being registered in the accompanying registration statement to be available under the Standby Equity Distribution Agreement, at a recent stock price of $0.08 per share, Cornell Capital Partners would pay us $0.0784 per share and we would issue 156,985,871 shares of common stock to Cornell Capital Partners to receive net proceeds equal to $11,607,307 (after the 5% retainage fee to Cornell Capital Partners and $85,000 in offering expenses). These shares would represent approximately 69% of our outstanding common stock upon issuance. In no event will the number of shares issuable to Cornell Capital Partners pursuant to an advance under the Standby Equity Distribution Agreement cause it to own in excess of 9.9% of the then outstanding common stock of Kronos. Because of this beneficial ownership limitation and depending on Cornell Capital Partner's ability to sell sufficient shares to reduce its holdings, we may not be able to exercise an advance notice in the maximum amount of $1.5 million and our ability to draw down on the Standby Equity Distribution Agreement could be significantly impaired.


We anticipate that achievement of our business plan will require approximately $4,000,000 over the next 12 months. On March 7, 2005, we executed an equity-backed promissory note in favor of Cornell Capital Partners in the principal amount of $2,000,000. The note accrues interest at 12% per year and is payable in equal weekly installments of $50,000 commencing on the earlier to occur of (i) accompanying registration statement being declared effective by the Securities and Exchange Commission, or (ii) twelve (12) weeks from the date of the note. Upon an event of default under the note, the holder may convert any unpaid principal and accrued interest into shares of Kronos' common stock at a price per share equal to 70% of the lowest closing bid price of the common stock for the thirty (30) trading days immediately preceding the conversion date. If shares of Kronos' common stock are issued pursuant to conversion of the note, the shares will not be issued under our Standby Equity Distribution Agreement. Any conversion shares will not be registered with the Securities and Exchange Commission and, therefore, will be restricted shares that may not be resold without registration under the Securities Act of 1933, as amended, or a valid exemption from the registration requirements of the Securities Act.

The significant downward pressure on our stock price caused by the sale of a significant number of shares under the Standby Equity Distribution Agreement could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. Short selling is where a person sells shares of stock not yet owned by that person in the anticipation of being able to buy the stock at a later date at a lower price per share. The presence of short sellers in our common stock may further depress the price of our common stock. Pursuant to the terms of the Standby Equity Distribution Agreement, Cornell Capital Partners will not engage in short selling our common stock. Pursuant to the terms of our Standby Equity Distribution Agreement, Cornell Capital Partners is not permitted to sell the shares of our common stock to be issued to it pursuant to an advance notice during the applicable pricing period and Cornell Capital Partners is not permitted to sell the shares relating to a particular advance notice until it has actually received those shares.

We are registering 166,748,371 shares of common stock in this offering. These shares represent approximately 34% of our authorized capital stock and would upon issuance represent approximately 70% of the then issued and outstanding common stock and we anticipate all such shares will be sold in this offering. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to exert significant influence on Kronos in an election of directors.

                                    ABOUT US

Our principal place of business is located at 464 Common Street, Suite 301, Belmont, Massachusetts 02478. Our telephone number is (617)993-9965.

                                  THE OFFERING

This offering relates to the sale of common stock by certain persons who are, or will become, our stockholders. The selling stockholders consist of:

o Cornell Capital Partners, which intends to sell up to an aggregate amount of 161,985,871 shares of common stock, which includes 156,985,871 pursuant to a Standby Equity Distribution Agreement and 5,000,000 shares of common stock previously purchased in a private placement.

o Various accredited investors, which intend to sell up to an aggregate amount of 2,800,000 shares of common stock pursuant to a private placement.

o Newbridge Securities Corporation, an unaffiliated broker-dealer retained by Kronos in connection with the Standby Equity Distribution Agreement, which intends to sell up to 62,500 shares of common stock issued as a placement agent fee.

Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares for a total purchase price of $20 million. Cornell Capital Partners will purchase the shares of common stock for a total discount of 7% of the common stock's market. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. In the event we issued advance notices in the aggregate amount of $20 million, our net proceeds would be approximately $18,915,000.00. In no event will the number of shares issuable to Cornell Capital Partners pursuant to an advance under the Standby Equity Distribution Agreement cause it to own in excess of 9.9% of the then outstanding common stock of Kronos. Because of this beneficial ownership limitation and depending on Cornell Capital Partner's ability to sell sufficient shares to reduce its holdings, we may not be able to exercise an advance notice in the maximum amount of $1.5 million and our ability to draw down on the Standby Equity Distribution Agreement could be significantly impaired.

You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Standby Equity Distribution Agreement at a recent price of $0.08 per share and 25%, 50% and 75% discounts to the recent price. This table does not take into account any shares of our common stock that would be issued upon exercise or conversion of outstanding options, warrants or debentures. In connection with the First Amendment to Master Loan and Investment Agreement with HoMedics, we amended two (2) warrants previously issued by us, and issued an additional warrant and agreed to include anti-dilution protection for HoMedics. HoMedics is entitled, under certain circumstances, to anti-dilution protection in order to maintain beneficial ownership of Kronos equal to 30%. The table below shows how many additional warrants we would be required to issue to HoMedics depending on the number of shares to be issued to Cornell Capital Partners under the Standby Equity Distribution Agreement. The new warrants would have an exercise price equal to $0.10 per share as previously agreed upon by Kronos and HoMedics and as stated in the amended warrants.




Market Price:                   $0.08          $0.06             $0.04           $0.02

Purchase Price:               $0.0784         $0.0588           $0.0392         $0.0196

No. of Shares
Issued to Cornell
Capital Partners:       255,102,041(1)   340,136,054(1)   510,204,082(1)     1,020,408,163(1)


Net Proceeds to Kronos  $18,915,000      $18,915,000      $18,915,000          $18,915,000


No. of Additional
Warrants To Be
Issued to HoMedics:        78,957,705      108,112,224      166,421,262          341,348,375


(1) Kronos is registering 156,985,871 shares of common stock under the Standby Equity Distribution Agreement.


Based on our recent stock price of $0.08, Cornell Capital Partners would pay us $0.0784 per share and we would have to issue to Cornell Capital Partners 255,102,041 shares of our common stock in order to receive net proceeds equal to $18,915,000 (after the 5% retainage fee to Cornell Capital Partners and $85,000 in offering expenses) under the Standby Equity Distribution Agreement. We are registering 156,985,871 shares of common stock to be resold by Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement. Assuming we issue the 156,985,871 shares of common stock being registered in the accompanying registration statement to be available under the Standby Equity Distribution Agreement, at a recent stock price of $0.08 per share, Cornell Capital Partners would pay us $0.0784 per share and we would issue 156,985,871 shares of common stock to Cornell Capital Partners to receive net proceeds equal to $11,607,307 (after the 5% retainage fee to Cornell Capital Partners and $85,000 in offering expenses). As of May 26, 2005, we had 71,186,345 shares of common stock issued and outstanding.


Common Stock Offered                            164,848,371 shares by selling
                                                stockholders

Offering Price                                  Market price

Common Stock Outstanding Before the Offering    71,186,345 shares

Use of Proceeds                                 We will not receive any proceeds
                                                from the shares offered by the
                                                selling stockholders. Any
                                                proceeds we receive from the
                                                sale of common stock under the
                                                Standby Equity Distribution
                                                Agreement will be used for
                                                general corporate and working
                                                capital purposes. See "Use of
                                                Proceeds."

Risk Factors                                    The securities offered hereby
                                                involve a high degree of risk
                                                and immediate substantial
                                                dilution. See "Risk Factors" and
                                                "Dilution."

Over-the-Counter Bulletin Board Symbol          KNOS.OB

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following is a summary of our Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus as well as with our Financial Statements and the notes therewith.

                       KRONOS ADVANCED TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS





                                                        FOR THE NINE       FOR THE NINE      FOR THE YEAR     FOR THE YEAR
                                                        MONTHS ENDED       MONTHS ENDED          ENDED            ENDED
                                                         MARCH 31,          MARCH 31,           JUNE 30,         JUNE 30,
                                                           2005               2004               2004             2003
STATEMENT OF OPERATION DATA:                            (UNAUDITED)        (UNAUDITED)        (AUDITED)        (AUDITED)
---------------------------------------------------   ---------------    ---------------    -------------   --------------
Sales                                                 $      430,379     $      341,653     $    533,220    $     558,590
Cost of sales                                                375,397            227,550          379,331          314,496
                                                      ---------------    ---------------    -------------   --------------
  Gross Profit                                                54,982            114.103          153,889          244,094
                                                      ---------------    ---------------    -------------   --------------
Selling, General and Administrative expense:
  Compensation and benefits                                  889,415            626,352          840,205        1,031,375
  Professional services                                       78,207             65,728           60,517          116,251
  Research and development                                    95,119            203,039          355,454        1,156,903
  Depreciation and amortization                              297,206            213,090          360,955          284,647
  Insurance                                                  138,361            110.813               --               --
  Facilities                                                  67,792             68,607           88,914           96,579
  Other selling general and administrative
    expenses                                                 166,356            162,372          382,909          226,716
                                                      ---------------    ---------------    -------------   --------------
Selling, General and Administrative expenses               1,732,456          1,450,001        2,088,954        2,912,471
                                                      ---------------    ---------------    -------------   --------------
Net Operating Loss                                        (1,677,474)        (1,335,898)      (1,935,065)      (2,668,377)
Loss on Debt Restructuring                                (3,857,467)                --               --               --
Other Income                                                   1,415             22,000           56,000           83,380
Interest Expense                                            (411,324)          (421,020)        (615,831)        (184,845)
                                                      ---------------    ---------------    -------------   --------------
Net Loss                                              $   (5,944,850)    $   (1,734,918)    $ (2,494,896)   $  (2,769,842)
                                                      ---------------    ---------------    -------------   --------------
Basic Loss Per Share                                  $        (0.09)    $        (0.03)    $       (0.4)   $        (0.6)
                                                      ===============    ===============    =============   ==============
Diluted Loss Per Share                                $        (0.09)    $        (0.03)    $       (0.4)   $        (0.6)
                                                      ===============    ===============    =============   ==============
Weighted average shares outstanding                       67,612,904         56,627,368       57,760,785       48,258,340
                                                      ===============    ===============    =============   ==============

                       KRONOS ADVANCED TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS




                                                                                             FOR THE YEAR     FOR THE YEAR
                                                                                                 ENDED            ENDED
                                                                            MARCH 31,           JUNE 30,         JUNE 30,
                                                                              2005                2004             2003
BALANCE SHEET DATA:                                                        (UNAUDITED)         (AUDITED)        (AUDITED)
-------------------------------------------------------------------      ----------------   ---------------  ---------------
Assets
  Current Assets
    Cash                                                                 $       187,774    $       69,063   $      641,178
    Accounts receivable, net                                                      48,929            97,544           48,766
    Prepaids                                                                     222,865            71,050           34,135
                                                                         ----------------   ---------------  ---------------
      Total Current Assets                                                       459,568           237,657          724,079
                                                                         ----------------   ---------------  ---------------
  Net Property and Equipment                                                       4,181             6,292           28,042

  Other Assets
    Intangibles                                                                2,012,067         2,253,029        2,487,473
                                                                         ----------------   ---------------  ---------------
      Total Other Assets                                                       2,012,067         2,253,029        2,487,473
                                                                         ----------------   ---------------  ---------------
      Total Assets                                                       $     2,475,816    $    2,496,978   $    3,239,594
                                                                         ----------------   ---------------  ---------------
Liabilities and Shareholders' Deficit

  Current Liabilities
    Accrued expenses and payables to directors and officers              $        16,837    $       36,258   $    1,172,015
    Accounts payable                                                              98,102           272,544          218,338
    Accrued expenses                                                             438,945           312,347          174,677
    Deferred revenue                                                                  --             3,218          133,751
    Notes payable, to directors and officers, current portion                    278,221           798,926          185,670
    Other notes payable, current portion                                       2,031,417           722,289               --
                                                                         ----------------   ---------------  ---------------
      Total Current Liabilities                                                2,863,522         1,423,293        1,884,451
                                                                         ----------------   ---------------  ---------------

  Redeemable Warrants                                                                 --                 -          805,300

  Long Term Liabilities
    Notes payable to directors & officers                                        145,693         1,063,266                -
    Notes payable                                                              2,403,638         1,983,038        2,676,479
    Discounts on notes payable                                                        --         (589,260)        (893,046)
                                                                         ----------------   ---------------  ---------------
      Total Long Term Liabilities                                              2,549,331         2,457,044        1,783,433
                                                                         ----------------   ---------------  ---------------
      Total Liabilities                                                        5,412,853         3,880,337        3,667,884
                                                                         ----------------   ---------------  ---------------
  Shareholders' Deficit
    Common stock, authorized 500,000,000 shares of $0.001 par value,
      71,186,345 shares outstanding at March 31, 2005, 61,323,845 outstanding at June 30, 2004, and 53,836,907 outstanding
      at June 30, 2003                                                            71,186            61,323           53,837
    Capital in excess of par value                                            22,959,327        18,578,018       16,240,378
    Accumulated deficit                                                      (25,967,550)      (20,022,700)     (17,527,805)
                                                                         ----------------   ---------------  ---------------
      Total Shareholders' Deficit                                             (2,937,038)       (1,383,359)      (1,233,590)
                                                                         ----------------   ---------------  ---------------
      Total Liabilities and Shareholders' Deficit                        $     2,475,816    $    2,496,978   $    3,239,594
                                                                         ================   ===============  ===============

                                  RISK FACTORS

WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

We Have A Limited Operating History With Significant Losses And Expect Losses To Continue For The Foreseeable Future

We have only recently begun implementing our plan to prioritize and concentrate our management and financial resources to fully capitalize on our investment in Kronos Air Technologies and have yet to establish any history of profitable operations. We incurred a net loss of $5.9 million for the nine months ended March 31, 2005. We incurred a net loss of $2.5 million for the fiscal year ended June 30, 2004. As a result, at March 31, 2005 and June 30, 2004, we had an accumulated deficit of $26.0 million and $20.0 million, respectively. Our revenues and cash flows from operations have not been sufficient to sustain our operations. We have sustained our operations through the issuance of our common stock and the incurrence of debt. We expect that our revenues and cash flows from operations may not be sufficient to sustain our operations for the foreseeable future. Our profitability will require the successful commercialization of our Kronos(TM) technologies. No assurances can be given that we will be able to successfully commercialize our Kronos(TM) technologies or that we will ever be profitable. If we are not successful in reaching and maintaining profitable operations we may not be able to attract sufficient capital to continue our operations.

Our ability to continue as a going concern will be dependent upon our ability to draw down on the Standby Equity Distribution Agreement which we have entered into with Cornell Capital Partners. If we incur any problems in drawing down the Standby Equity Distribution Agreement, we may experience significant liquidity and cash flow problems. In no event will the number of shares issuable to Cornell Capital Partners pursuant to an advance under the Standby Equity Distribution Agreement cause it to own in excess of 9.9% of the then outstanding common stock of Kronos. Because of this beneficial ownership limitation and depending on Cornell Capital Partner's ability to sell sufficient shares to reduce its holdings, we may not be able to exercise an advance notice in the maximum amount of $1.5 million and our ability to draw down on the Standby Equity Distribution Agreement could be significantly impaired. Our inability to obtain adequate financing will result in the need to curtail business operations and will likely result in a lower stock price.

There Is Substantial Doubt About Our Ability To Continue As A Going Concern Due To Insufficient Revenues To Cover Our Operating Costs, Which Means That We May Not Be Able To Continue Operations Unless We Obtain Additional Funding

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the years ended June 30, 2004 and June 30, 2003, relative to our ability to continue as a going concern. There is substantial doubt about our ability to continue as a going concern due to our Company's losses from operations and current liabilities exceed current assets. We anticipate that we will incur net losses for the immediate future. We expect our operating expenses to increase significantly, and, as a result, we will need to generate monthly revenue if we are to continue as a going concern. To the extent that we do not generate revenue at anticipated rates, we do not obtain additional funding, or that increases in our operating expenses precede or are not subsequently followed by commensurate increases in revenue, or that we are unable to adjust operating expense levels accordingly, we may not have the ability to continue on as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We Will Require Significant Additional Financing To Sustain Our Operations And Without It We Will Not Be Able To Continue Operations

At March 31, 2005 and June 30, 2004, we had a working capital deficit of $2.4 million and $1.2 million, respectively. The Report of our Independent Registered Public Accounting Firm for the year ended June 30, 2004, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. For the six months ended March 31, 2005 and March 31, 2004, we had an operating cash flow deficit of $1.7 million and $1.3 million, respectively. We currently do not have sufficient financial resources to fund our operations or pay certain existing obligations or those of our subsidiary. Therefore, we need substantial additional funds to continue these operations and pay certain existing obligations.

If obtaining sufficient financing from the U. S. Navy, U. S. Army, HoMedics and/or Cornell Capital Partners were to be unavailable and if we are unable to commercialize and sell our products or technologies, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the funds available under the U. S. Navy and U.S. Army SBIR contracts, HoMedics senior debt agreement and/or the Cornell Capital, Equity Backed Promissory Notes and Standby Equity Distribution Agreement, we may still need additional capital to fully implement our business, operating and development plans. At March 31, 2005 and June 30, 2004, we had a cash balance of $188,000 and $69,000, respectively. Should the financing we require to sustain our working capital needs be unavailable, or prohibitively expensive when we require it, we would be forced to curtail our business operations.

Existing Shareholders will Experience Significant Dilution from Our Sale of Shares under the Standby Equity Distribution Agreement and Any Other Equity Financing


The sale of shares pursuant to the Standby Equity Distribution Agreement with Cornell Capital Partners, the exercise of HoMedics stock warrants or any other future equity financing transaction will have a dilutive impact on our stockholders. At a recent stock price of $0.08, we would have to issue 255,102,041 shares of common stock to draw down the entire $20 million available to us under the Standby Equity Distribution Agreement. We are registering
156,985,871 shares of our common stock under the Standby Equity Distribution Agreement in the accompanying registration statement. The 156,985,871 shares we are registering under the Standby Equity Distribution Agreement would represent approximately 69% of our outstanding common stock upon issuance. In addition, we will pay Cornell Capital Partners a commitment fee under the Standby Equity Distribution Agreement in the form of 2,941,175 shares of common stock, of which 1,470,587 shares will be issued to Cornell Capital Partners on the six (6) month anniversary of the Standby Equity Distribution Agreement and 1,470,588 shares will be issued to Cornell Capital Partners on the twelve (12) month anniversary of the Standby Equity Distribution Agreement. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the Equity Investment Agreement and Standby Equity Distribution Agreement with Cornell Capital. If our stock price is lower, then our existing stockholders would experience greater dilution. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement with Cornell Capital or any other future equity financing transaction, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we do not know the exact amount of funds we will need.


We May Have To Issue Additional Warrants To HoMedics If We Receive Advances Under The Standby Equity Distribution Agreement

In connection with the First Amendment to Master Loan and Investment Agreement with HoMedics, we amended two (2) warrants previously issued by us, issued an additional warrant and agreed to include anti-dilution protection for HoMedics. HoMedics is entitled, under certain circumstances, to anti-dilution protection in order to maintain beneficial ownership of Kronos equal to 30%. The table below shows how many additional warrants we would be required to issue to HoMedics depending on the number of shares to be issued to Cornell Capital Partners under the Standby Equity Distribution Agreement. The new warrants would have an exercise price equal to $0.10 per share as previously agreed upon by Kronos and HoMedics and as stated in the amended warrants.


Market Price:                                                     $0.08          $0.06              $0.04           $0.02
Purchase Price by Cornell Capital Partners:                     $0.0784         $0.0588            $0.0392         $0.0196
No. of shares issued to Cornell Capital partners
  under the Standby Equity Distribution Agreement:          255,102,041      340,136,054       510,204,082     1,020,408,163
No. of Additional Warrants to be issued to HoMedics:         78,959,705      108,112,224       166,421,262      341,348,375

Competition In The Market For Air Movement And Purification Devices May Result In The Failure Of The Kronos(TM) Products To Achieve Market Acceptance

Kronos presently faces competition from other companies that are developing or that currently sell air movement and purification devices. Many of these competitors have substantially greater financial, research and development, manufacturing, and sales and marketing resources than we do. Many of the products sold by Kronos' competitors already have brand recognition and established positions in the markets that we have targeted for penetration. In the event that the Kronos(TM) products do not favorably compete with the products sold by our competitors, we would be forced to curtail our business operations.

Our Failure To Enforce Protection Of Our Intellectual Property Would Have A Material Adverse Effect On Our Business

A significant part of our success depends in part on our ability to obtain and defend our intellectual property, including patent protection for our products and processes, preserve our trade secrets, defend and enforce our rights against infringement and operate without infringing the proprietary rights of third parties, both in the United States and in other countries. Our limited amount of capital impedes our current ability to protect and defend our intellectual property.

The validity and breadth of our intellectual property claims in ion wind generation and electrostatic fluid acceleration and control technology involve complex legal and factual questions and, therefore, may be highly uncertain. Despite our efforts to protect our intellectual proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection.

Our industry is characterized by frequent intellectual property litigation based on allegations of infringement of intellectual property rights. Although we are not aware of any intellectual property claims against us, we may be a party to litigation in the future.

Possible Future Impairment Of Intangible Assets Would Have A Material Adverse Effect On Our Financial Condition

Our net intangible assets of approximately $2.0 million as of March 31, 2005 consist principally of purchased patent technology and marketing intangibles, which relate to the acquisition of Kronos Air Technologies, Inc. in March 2000 and to the acquisition of license rights to fuel cell, computer and microprocessor applications of the Kronos(TM) technology not included in the original acquisition of Kronos Air Technologies, Inc. in May 2003. Intangible assets comprise approximately 81% of our total assets as of March 31, 2005. Intangible assets are subject to periodic review and consideration for potential impairment of value. Among the factors that could give rise to impairment include a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, and projections or forecasts that demonstrate continuing losses associated with these assets. In the case of our intangible assets, specific factors that could give rise to impairment would be, but are not limited to, an inability to obtain patents, the untimely death or other loss of Dr. Igor Krichtafovitch, the lead inventor of the Kronos(TM) technology and Kronos Air Technologies Chief Technology Officer, or the ability to create a customer base for the sale or licensing of the Kronos(TM) technology. Should an impairment occur, we would be required to recognize it in our financial statements. A write-down of these intangible assets could have a material adverse impact on our total assets, net worth and results of operations.

Our Common Stock Is Deemed To Be "Penny Stock," Subject To Special Requirement And Conditions And May Not Be A Suitable Investment

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stocks:

o With a price of less than $5.00 per share;

o That are not traded on a "recognized" national exchange;

o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to resell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

We Rely On Management And Research Personnel, The Loss Of Whose Services Could Have A Material Adverse Effect Upon Our Business

We rely principally upon the services of our senior executive management, and certain key employees, including the Kronos research team, the loss of whose services could have a material adverse effect upon our business and prospects. Competition for appropriately qualified personnel is intense. Our ability to attract and retain highly qualified senior management and technical research and development personnel are believed to be an important element of our future success. Our failure to attract and retain such personnel may, among other things, limit the rate at which we can expand operations and achieve profitability. There can be no assurance that we will be able to attract and retain senior management and key employees having competency in those substantive areas deemed important to the successful implementation of our plans to fully capitalize on our investment in the Kronos(TM) technology, and the inability to do so or any difficulties encountered by management in establishing effective working relationships among them may adversely affect our business and prospects. Currently, we do not carry key person life insurance for any of our executive management, or key employees.

We May Not Be Able To Access Sufficient Funds When Needed Under The Standby Equity Distribution Agreement And The Price Of Our Common Stock Will Affect Our Ability To Draw Down On The Standby Equity Distribution Agreement

Currently, we are dependent upon external financing to fund our operations. Our financing needs are expected to be provided, in large part, by our Standby Equity Distribution Agreement. The amount of each advance under the Standby Equity Distribution Agreement is subject to a maximum amount equal to $1,500,000 and Cornell Capital Partners will retain a fee of 5% of each advance. Because of this maximum advance restriction, we may not be able to access sufficient funds when needed. If the market price of our shares of common stock declines, we would be required to issue more shares of common stock in order to draw down the same dollar amount of an advance than if our stock price were higher. Our Articles of Incorporation currently authorize Kronos to issue 500 million shares. In the event that we do not obtain shareholder approval to amend our Articles of Incorporation and increase our authorized common stock, we will obtain lower net proceeds from the Standby Equity Distribution if the price of our common stock declines.


In addition, there is an inverse relationship between the price of our common stock and the number of shares of common stock, which will be issued under the Standby Equity Distribution Agreement. Based on our recent stock price of $0.08, Cornell Capital Partners would pay us $0.0784 per share and we would have to issue to Cornell Capital Partners 255,102,041 shares of our common stock in order to receive net proceeds equal to $18,915,000 (after the 5% retainiage fee to Cornell Capital Partners and $85,000 in offering expenses) under the Standby Equity Distribution Agreement. If we drew down the entire $20 million under the Standby Equity Distribution Agreement, Cornell Capital Partners would retain a fee equal to $1 million, or 5% of our advances. Pursuant to the Standby Equity Distribution Agreement, Cornell Capital Partners will purchase shares of Kronos common stock for a total discount of 7% of the common stock's market price. We are registering 156,985,871 shares of our common stock under the Standby Equity Distribution Agreement in the accompanying registration statement. Our Articles of Incorporation currently authorize Kronos to issue 500 million shares and, as of May 26, 2005, we had 71,186,345 shares of common stock issued and outstanding. In the event we desire to draw down any available amounts remaining under the Standby Equity Distribution Agreement after we have issued the 156,985,871 shares being registered in the accompanying registration statement, we will have to file a new registration statement to cover such additional shares that we would issue for additional draw downs on the Standby Equity Distribution Agreement. Unless we obtain profitable operations, it is unlikely that we will be able to secure additional financing from external sources other than our Standby Equity Distribution Agreement. Therefore, if we are unable to draw down on our Standby Equity Distribution Agreement, we may be forced to curtail or cease our business operations.

In addition, pursuant to the terms of the Standby Equity Distribution Agreement, Cornell Capital Partners may not own more than 9.9% of our outstanding shares of common stock. In the event Cornell Capital Partners is unable to sell the shares of our common stock that are issued after we receive an advance in order to keep them below 9.9% beneficial ownership, we might not be able to draw down additional funds when needed under the Standby Equity Distribution Agreement. Therefore, if we are unable to draw down on our Standby Equity Distribution Agreement, we may be forced to curtail or cease our business operations.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly

Our common stock is currently traded on the Over-the-Counter Bulletin Board. Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock is thinly traded compared to larger, more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock traded in an active public market. The average daily trading volume of our common stock in December 2004 was 165,555 shares. The high and low bid price of our common stock for the last two years has been $0.450 and $0.085, respectively. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

We May Be Unable To Manage Growth

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

o Establish definitive business strategies, goals and objectives.

o Maintain a system of management controls.

o Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

                         RISKS RELATED TO THIS OFFERING

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Some of our shareholders, including officers and directors are the holders of "restricted securities". These restricted securities may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. As of May 26, 2005, approximately 18,843,310 shares of our common stock are deemed restricted.

Upon completion of this offering, and assuming all shares registered in this offering are resold in the public market, there will be an additional 156,985,871 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 164,848,371 shares of common stock, the number of shares being registered in this offering may be sold. Such sales may cause our stock price to decline.

Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price And Will Have An Incentive To Sell Its Shares

Cornell Capital Partners will purchase shares of our common stock pursuant to the Standby Equity Distribution Agreement at a purchase price that is less than the then-prevailing market price of our common stock. Cornell Capital Partners will have an incentive to sell any shares of Kronos common stock that it purchases pursuant to the Standby Equity Distribution Agreement to realize a gain on the difference between the purchase price and the then-prevailing market price of our common stock. The terms of the Standby Equity Distribution Agreement do not provide Cornell Capital Partners the ability to sell shares of our common stock corresponding to a particular put if those shares have not been delivered by Kronos to Cornell Capital Partners. To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

In addition, pursuant to the Standby Equity Distribution Agreement, Cornell Capital Partners has the ability to sell shares of Kronos common stock corresponding to a particular advance notice by Kronos even if such shares of common stock have not yet been delivered to Cornell Capital Partners. Such sales may cause our stock price to decline.

The Sale Of Material Amounts Of Common Stock Under The Accompanying Registration Statement Could Encourage Short Sales By Third Parties

The significant downward pressure on our stock price caused by the sale of a significant number of shares under the Standby Equity Distribution Agreement could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. Short selling is where a person sells shares of stock not yet owned by that person in the anticipation of being able to buy the stock at a later date at a lower price per share. The presence of short sellers in our common stock may further depress the price of our common stock.

The Price You Pay In This Offering Will Fluctuate

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

The Issuance Of Shares Of Common Stock Under This Offering Could Result In A Change Of Control

We are registering 164,848,371 shares of common stock in this offering. These shares represent approximately 33% of our authorized capital stock and would upon issuance represent approximately 72% of the then issued and outstanding common stock and we anticipate all such shares will be sold in this offering. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to exert significant influence on Kronos in an election of directors.

                           FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to Kronos and how each selling stockholder acquired or will acquire the shares to be sold in this offering is detailed in the information immediately following this table.




                                                        Percentage of     Shares to be
                                                         Outstanding     Acquired under                      Percentage of
                                          Shares            Shares         the Standby                          Shares
                                       Beneficially      Beneficially        Equity         Shares to be     Beneficially
                                       Owned Before      Owned Before     Distribution      Sold in the       Owned After
Selling Stockholder                      Offering        Offering (1)       Agreement         Offering       Offering (1)
----------------------------------    --------------     ------------  ----------------  ---------------     -------------
Cornell Capital Partners, L.P.        5,000,000 (2)             7.02%  156,985,871 (3)   161,985,871 (3)               0%
Richard Sun                               1,425,000             2.00%               --         1,425,000               0%
Fred Gumbinner                              400,000                 *               --           400,000               0%
James Hunt                                  237,500                 *               --           237,500               0%
Walter Mazan                                190,000                 *               --           190,000               0%
Sheldon Katz                                142,500                 *               --           142,500               0%
James Cheng                                 142,500                 *               --           142,500               0%
Robert Balcerak                             142,500                 *               --           142,500               0%
New Vantage Group (4)                       120,000                 *               --           120,000               0%
Newbridge Securities Corporation             62,500                 *               --            62,500               0%
                                      --------------     ------------  ----------------  ---------------     -------------
Total                                     7,862,500            11.04%      156,985,781       164,848,371               0%
                                      ==============     ============  ================  ===============     =============



* Less than 1%.
(1) Applicable percentage of ownership is based on 71,186,345 shares of common stock outstanding as of May 26, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of May 26, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of May 26, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2) Represents 5,000,000 shares of common stock purchased in a private placement.
(3) We are registering 156,985,871 shares of common stock to be resold by Cornell Capital Partners under the Standby Equity Distribution Agreement. In the event we desire to draw down any available amounts remaining under the Standby Equity Distribution Agreement after we have issued the 156,985,871 shares being registered in the accompanying registration statement, we will have to file a new registration statement to cover such additional shares that we would issue for additional draw downs under the Standby Equity Distribution Agreement.
(4) Mr. Bruster Crosby makes the investment decisions for New Vantage Group.

The following information contains a description of the selling stockholder's relationship to Kronos and how the selling stockholder acquired the shares to be sold in this offering. The selling stockholders have not held a position or office, or had any other material relationship, with Kronos, except as follows:

Shares Acquired In Financing Transaction With Kronos

o Cornell Capital Partners, L.P. Cornell Capital Partners is the investor under an equity investment agreement, Equity-Backed Promissory Notes and the Standby Equity Distribution Agreement. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Kronos. That transaction is explained below:

o Standby Equity Distribution Agreement. On October 15, 2004, we entered into a prior Standby Equity Distribution Agreement with Cornell Capital Partners. On January 28, 2005, we mutually agreed to terminate the prior Standby Equity Distribution Agreement. On January 28, 2005, we entered into a new Standby Equity Distribution Agreement with Cornell Capital Partners. On March 28, 2005, we mutually agreed to terminate the January 28, 2005 Standby Equity Distribution Agreement with Cornell Capital Partners. On April 13, 2005, we entered into a new Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of our common stock for a total purchase price of up to $20 million. Pursuant to the Standby Equity Distribution Agreement, Cornell Capital Partners will receive a total underwriting discount on the purchase of our common stock equal to 7%, which consists of the two (2) discounts described below. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Kronos 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 trading days immediately following the notice date. Further, Cornell Capital Partners will retain a fee of 5% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners will receive a commitment fee in the form of 2,941,175 shares of our common stock. Pursuant to the Standby Equity Distribution Agreement, of which 1,470,587 shares will be issued to Cornell Capital Partners on the six (6) month anniversary of the Standby Equity Distribution Agreement and 1,470,588 shares will be issued to Cornell Capital Partners on the twelve (12) month anniversary of the Standby Equity Distribution Agreement. The 2% discount on the purchase of the common stock to be received by Cornell Capital Partners, the commitment fee and the 5% retainage fee are underwriting discounts.

We are registering 156,985,871 shares in this offering that may be resold by Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement in addition to the shares registered in this offering in connection with the commitment fee under the Standby Equity Distribution Agreement.

o $500,000 Equity Investment. On October 15, 2004, Kronos entered into a Securities Purchase Agreement with Cornell Capital Partners. Pursuant to the Securities Purchase Agreement, Kronos sold 5,000,000 shares of Kronos' restricted common stock to Cornell Capital Partners. In connection with the sale of shares of common stock to Cornell Capital Partners, LP, Kronos and Cornell Capital Partners entered into an Investor Registration Rights Agreement, dated October 15, 2004, whereby Kronos is obligated to file a registration statement with the United States Securities and Exchange Commission covering such shares of common stock sold to Cornell Capital Partners.

o $280,000 Equity Investment. On November 16, 2004, Kronos entered into a Securities Purchase Agreement with a group of accredited investors. Pursuant to the Securities Purchase Agreement, Kronos sold 2,800,000 shares of Kronos' restricted common stock to these accredited investors. In connection with the sale of shares of common stock to accredited investors, Kronos and the investors entered into an Investor Registration Rights Agreements, dated November 16, 2004.

There Are Certain Risks Related To Sales By Cornell Capital Partners

There are certain risks related to sales by Cornell Capital Partners, including:

o The outstanding shares are issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater chance that Cornell Capital Partners gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

o To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

o The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stock could encourage short sales by third parties. This could place further downward pressure on the price of the common stock.

Newbridge Securities Corporation is a registered broker-dealer that we engaged to advise us in connection with the Standby Equity Distribution Agreement. Guy Amico makes the investment decisions on behalf of Newbridge Securities Corporation. We paid Newbridge Securities Corporation a fee of $10,000 payable in 62,500 shares of our common stock. Kronos is registering these shares in this offering. Newbridge Securities Corporation received these shares in the ordinary course of business and at the time of the issuance of the shares to be resold, Newbridge Securities Corporation had no agreements or understandings, directly or indirectly, with any person to distribute these shares.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and resold from time to time by the selling stockholders. There will be no proceeds to us from the resale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. Cornell Capital Partners will purchase shares of Kronos' common stock for a total discount of 7% of the common stock's market price.


Kronos is registering 156,985,871 shares of common stock for issuance under the Standby Equity Distribution Agreement. At a recent price of $0.08 per share, Cornell Capital Partners will pay us $0.0784 per share and Kronos would receive net proceeds equal to $11,607,307 (after the 5% retainage fee to Cornell Capital Partners and $85,000 in offering expenses).


For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000 plus 5% retainage payable to Cornell Capital Partners.



Gross Proceeds                  $  4,000,000     $ 10,000,000      $ 15,000,000     $ 20,000,000

5% Retainage                         200,000          500,000           750,000        1,000,000
Offering Expenses                     85,000           85,000            85,000           85,000
                                -------------    -------------     -------------    -------------
Net Proceeds                    $  3,715,000     $  9,415,000      $ 14,165,000     $ 18,915,000
                                =============    =============     =============    =============
Use of Proceeds:
Corporate and Working Capital      3,715,000        9,415,000        14,165,000       18,915,000
                                -------------    -------------     -------------    -------------
Total                           $  3,715,000     $  9,415,000      $ 14,165,000     $ 18,915,000
                                =============    =============     =============    =============


Kronos has represented to Cornell Capital Partners that the net proceeds we receive under the Standby Equity Distribution Agreement will be used for general corporate purposes. The principal reason for us entering into the Standby Equity Distribution Agreement and this offering is that we estimate that achievement of our business plan will require substantial additional funding, including approximately $4,000,000 over the next 12 months. In no event will the net proceeds we receive under the Standby Equity Distribution Agreement be used by Kronos for the payment (or loaned to any such person for the payment) of any judgment, or other liability, incurred by any executive officer, officer, director or employee of Kronos, except for any liability owed to such person for services rendered, or if any judgment or other liability is incurred by such person originating from services rendered to Kronos or Kronos has indemnified such person from liability.

                                    DILUTION

The net tangible book value of our Company as of March 31, 2005 was ($4,949,104) or ($0.0695) per share of common stock outstanding at May 31, 2005. Net tangible book value per share is determined by dividing the tangible book value of our Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our Company, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the standby equity distribution agreement. The following example shows the dilution to new investors at an offering price of $0.0784 per share, which is 98% of a recent share price of $0.08.


If we assume that our Company had issued 255,102,041 shares of common stock under the Standby Equity Distribution Agreement at a recent stock price of $0.08 per share, Cornell Capital Partners would have paid us $0.0784 per share and we would receive net proceeds equal to $18,915,000 (after a retention fee of $1,000,000 retained by Cornell Capital Partners and offering expenses of $85,000), our net tangible book value as of March 31, 2005 would have been $13,965,896 or $0.0428 per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.1123 per share and an immediate dilution to new stockholders of $0.0325 per share. The following table illustrates the per share dilution:




Assumed public offering price per share                                 $0.0784
Net tangible book value per share before this offering   $(0.0695)
Increase attributable to new investors                   $0.1123
                                                         ---------
Net tangible book value per share after this offering                   $0.0428
                                                                        --------
Dilution per share to new stockholders                                  $0.0356
                                                                        ========

The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:



      Assumed                    No. of Shares to be      Dilution Per Share to
   Offering Price                    Issued (1)               New Investors
--------------------           -----------------------  ------------------------
       $0.0784                        255,102,041                $0.0356
       $0.0588                        340,136,054                $0.0248
       $0.0392                        540,204,082                $0.0152
       $0.0196                      1,020,408,163                $0.0068
---------------

(1) Kronos is registering 156,985,871 shares of common stock for issuance under the Standby Equity Distribution Agreement.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary. On October 15, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. On January 28, 2005, we mutually agreed to terminate the Standby Equity Distribution Agreement. On January 28, 2005, we entered into a new Standby Equity Distribution Agreement with Cornell Capital Partners. On March 28, 2005, we mutually agreed to terminate the January 28, 2005 Standby Equity Distribution Agreement with Cornell Capital Partners. On April 13, 2005, we entered into a new Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of our common stock for a total purchase price of up to $20 million. Pursuant to the Standby Equity Distribution Agreement, Cornell Capital Partners will receive a total underwriting discount on the purchase of our common stock equal to 7%, which consists of the two (2) discounts described below. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay us 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date.

Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will retain a fee of 5% of each advance under the Standby Equity Distribution Agreement. In addition, we will pay Cornell Capital Partners a commitment fee under the Standby Equity Distribution Agreement in the form of 2,941,175 shares of common stock, of which 1,470,587 shares will be issued to Cornell Capital Partners on the six (6) month anniversary of the Standby Equity Distribution Agreement and 1,470,588 shares will be issued to Cornell Capital Partners on the twelve (12) month anniversary of the Standby Equity Distribution Agreement. The 2% discount on the purchase of the common stock to be received by Cornell Capital Partners, the commitment fee and the 5% retainage fee are underwriting discounts. In the event the Standby Equity Distribution Agreement is terminated in accordance with the terms of the agreement, or Kronos does not forward any advance notices during the term of the agreement, Cornell Capital Partners will return 2,500,000 shares of common stock issued previously as a commitment fee. We also paid Cornell Capital Partners a non-refundable due-diligence fee equal to $2,500 to defray the costs of performing due diligence on us.

In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received a fee of $10,000 paid in 62,500 shares of our common stock. We paid counsel to Cornell Capital Partners $15,000 for their legal, administrative and escrow fees. In addition, on each advance date, we will pay counsel to Cornell Capital Partners the sum of $500 for additional legal, administrative and escrow fees. Kronos is registering 156,985,871 shares of common stock for the Standby Equity Distribution Agreement pursuant to the accompanying registration statement. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the Standby Equity Distribution Agreement.

Standby Equity Distribution Agreement Explained. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 7 trading days with a maximum of $1,500,000 per advance. A closing will be held 6 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. Pursuant to the Standby Equity Distribution Agreement, within two (2) business days after an advance notice date, Kronos will credit shares of common stock to the balance account with the Depository Trust Company of Cornell Capital Partners' counsel in an amount equal to the amount of the requested advance divided by the closing bid price of the common stock as of the advance notice date multiplied by one point one (1.1). Any excess shares will be credited to the next advance. In no event will the number of shares issuable to Cornell Capital Partners pursuant to an advance cause it to own in excess of 9.9% of the then outstanding common stock of Kronos.

We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $20 million or 24 months after the effective date of the accompanying registration statement, whichever occurs first.

The amount of each advance is limited to a maximum draw down of $1,500,000 every 7 trading days and Cornell Capital Partners will retain a fee of 5% of each advance in addition to purchasing our stock for 98% of the market price. At a recent stock price of $0.08, Cornell Capital Partners would pay us $0.0784 per share and we would have to issue 19,132,653 shares of common stock to Cornell Capital Partners to draw down the maximum advance amount of $1,500,000, of which Cornell Capital Partners will retain $75,000 as a retainage fee. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances are conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock.


We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement. In no event will the number of shares issuable to Cornell Capital Partners pursuant to an advance under the Standby Equity Distribution Agreement cause it to own in excess of 9.9% of the then outstanding common stock of Kronos. Because of this beneficial ownership limitation and depending on Cornell Capital Partner's ability to sell sufficient shares to reduce its holdings, we may not be able to exercise an advance notice in the maximum amount of $1.5 million and our ability to draw down on the Standby Equity Distribution Agreement could be significantly impaired.


We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Based on a recent stock price of $0.08 per share, Cornell Capital Partners would pay us $0.0784 per share and we would issue 255,102,041 shares of common stock to Cornell Capital Partners for net proceeds equal to $18,915,000 (after the 5% retainage fee to Cornell Capital Partners and offering expenses of $85,000). We are registering 156,985,871 shares of common stock to be resold by Cornell Capital Partners pursuant to Standby Equity Distribution Agreement. Assuming we issue the 156,985,871 shares of common stock being registered in the accompanying registration statement under the Standby Equity Distribution Agreement, at a recent stock price of $0.08 per share, Cornell Capital Partners would pay us $0.0784 per share and we would issue 156,985,871 shares to Cornell Capital Partners to receive net proceeds equal to $11,607,307 (after the 5% retainage fee to Cornell Capital Partners and $85,000 in offering expenses. The 156,985,871 shares we are registering under the Standby Equity Distribution Agreement would represent approximately 69% of our outstanding common stock upon issuance.


You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. The issuance of a larger number of shares under the Standby Equity Distribution Agreement may result in a change of control. That is, if all or a significant block of such shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to assume control of Kronos by electing its or their own directors.

You should also be aware that in order for us to utilize the full $20 million available under the Standby Equity Distribution Agreement, it may be necessary for our shareholders to approve an increase in our authorized common stock and for us to register additional shares of common stock. Kronos is authorized in its Articles of Incorporation to issue up to 500,000,000 shares of common stock. As of May 26, 2005, Kronos had 71,186,345 shares of common stock outstanding. Kronos is registering 156,985,871 shares of common stock hereunder to be issued under the Standby Equity Distribution Agreement. You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Standby Equity Distribution Agreement at a recent price of $0.08 per share and 25%, 50% and 75% discounts to the recent price. In addition, in connection with the First Amendment to Master Loan and Investment Agreement with HoMedics (as described more completely in the "Liquidity and Capital Resources" section of "Management's Discussion and Analysis"), we amended two (2) warrants previously issued by us and agreed to include anti-dilution protection for HoMedics. HoMedics is entitled, under certain circumstances, to anti-dilution protection in order to maintain beneficial ownership of Kronos equal to 30%. The table below also shows how many additional warrants Kronos would have to issue to HoMedics pursuant to the anti-dilution provisions in the warrants issued to HoMedics. The new warrants would have an exercise price equal to $0.10 per share as previously agreed upon by Kronos and HoMedics and as stated in the amended warrants.


Market Price:                    $0.08         $0.06             $0.04           $0.02

Purchase Price:                $0.0784        $0.0588           $0.0392         $0.0196

No. of Shares
Issued to Cornell
Capital Partners:       255,102,041(1)   340,136,054(1)   510,204,082(1)    1,020,408,163(1)


Net Proceeds to Kronos  $18,915,000      $18,915,000      $18,915,000          $18,915,000


No. of Additional
Warrants To Be
Issued to HoMedics:        78,957,705      108,112,224      166,421,262      341,348,375


(1) Kronos is registering 156,985,871 shares of common stock under the Standby Equity Distribution Agreement.


Based on our recent stock price of $0.08, Cornell Capital Partners would pay us $0.0784 per share and we would have to issue to Cornell Capital Partners 255,102,041 shares of our common stock in order to receive net proceeds equal to $18,915,000 (after the 5% retainage fee to Cornell Capital Partners and $85,000 in offering expenses) under the Standby Equity Distribution Agreement. If we drew down all amounts available to us under the Standby Equity Distribution Agreement, Cornell Capital Partners would retain a fee equal to $1 million, or 5% of our advances. We are registering 156,985,871 shares of common stock to be resold by Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement. Assuming we issue the number of shares of common stock being registered in the accompanying registration statement to be available under the Standby Equity Distribution agreement, at a recent stock price of $0.08 per share, Cornell Capital Partners would pay us $0.0784 per share and we would issue 156,985,871 shares of common stock to Cornell Capital Partners to receive net proceeds equal to $11,607,307 (after the 5% retainage fee to Cornell Capital Partners and $85,000 in offering expenses). As of May 26, 2005, we had 71,186,345 shares of common stock issued and outstanding.


Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

Pursuant to the Standby Equity Distribution Agreement, we have agreed that during the commitment period of the Standby Equity Distribution Agreement, and except as set forth in our previously filed documents with the Securities and Exchange Commission and as set forth in our loan transaction documents with HoMedics, Inc., we will not (i) issue or sell any of our common stock or preferred stock without consideration or for a consideration per share less than the bid price of our common stock on the date of issuance or (ii) issue or sell any warrant, option, right, contract, call, or other security or instrument granting the holder the right to acquire our common stock without consideration or for a consideration per share less than the bid price of our common stock on the date of issuance.

We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, we will pay to Cornell Capital Partners a one-time commitment fee of in the form of 2,941,175 shares of Kronos common stock, of which, 1,470,587 shares will be issued to Cornell Capital Partners on the six (6) month anniversary of the Standby Equity Distribution Agreement and 1,470,588 shares will be issued on the twelve (12) month anniversary of the Standby Equity Distribution Agreement. In addition, we issued 62,500 shares of common stock to Newbridge Securities Corporation, a registered broker-dealer, as a placement agent fee.

                              PLAN OF DISTRIBUTION


The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected to purchasers by the selling stockholders, (after the 5% retainage fee to Cornell Capital Partners and $85,000 in offering expenses) as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) on the over-the-counter market. In the event our stock is traded on any market other than the over-the-counter market, we will file a post-effective amendment to the accompanying registration statement. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.


Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will receive a total underwriting discount of 7% in connection with its purchase of shares under the Standby Equity Distribution Agreement, which consists of two (2) discounts described below. Cornell Capital Partners will pay us 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. The 2% discount, the 5% retention and the one-time commitment fee are underwriting discounts. We engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received $10,000, which was paid by the issuance of 62,500 shares of our common stock. Pursuant to a Placement Agent Agreement, Newbridge Securities Corporation provided services consisting of reviewing the terms of the Standby Equity Distribution Agreement and advising us with respect to those terms. The Placement Agent Agreement is co-terminus with and will terminate upon the same terms as the Standby Equity Distribution Agreement. Newbridge Securities Corporation is not participating in the distribution of our common stock. Pursuant to the terms of the Placement Agent Agreement, Kronos agreed to advise Newbridge Securities Corporation of any material adverse change in Kronos and to use commercially reasonable efforts to cause a registration statement connection with the Standby Equity Distribution Agreement to be declared effective. In addition, Kronos agreed to indemnify Newbridge Securities Corporation against any and all claims arising out of or based upon any untrue statement of a material fact by Kronos contained in the Placement Agent Agreement and/or any offering materials with respect to the Standby Equity Distribution Agreement.

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

In consideration of Cornell Capital Partners' execution and delivery of the Standby Equity Distribution Agreement, Kronos will indemnify Cornell Capital Partners, and all of its officers, directors, partners, employees and agents, from and against any and all actions, causes of actions, suits, claims, losses, costs, penalties, fees, liabilities and damages incurred by the indemnified party as a result of, or relating to: (i) any misrepresentation or breach of any representation or warranty made by Kronos in the Standby Equity Distribution Agreement or Registration Rights Agreement in connection therewith or any other document contemplated thereby; (ii) any breach of any covenant, agreement or

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

obligation of Kronos contained in the Standby Equity Distribution or the Registration Rights Agreement in connection therewith or any other document contemplated thereby; or (iii) any cause of action, suit or claim brought against such indemnified party and arising out of or resulting from the execution, delivery, performance or enforcement of the Standby Equity Distribution Agreement or any document in connection therewith.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: a SEC registration fee of $1,550, printing expenses of $2,500, accounting fees of $20,000, legal fees of $50,000 and miscellaneous expenses of $10,950. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

The selling stockholders are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including Regulation M. The anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

Cornell Capital Partners is prohibited from short selling and/or other hedging activity pursuant to the terms of the Standby Equity Distribution Agreement. Kronos is not aware of any other selling stockholders' intentions regarding short selling and/or other hedging activity.


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                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The following information should be read in conjunction with the consolidated financial statements of Kronos and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements." For an overview of Kronos please see the section entitled Description of the Business which follows this section.

General

Kronos Advanced Technologies, Inc. is is an application development and licensing company that has developed and patented technology that fundamentally changes the way air is moved, filtered and sterilized. Kronos is pursuing commercialization of its proprietary technology in a limited number of markets; and if we are successful, we intend to enter additional markets in the future. To date, our ability to execute our strategy has been restricted by our limited amount of capital.

Technology Description and Benefits

The Kronos(TM) technology combines high voltage electronics and electrodes. By combining these technologies, a Kronos(TM)-based device can both move and clean air without any moving parts. Kronos(TM) devices are versatile, energy- and cost-efficient and capable of multiple design forms. As a result, Kronos(TM) devices have the potential to be used as a standalone product or to replace a range of heating, ventilation and air conditioning products for residential usage to high efficiency particulate air filtration systems for operating and manufacturing clean rooms.

The proprietary Kronos(TM) technology involves the application of high voltage management across paired electrical grids to create an ion exchange that moves and purifies air. Kronos(TM) technology has numerous valuable characteristics. It moves air and gases at high velocities while removing odors, smoke and particulates and killing pathogens, including bacteria, mold and spores. The technology is cost-effective and is more energy efficient than current alternative fan and filter (including HEPA filter and ultraviolet light based) technologies. Although no commercial products using the Kronos(TM) technology have been sold to date, in August 2004, the Company and its strategic consumer products partner, HoMedics, initiated the transition to mass production of the Kronos-based consumer standalone product line.

A number of the scientific claims of the Kronos(TM) technology have been tested by the U. S. government and a few multi-national companies, including the U. S. Department of Energy, the U. S. Department of Defense, General Dynamics, Underwriters Laboratory, and Intel. Independent laboratory testing has verified the purification capability of the Kronos(TM) technology. Tests conducted at MicroTest Laboratories, LMS Industries and New Hampshire Materials Laboratory demonstrated HEPA Clean Room Class 1000 quality particulate reduction, removal of over 99.97% of 0.1 micron and above size particles, and up to 95% reduction of hazardous gases, including numerous contaminants found in cigarette smoke. Intertek, one of the global leaders for testing electrical and electronic products, performed tobacco smoke elimination tests in accordance with ANSI/AHAM AC-1-1988 standard entitled "American National Standard Method for Measuring Performance of Portable Household Electric Cord-Connected Room Air Cleaners." The test demonstrated a Clean Air Delivery Rate (CADR) for the Kronos air purifier of over 300. These results place the Kronos(TM) device in one of the highest categories of particulate cleaning for standalone devices.

Market Segmentation

Kronos` business development strategy is to sell and license the Kronos(TM) technology to six distinct market segments: (1) air movement and purification (residential, health care, hospitality, and commercial facilities); (2) air purification for unique spaces (cleanrooms, airplanes, automotive, and cruise ships); (3) specialized military (naval vessels, closed vehicles and mobile facilities); (4) embedded cooling and cleaning (electronic devices and medical equipment); (5) industrial scrubbing (produce storage and diesel and other emissions); and (6) hazardous gas destruction (incineration and chemical facilities).

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Kronos` focus is on the first four of these market segments which are described in more detail below. Kronos is currently developing products for the air movement and purification, air purification for unique spaces, and specialized military markets through specific customer contracts. Kronos is currently undertaking research and development in the embedded micro cooling market using Company funds and a third party grant. These contracts and grant are described in more detail in the Technology Application and Product Development section of this filing.

o Air Movement and Purification. Indoor air pollution, including "sick building syndrome" and "building related illness," is primarily caused by inadequate ventilation, chemical contaminants from indoor and outdoor sources and biological contaminants. There is also a demand for smaller devices that move, heat and deodorize the indoor air stream. The addressable air movement and purification segment is made up of four target markets: (1) residential, (2) health care, (3) hospitality and (4) commercial.

o Air Purification for Unique Spaces. Electronics, semiconductor, pharmaceutical, aerospace, medical and many other producers depend on cleanroom technology. As products such as electronic devices become smaller, the chance of contamination in manufacturing becomes higher. For pharmaceutical companies, clean, safe and contaminant-free products are imperative to manufacturing and distributing a viable product. Other potential applications for the Kronos(TM) technology include closed environments such as aircraft, cruise ships and other transportation modes that require people to breathe contaminated, re-circulated air for extended periods. Kronos is building on its product development effort with its strategic partner in the business jet market and the U.S. military to serve other closed environment applications.

o Specialized Military. Military personnel face the worst of all possible worlds: indoor air pollution, often in very confined spaces for extended periods, combined with the threat of biological warfare, nuclear fallout, and other foreign elements. We believe that the military market segment offers Kronos a unique opportunity to leverage the technical and funding resources of the U. S. military to expand Kronos` ability to develop and produce Kronos(TM)-based air movers and purifiers for applications that require these products to be embedded into ventilation systems to address the needs of military personnel.

o Embedded Cooling. Heat generation is becoming a major bottleneck in high density electronics. We believe that the embedded cooling market segment offers Kronos a near term opportunity to develop an alternative to fans for air movement and cooling inside of personal computers , servers and medical diagnostic equipment and a long term opportunity to develop micro channel cooling solutions for next generation microchips.

Technology Application And Product Development

To best serve Kronos` targeted market segments, our Company is developing specific product applications across two distinct product application platforms. A Kronos(TM) device can be either used as a standalone product or can be embedded. Standalone products are self-contained and only require the user to plug the Kronos(TM) device into a wall outlet to obtain air filtration for their home, office or hotel room. Embedded applications of the Kronos(TM) technology require the technology be added into another system such as a building ventilation system for more efficient air movement and filtration or into an electrical device such as computer or medical equipment to replace the cooling fan.

Critical Accounting Policies

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Allowance for Doubtful Accounts. We provide a reserve against our receivables for estimated losses that may result from our customers' inability to pay. These reserves are based on potential uncollectible accounts, aged receivables, historical losses and our customers' credit-worthiness. Should a customer's account become past due, we generally will place a hold on the account and discontinue further shipments and/or services provided to that customer, minimizing further risk of loss.

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Valuation of Goodwill, Intangible and Other Long Lived Assets. We use
assumptions in establishing the carrying value, fair value and estimated lives of our long-lived assets and goodwill. The criteria used for these evaluations include management's estimate of the asset's ability to generate positive income from operations and positive cash flow in future periods compared to the carrying value of the asset, the strategic significance of any identifiable intangible asset in our business objectives, as well as the market capitalization of Kronos. We have used certain key assumptions in building the cash flow projections required for evaluating the recoverability of our intangible assets. We have assumed revenues from the following applications of the Kronos technology: consumer stand-alone devices, assisted care/skilled nursing stand-alone devices, embedded devices in the hospitality industry and in specialized military applications. Expenses/cash out flows in our projections include sales and marketing, production, distribution, general and administrative expenses, research and development expenses and capital expenditures. These expenses are based on management estimates and have been compared with industry norms (relative to sales) to determine their reasonableness. We use the same key assumptions for our cash flow evaluation as we do for internal budgeting, lenders and other third parties; therefore, they are internally and externally consistent with financial statement and other public and private disclosures. We are not aware of any negative implications resulting from the projections used for purposes of evaluating the appropriateness of the carrying value of these assets. If assets are considered to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Useful lives and related amortization or depreciation expense are based on our estimate of the period that the assets will generate revenues or otherwise be used by Kronos. Factors that would influence the likelihood of a material change in our reported results include significant changes in the asset's ability to generate positive cash flow, loss of legal ownership or title to the asset, a significant decline in the economic and competitive environment on which the asset depends, significant changes in our strategic business objectives, and utilization of the asset.

Valuation of Deferred Income Taxes. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The likelihood of a material change in our expected realization of these assets is dependent on our ability to generate future taxable income, our ability to deduct tax loss carryforwards against future taxable income, the effectiveness of our tax planning and strategies among the various tax jurisdictions that we operate in, and any significant changes in the tax treatment received on our business combinations.

Revenue Recognition. We recognize revenue in accordance with Securities and Exchange Commission Staff Bulletin 104 ("SAB 104"). Further, Kronos Air Technologies recognizes revenue on the sale of custom-designed contract sales under the percentage-of-completion method of accounting in the ratio that costs incurred to date bear to estimated total costs. For uncompleted contracts where costs and estimated profits exceed billings, the net amount is included as an asset in the consolidated balance sheet. For uncompleted contracts where billings exceed costs and estimated profits, the net amount is included as a liability in the consolidated balance sheet. Sales are reported net of applicable cash discounts and allowances for returns.

Results Of Operations

Consolidated Statement Of Operations For The Quarter Ended March 31, 2005

The Company's net loss for the nine months ended March 31, 2005 was $5,945,000, compared with a net loss of $1,735,000 for the corresponding period of the prior year. The increase in the net loss was primarily the result of the restructuring of the HoMedics debt (refer to Note 10 - Commitments and Contingencies) which resulted in a non-cash charge to operations of $3,857,000.

The Company's net operating loss for the nine months ended March 31, 2005 increased by 26% to $1,677,000, compared with a net operating loss of $1,336,000 for the corresponding period of the prior year. The $341,000 increase in the net operating loss was primarily the result of an increase in selling, general and administrative expenses ($282,000) and a decrease in gross profit ($59,000).

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

Revenue. Revenues are generated through sales of Kronos(TM) devices, and fees earned from licensing the Kronos(TM) technology and providing technical services to our customers at Kronos Air Technologies, Inc. Revenue for the nine months ended March 31, 2005 was $430,000. These revenues were primarily from our U.S. Navy SBIR Phase II and U. S. Army SBIR Phase II contracts. Revenue of $342,000 recorded during the corresponding period of the prior year was primarily from our HoMedics, U. S. Navy SBIR Phase II and U. S. Army SBIR Phase I and Phase I Option contracts.

Cost of sales. Cost of sales for the nine months ended March 31, 2005 was $375,000 compared to $228,000 for the corresponding period of the prior year, respectively. Cost of sales in the current year was primarily development costs associated with our U. S. Navy SBIR and U. S. Army SBIR contracts. Prior year cost of sales related to revenue from our HoMedics, U. S. Navy SBIR and U. S. Army SBIR contracts.

Gross profit. Gross profit for the nine months ended March 31, 2005 was $55,000 compared to $114,000 for the corresponding period of the prior year because of the increased cost to build products under contract for the U.S. Navy and U.S. Army, partially offset by the increase in revenue from these contracts.

Selling and other general administrative expenses. Selling, general and administrative expenses for the nine months ended March 31, 2005 increased 19% to $1,732,000 compared to $1,450,000 for the corresponding period of the prior year. This $282,000 increase was primarily the result of an increase in compensation and benefits ($263,000) due to the expansion of the Company's research and product development team and an increase in the cost of health benefits, an increase in depreciation and amortization ($84,000) because of the increase in amortization of expenditures for intellectual property development and for research and product development, an increase in insurance ($28,000) because of the increase in directors and officers and product liability insurance, an increase in research and development ($12,000) because the company expanded its development of new products, partially offset by a decrease in professional services ($108,000) because of a decrease in legal and accounting expenses and the capitalization of patent counsel expenditures for the development of the Company's intellectual property.

Loss on Debt Restructuring. Loss on debt restructuring for the nine months ended March 31, 2005 was $3,857,000 and represented the non-cash charge to operations for the cost to restructure the HoMedics debt, including the cost to issue 26 million warrants (refer to Note 10 - Commitments and Contingencies).

Other income. Other income for the nine months ended March 31, 2004 was $22,000 and was consideration earned from the assignment of the Company's stock repurchase rights to Fusion Capital who made a partial repurchase of the Company's stock used in May 2003 to acquire the remaining license rights to the Kronos(TM) technology not included in the original acquisition of Kronos Air Technologies, Inc.

Interest expense. Interest expenses for the nine months ended March 31, 2005 was $411,000 compared to $421,000 for the corresponding period of the prior year.

Consolidated Balance Sheet As Of March 31, 2005

Our total assets at March 31, 2005 and June 30, 2004 were $2,476,000 and $2,497,000, respectively. Total assets at March 31, 2005 were comprised primarily of $2,012,000 of patents/intellectual property, $223,000 of prepaid assets and $188,000 of cash. Total assets at June 30, 2004 were comprised primarily of $2,253,000 of patents/intellectual property. Total current assets at March 31, 2005 and June 30, 2004 were $460,000 and $238,000, respectively, while total current liabilities for those same periods were $2,864,000 and $1,423,000, respectively, creating a working capital deficit of $2,404,000 and $1,186,000 at each respective period end. This 103% increase in the working capital deficit was primarily the result of increases in the current portion of notes payable ($1,511,000) offset by an increase in prepaid assets ($152,000) and in cash ($119,000). The increase in the current portion of notes payable was the result of the Company incurring $2,000,000 in short term debt financing from Cornell Capital Partners, partially offset by the conversion of HoMedics debt form short term to long term ($722,000).

Shareholders' deficit as of March 31, 2005 and June 30, 2004 was $2,937,000 and $1,383,000, respectively. The increase in accumulated deficit ($5,945,000) was partially offset by an increase in paid in capital ($4,391,000) during the nine months ended March 31, 2005.

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

Consolidated Statement Of Operations For The Year Ended June 30, 2004

Our net losses for each of the years ended June 30, 2004 and June 30, 2003 were $2.5 million and $2.8 million, respectively. The decrease in the net loss for the year ended June 30, 2004, as compared to the prior year, was principally the result of a $0.8 million or 28% reduction in operating costs to $2.1 million, partially offset by a $0.4 million or 233% increase in interest expense to $0.6 million.

Revenue. Revenues are generated through sales of services for design and development of Kronos(TM) devices at Kronos Air Technologies, Inc. Revenues for the year ended June 30, 2004 were $533,000 compared with $559,000 in the prior year. Current year revenues were primarily from our HoMedics development agreement, U.S. Navy Small Business Innovative Research Phase II contract, U.S. Army Small Business Innovative Research Phase I and Phase II contracts and our contract with a business jet manufacturer.

Cost of Sales. Cost of sales for the year ended June 30, 2004 was $379,000 compared with $314,000 for the prior year. Cost of sales is primarily research and development costs and material and labor associated with our HoMedics development agreement, U.S. Navy Small Business Innovative Research Phase II contract, U.S. Army Small Business Innovative Research Phase I and Phase II contracts and contract with a business jet manufacturer.

Selling, General and Administrative Expenses. Selling, General and Administrative expenses for the year ended June 30, 2004 decreased $0.8 million from the prior year of $2.1 million. The decrease was principally the result of a $801,000 reduction in professional services, and a $191,000 reduction in compensation and benefits expenses offset by a $156,000 increase in other selling, general and administrative expense. The reduction in professional services was primarily the result of (i) a reduction in legal costs as a result of the completion of the restructuring of the Company in 2003; (ii) a reduction in accounting and auditing expenses as a result of the change in public accountants in August 2003; and a reduction in consulting expenses as a result of Richard F. Tusing, our Chief Operating Officer, as a result of terminating his consulting agreements and entering into a new employment agreement with Kronos in January 2003 and (iii) the completion of a twelve month consulting agreement with the Eagle Rock Group, LLC in March 2003. The increase in other selling, general and administrative expense was primarily the result of an increase in Directors and Officers, general liability and product liability insurance.

Consolidated Balance Sheet As Of June 30, 2004

Our total assets at June 30, 2004 were $2.5 million compared with $3.2 million at June 30, 2003. Total assets at June 30, 2004 and June 30, 2003 were comprised primarily of $2.3 million and $2.5 million, respectively, of patents/intellectual property. Total current assets at June 30, 2004 and 2002 were $238,000 and $724,000, respectively, while total current liabilities for those same periods were $1.4 million and $1.9 million, respectively, creating a working capital deficit of $1.2 million at each respective period end. This working capital deficit is primarily due to the current portion of notes payable due to HoMedics.

Shareholders' deficit as of June 30, 2004 and 2003 was ($1.4 million) and ($1.2 million), respectively. The $2.5 million loss from operations for the twelve months ended June 30, 2004 was offset by the sale and issuance, net of offering costs, of $1.4 million of common stock and by the transfer $0.8 million of warrants from liabilities to shareholders' deficit.

Consolidated Statement Of Operations For The Year Ended June 30, 2003

Our net losses for each of the fiscal years ended June 30, 2003 and June 30, 2002 were $2.8 million. Our net loss from continuing operations for the fiscal year ended June 30, 2003 was $2.8 million compared with a net loss of $3.5 million for the prior year. The decrease in the net loss from continuing operations for the year ended June 30, 2003, as compared to the prior year, was principally the result of a 503% increase in revenue to $559,000 and a 14% reduction in operating costs to $2.9 million.

Revenue. Revenues are generated through sales of services for design and development of Kronos(TM) devices at Kronos Air Technologies, Inc. Revenues for the year ended June 30, 2003 were $559,000 compared with $93,000 in the prior year. June 30, 2003 revenues were primarily from our HoMedics development agreement, U.S. Navy Small Business Innovative Research Phase II contract, U.S. Army Small Business Innovative Research Phase I contract and our contract with a business jet manufacturer.

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

Cost of Sales. Cost of sales for the year ended June 30, 2003 was $314,000 compared with $78,000 for the prior year. Cost of sales is primarily research and development costs and material and labor associated with our HoMedics development agreement, U.S. Navy Small Business Innovative Research Phase II contract, U.S. Army Small Business Innovative Research Phase I contract and contract with a business jet manufacturer.

Selling, General and Administrative Expenses. Selling, General and Administrative expenses for the year ended June 30, 2003 decreased $469,000 from the prior year to $2.9 million. The decrease was principally the result of an $856,000 reduction in professional services, $108,000 reduction in general research and development expenses and $27,000 reduction in other selling, general and administrative expenses off set by a $511,000 increase in compensation and benefits. The reduction in professional services was primarily the result of Daniel R. Dwight, our President and Chief Operating Officer, and Richard F. Tusing, our Chief Operating Officer, terminating their consulting agreements with Kronos in November 2001 and January 2003, respectively, and the completion of a 12 month consulting agreement with the Eagle Rock Group, LLC in March 2003. The increase in compensation and benefits was primarily the result of Messrs. Dwight and Tusing entering into employment contracts with Kronos in November 2001 and January 2003, respectively.

Consolidated Balance Sheet As Of June 30, 2003

Our total assets at June 30, 2003 were $3.2 million compared with $2.4 million at June 30, 2002. Total assets at June 30, 2003 and June 30, 2002 were comprised primarily of $2.5 million and $2.2 million, respectively, of patents/intellectual property. Total current assets at June 30, 2003 and 2002 were $724,000 and $123,000, respectively, while total current liabilities for those same periods were $1.9 million and $1.8 million, respectively, creating a working capital deficit of $1.2 million and $1.7 million at each respective period end. This working capital deficit is primarily due to accrued expenses and payables to directors and officers.

Shareholders' deficit as of June 30, 2003 and 2002 was ($1.2 million) and ($385,000), respectively, representing a decrease of $849,000. The decrease in shareholders' equity is primarily the result of incurring a $2.8 million loss from continuing operations for the twelve months ended June 30, 2003, offset by the sale and issuance, net of offering costs, of $986,000 of common stock and the sale of $893,000 of unexercised warrants.

Liquidity And Capital Resources

Historically, we have relied principally on the sale of common stock and secured debt and customer contracts for research and product development to finance our operations.

On October 15, 2004, Kronos entered into a Securities Purchase Agreement with Cornell Capital Partners. Pursuant to the Securities Purchase Agreement, Kronos sold 5,000,000 shares of Kronos' restricted common stock to Cornell Capital Partners. In connection with the sale of shares of common stock to Cornell Capital Partners, Kronos and Cornell Capital Partners entered into an Investor Registration Rights Agreement, dated October 15, 2004, whereby Kronos is obligated to file a registration statement with the United States Securities and Exchange Commission no later than thirty days from October 15, 2004 covering such shares of common stock sold to Cornell Capital Partners.

On October 15, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. On January 28, 2005, we mutually agreed to terminate the Standby Equity Distribution Agreement. On January 28, 2005, Kronos entered into a new Standby Equity Distribution Agreement with Cornell Capital Partners. On March 28, 2005, we mutually agreed to terminate the January 28, 2005 Standby Equity Distribution Agreement with Cornell Capital Partners. On April 13, 2005, we entered into a new Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, Kronos may, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $20 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Kronos 98% of, or a 2% discount to, the lowest volume weighted average price of Kronos' common stock on the Over-the-Counter Bulletin Board or other principal market on which Kronos' common stock is traded for the five days immediately following the notice date. Cornell Capital Partners will also retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partner's obligation to purchase shares of Kronos' common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including Kronos obtaining an effective registration statement for shares of common stock sold under the Standby Equity

Distribution Agreement and is limited to $1,500,000 per advance. This must be a minimum of seven (7) trading days between each requested advance. In no event will the number of shares issuable to Cornell Capital Partners pursuant to an advance under the Standby Equity Distribution Agreement cause it to own in excess of 9.9% of the then outstanding common stock of Kronos. Because of this beneficial ownership limitation and depending on Cornell Capital Partner's ability to sell sufficient shares to reduce its holdings, we may not be able to exercise an advance notice in the maximum amount of $1.5 million and our ability to draw down on the Standby Equity Distribution Agreement could be significantly impaired. Cornell Capital Partners will be paid a one-time commitment fee in the form of 2,941,177 restricted shares of Kronos' common stock under the Standby Equity Distribution Agreement, of which 1,470,587 shares will be issued on the on the six (6) month anniversary of the Standby Equity Distribution Agreement and 1,470,588 shares will be issued on the on the twelve (12) month anniversary of the Standby Equity Distribution Agreement.

Kronos engaged Newbridge Securities Corporation, a registered broker-dealer, to advise it in connection with the Standby Equity Distribution Agreement. For its services, Kronos agreed to issue Newbridge Securities Corporation 62,500 shares of our common stock.

In addition, Kronos and Cornell Capital Partners agreed that Cornell Capital Partners shall lend Kronos an aggregate of $4,000,000 pursuant to two (2) Equity-Backed Promissory Notes, each in the principal amount of $2,000,000. Cornell Capital Partners loaned $2,000,000 upon the filing on December 16, 2004 with the United States Securities and Exchange Commission (the "SEC") of the accompanying registration statement pursuant to the Investor Registration Rights Agreement. Cornell Capital Partners is obligated to lend the remaining $2,000,000 upon such registration statement being declared effective by the SEC. The December 2004 Equity-Backed Promissory Note was canceled and replaced with an Equity-Backed Promissory Note dated March 7, 2005 in the same principal amount. We have not determined whether we will utilize the additional $2,000,000 Promissory Note. The principal amount of each note is payable in equal weekly installments of $50,000 plus twelve percent (12%) interest on the outstanding principal balance starting on the earlier to occur of: (i) the registration statement being declared by the SEC; or (ii) twelve (12) weeks from the date such note is executed. Upon an event of default under the note, the holder may convert any unpaid principal and accrued interest into shares of Kronos' common stock at a price per share equal to 70% of the lowest closing bid price of the common stock for the thirty (30) trading days immediately preceding the conversion date. If shares of Kronos' common stock are issued pursuant to conversion of the note, the shares will not be issued under our Standby Equity Distribution Agreement. Any conversion shares will not be registered with the Securities and Exchange Commission and, therefore, will be restricted shares that may not be resold without registration under the Securities Act of 1933, as amended, or a valid exemption from the registration requirements of the Securities Act.

In October 2004, HoMedics agreed to extend repayment of Kronos debt and to provide an additional $1 million in funding. HoMedics has agreed to provide Kronos with an additional $1 million in financing - $925,000 in secured debt financing and $75,000 for the purchase of additional warrants. The $925,000 will be paid to Kronos upon Kronos achieving three milestones: (i) $175,000 shall be funded upon delivery and successful testing of electronic boards and power supplies from Kronos' contract manufacturing partner, (ii) $250,000 shall be funded upon obtaining tooling of the current prototype configuration and device testing and performing to HoMedics' specifications, and (iii) $500,000 shall be funded upon the initial sale of Kronos-based air purifiers by HoMedics. In addition, quarterly debt payments and the maturity date for existing debt have been extended. Quarterly payments due on the outstanding $2.4 million in secured debt financing, which had been scheduled to begin in August 2004, will be due the earlier of Kronos receipt of royalty payments from HoMedics sale of Kronos-based air purification products or two years. The maturity date of the $2.4 million in debt has been extended from May 2008 to October of 2009; the maturity date on the $925,000 will also be October 2009. The interest rate will remain at 6% for the $2.4 million in debt; the rate will also be 6% on the additional debt. HoMedics increased their potential equity position in Kronos to 30% of Kronos common stock on a fully diluted basis.

In addition, in connection with the First Amendment to Master Loan and Investment Agreement, Kronos issued to HoMedics a warrant to purchase 26,507,658 shares of Kronos' common stock. The warrant is exercisable for a period of ten
(10) years from the date of issuance. The exercise price is $0.09 per share. In consideration for the warrant, HoMedics delivered to Kronos $75,000 by funding the closing fees owed by Kronos and HoMedics agreed to amend two (2) warrants previously issued by Kronos by removing the anti-dilution protection previously granted to HoMedics. Kronos agreed to include new anti-dilution protection in the new warrant. HoMedics is entitled, under certain circumstances, to anti-dilution protection in order to maintain beneficial ownership of Kronos equal to 30%. In addition, Kronos agreed to grant HoMedics piggy-back registration rights and one (1) demand registration right with respect to any shares of common stock of Kronos that HoMedics may acquire pursuant to the two
(2) previously issued warrants and the warrant issued on October 25, 2004 in connection with the First Amendment to Master Loan and Investment Agreement. HoMedics also agreed not to exercise any warrants until one year after the effective date of the registration statement to be filed pursuant to the Investor Registration Rights Agreement.

Net cash flow used in operating activities was $1.7 million for the nine months ended March 31, 2005. We were able to satisfy most of our cash requirements for this period from the proceeds of the sale of equity to Cornell Capital Partners and a group of accredited investors, the first $2 million Equity-Backed Promissory Note with Cornell Capital Partners and our U.S. Navy and U.S. Army Phase II contracts.

In June 2001, we entered into a common stock purchase agreement with Fusion Capital. Pursuant to this agreement, we have sold approximately 6 million shares of our common stock and have received $1.3 million. In August 2002, we terminated our common stock purchase agreement dated June 19, 2001 and entered into a new common stock purchase agreement with Fusion Capital. Pursuant to this second common stock purchase agreement, we sold approximately 12.1 million shares of our common stock and have received $1.9 million. On November 2, 2004, Kronos and Fusion Capital mutually agreed to terminate their existing common stock purchase agreement dated August 12, 2002.

We estimate that achievement of our business plan will require substantial additional funding including approximately $4,000,000 over the next 12 months. We anticipate that the source of funding will be obtained pursuant to senior debt funding from the HoMedics Secured Promissory Notes; the Equity-Backed Promissory Notes and the Standby Equity Distribution Agreement; and/or the sale of additional equity in our Company, cash flow generated from government grants and contracts, and cash flow generated from customer revenue. There are no assurances that these sources of funding will be adequate to meet our cash flow needs.

Our Report of Independent Registered Public Accounting Firm includes an explanatory paragraph to their audit opinions issued in connection with our 2004 and 2003 consolidated financial statements that states that we do not have significant cash or other material assets to cover our operating costs. Our ability to obtain additional funding will largely determine our ability to continue in business. Accordingly, there is substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We can make no assurance that we will be able to successfully develop, manufacturer and sell commercial products on a broad basis. While attempting to make this transition, we will be subject to all the risks inherent in a growing venture, including, but not limited to, the need to develop and manufacture reliable and effective products, develop marketing expertise and expand our sales force.

                             DESCRIPTION OF BUSINESS

General


Kronos Advanced Technologies, Inc. is an application development and licensing company that has developed and patented technology that fundamentally changes the way air is moved, filtered and sterilized. Kronos is pursuing commercialization of its proprietary technology in a limited number of markets; and if we are successful, we intend to enter additional markets in the future. To date, our ability to execute our strategy has been restricted by our limited amount of capital.


Technology Description and Benefits

The Kronos(TM) technology combines high voltage electronics and electrodes. By combining these technologies, a Kronos(TM)-based device can both move and clean air without any moving parts. Kronos(TM) devices are versatile, energy- and cost-efficient and capable of multiple design forms. As a result, Kronos(TM) devices have the potential to be used as a standalone product or to replace a range of heating, ventilation and air conditioning products for residential usage to high efficiency particulate air filtration systems for operating and manufacturing clean rooms.

The proprietary Kronos(TM) technology involves the application of high voltage management across paired electrical grids to create an ion exchange that moves and purifies air. Kronos(TM) technology has numerous valuable characteristics. It moves air and gases at high velocities while removing odors, smoke and particulates and killing pathogens, including bacteria, mold and spores. The technology is cost-effective and is more energy efficient than current alternative fan and filter (including HEPA filter and ultraviolet light based) technologies. Although no commercial products using the Kronos(TM) technology have been sold to date, in August 2004, the Company and its strategic consumer products partner, HoMedics, initiated the transition to mass production of the Kronos-based consumer standalone product line.

A number of the scientific claims of the Kronos(TM) technology have been tested by the U. S. government and a few multi-national companies, including the U. S. Department of Energy, the U. S. Department of Defense, General Dynamics, Underwriters Laboratory, and Intel. Independent laboratory testing has verified the purification capability of the Kronos(TM) technology. Tests conducted at MicroTest Laboratories, LMS Industries and New Hampshire Materials Laboratory demonstrated HEPA Clean Room Class 1000 quality particulate reduction, removal of over 99.97% of 0.1 micron and above size particles, and up to 95% reduction of hazardous gases, including numerous contaminants found in cigarette smoke. Intertek, one of the global leaders for testing electrical and electronic products, performed tobacco smoke elimination tests in accordance with ANSI/AHAM AC-1-1988 standard entitled "American National Standard Method for Measuring Performance of Portable Household Electric Cord-Connected Room Air Cleaners." The test demonstrated a Clean Air Delivery Rate (CADR) for the Kronos air purifier of over 300. These results place the Kronos(TM) device in one of the highest categories of particulate cleaning for standalone devices.

Market Segmentation

Kronos` business development strategy is to sell and license the Kronos(TM) technology to six distinct market segments: (1) air movement and purification (residential, health care, hospitality, and commercial facilities); (2) air purification for unique spaces (cleanrooms, airplanes, automotive, and cruise ships); (3) specialized military (naval vessels, closed vehicles and mobile facilities); (4) embedded cooling and cleaning (electronic devices and medical equipment); (5) industrial scrubbing (produce storage and diesel and other emissions); and (6) hazardous gas destruction (incineration and chemical facilities).

Kronos` focus is on the first four of these market segments which are described in more detail below. Kronos is currently developing products for the air movement and purification, air purification for unique spaces, and specialized military markets through specific customer contracts. Kronos is currently undertaking research and development in the embedded micro cooling market using Company funds and a third party grant. These contracts and grant are described in more detail in the Technology Application and Product Development section of this filing.

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

o Air Movement and Purification. Indoor air pollution, including "sick building syndrome" and "building related illness," is primarily caused by inadequate ventilation, chemical contaminants from indoor and outdoor sources and biological contaminants. There is also a demand for smaller devices that move, heat and deodorize the indoor air stream. The addressable air movement and purification segment is made up of four target markets: (1) residential, (2) health care, (3) hospitality and (4) commercial.

o Air Purification for Unique Spaces. Electronics, semiconductor, pharmaceutical, aerospace, medical and many other producers depend on cleanroom technology. As products such as electronic devices become smaller, the chance of contamination in manufacturing becomes higher. For pharmaceutical companies, clean, safe and contaminant-free products are imperative to manufacturing and distributing a viable product. Other potential applications for the Kronos(TM) technology include closed environments such as aircraft, cruise ships and other transportation modes that require people to breathe contaminated, re-circulated air for extended periods. Kronos is building on its product development effort with its strategic partner in the business jet market and the U.S. military to serve other closed environment applications.

o Specialized Military. Military personnel face the worst of all possible worlds: indoor air pollution, often in very confined spaces for extended periods, combined with the threat of biological warfare, nuclear fallout, and other foreign elements. We believe that the military market segment offers Kronos a unique opportunity to leverage the technical and funding resources of the U. S. military to expand Kronos` ability to develop and produce Kronos(TM)-based air movers and purifiers for applications that require these products to be embedded into ventilation systems to address the needs of military personnel.

o Embedded Cooling. Heat generation is becoming a major bottleneck in high density electronics. We believe that the embedded cooling market segment offers Kronos a near term opportunity to develop an alternative to fans for air movement and cooling inside of personal computers , servers and medical diagnostic equipment and a long term opportunity to develop micro channel cooling solutions for next generation microchips.

Technology Application and Product Development

To best serve Kronos` targeted market segments, our Company is developing specific product applications across two distinct product application platforms. A Kronos(TM) device can be either used as a standalone product or can be embedded. Standalone products are self-contained and only require the user to plug the Kronos(TM) device into a wall outlet to obtain air filtration for their home, office or hotel room. Embedded applications of the Kronos(TM) technology require the technology be added into another system such as a building ventilation system for more efficient air movement and filtration or into an electrical device such as computer or medical equipment to replace the cooling fan.

Standalone Platform

o Consumer Products. In October 2002, Kronos Air Technologies, Inc., and HoMedics USA, Inc. executed a Licensing Agreement granting HoMedics certain rights with respect to the distribution of the Kronos(TM) proprietary technology to the consumer. The agreement provides for exclusive North American, Australian and New Zealand retail distribution rights for next generation consumer air movement and purification products based on the patented Kronos(TM) technology. In August 2004, the Company and HoMedics initiated the transition to mass production of the Kronos-based consumer standalone product line. Preparing to meet these goals entails the use of Kronos` technical resources and HoMedics` product development and international production expertise. Select third party vendors, including experts in electronics, software and gas sensors, are integral resources in this process. While HoMedics is managing production of the finished product, Kronos is managing the production of our proprietary power supply and related circuitry.

We believe the Company has successfully completed the development of a Kronos-based consumer standalone air purifier that is an efficient, high quality product which is cost effective and easy to operate. In August 2004, the Company and HoMedics initiated the transition to mass production of the Kronos-based consumer standalone product line. In October 2004, Kronos received its first shipment of electronics from Flextronics International USA, Inc. In November, Kronos successfully tested the technical hardware and related power supplies manufactured by Flextronics, including the successful incorporation of gas sensors. The gas sensors were developed in conjunction with a leading gas sensing technology supplier for Kronos` unique operating requirements. In February 2005, Kronos and HoMedics began expanding production development beyond the initial prototypes and initiated increased product testing to complete the product claims platform. In March and April 2005, Kronos modified the HoMedics design and ordered prototype production devices from Kronos' preferred vendor along with select components from HoMedics preferred vendors. Kronos is continuing to prepare for mass production of the electronics for each of the products in the air purification product line. Kronos expects begin to receive larger quantities of electronics and gas sensors in May 2005 for installation and testing in prototype production devices.

The initial term of the agreement is three and one half years from the initial sale of consumer air purification products by HoMedics, which shall be no later than December 31, 2006, with the option to extend the Licensing Agreement for six additional years. Kronos was compensated through an initial royalty payment and will receive ongoing quarterly royalty payments based on a percentage of sales. HoMedics will pay minimum royalty payments of at least $2 million during the initial three and a half year term and on-going royalty payments to extend the agreement. Kronos will retain the rights to all of its intellectual property.

HoMedics commitment includes funding a marketing and advertising campaign to promote the Kronos(TM)-based product line. The products will be distributed by HoMedics. HoMedics currently distributes their products through major domestic retailers, including Wal-Mart, Home Depot, Sears, Bed Bath & Beyond, and Linens `N Things.

o Commercial Products. Kronos is seeking to leverage its consumer product development work to market and sell our own commercial line of standalone air purifiers. This commercial line of Kronos-based air purifiers will target to address the specific air quality issues, including odors, bacteria and viruses, found in most nursing home and assisted living, healthcare and other commercial facilities. Kronos is using the new research and product development personnel, equipment and software acquired with the Cornell investment proceeds to build demonstration products, which the Company intends to install in select nursing home, assisted living and hospitality facilities in North America for demonstrating the benefits of the Kronos technology to the commercial marketplace.

o Other Standalone Products. Utilizing our recently expanded product development resources, Kronos completed the initial design, development and production of a series of small multifunctional devices that can be used as space heaters, disinfectors, deodorizers and/or fans. Based on the proprietary Kronos technology, these devices are currently undergoing testing and evaluation. Kronos is assessing potential strategic partners for manufacturing, marketing, selling and distributing these Kronos-based products.

Embedded Platform

o Military Products. The U. S. Department of Defense and Department of Energy have provided Kronos with various grants and contracts to develop, test and evaluate the Kronos(TM) technology for embedded applications. Kronos has developed several commercial and industrial applications, including the retrofit of berthing fan systems and embedded air movement systems for U. S. Navy Aegis Class destroyers.

U.S. Navy SBIR Contracts. In November 2002, the U. S. Navy awarded Kronos a Small Business Innovation Research Phase II contract worth $580,000, plus an option of $145,000. The Phase II contract (commercialization phase) is an extension of the Phase I and the Phase I Option work that began in 2001. It is intended that the Kronos(TM) devices developed under this contract will be embedded in existing HVAC systems in order to move air more efficiently than traditional, fan-based technology. Kronos has completed production of an advanced distributive air management system and is completing testing and evaluation prior to delivering the product to Northrop Grumman. Kronos has completed production of an advanced air management system and is awaiting product testing and evaluation by Northrop Grumman.

During Phase II, Kronos developed and produced a fully controlled device that represents a "cell" of an advanced distributive air management system with medium capacity airflow in a U. S. Navy unique environment. The "cell" has been designed to be easily adjustable to a variety of parameters such as duct size, airflow requirements, and air quality. The goal of this development work is to significantly reduce or replace altogether the current HVAC air handling systems on naval ships. During the term of the contract, Kronos designed a new generation power supply, improved the efficiency of the core technology to allow for increased air movement and filtration, and initiated selection with the U.
S. Navy of the specifications for the commercial products. Kronos is scheduled to ship the finished product to Northrop Grumman for testing and evaluation in May 2005. As of March 31, 2005, the U. S. Navy had provided Kronos with $580,000 in funding for this effort.

As part of its air management system, Kronos has developed and intends to test the air filtration mechanism capable of performing to HEPA quality standards. We believe that Kronos(TM) devices could replace current HEPA filters with a permanent, easily cleaned, low-cost solution. Among the technical advantages of the Kronos(TM) technology over HEPA filters is the ability of the Kronos-based devices to eliminate the energy burden on air handling systems, which must generate high levels of backpressure necessary to move air through HEPA-based systems. Kronos-based devices enhance the air flow while providing HEPA level filtration.

We believe that during the option portion of the contract, Kronos(TM) technology's ability to kill bacteria and other pathogens will be confirmed and expanded to a wide range of pathogens for space disinfection and bio-terrorist attacks. We believe the Kronos(TM) technology can kill all or most airborne pathogens regardless of their nature, genetic structure, robustness, or method of delivery.

Kronos is pursuing Phase III (production phase) support for the Kronos(TM)-based advanced distributive air management system being developed under Phase II. Kronos is working with Northrop Grumman and others in this regard.

U.S. Army SBIR Contracts. In August 2003, Kronos was awarded the option on its
U. S. Army Small Business Innovation Research Phase I contract bringing the value of the Phase I contract award to $120,000. In October 2003, the U.S. Army awarded Kronos the Small Business Innovation Research Phase II contract. The contract is worth $369,000. The contract is to develop Kronos` proprietary Electrostatic Dehumidification Technology ("EDT"). Kronos initiated work under the Phase II contract in December 2003. In December 2004, the U. S. Army extended the first year of the contract until February 2005. In February 2005, the Army agreed not to pursue the Phase II option. As of March 31, 2005, the U.
S. Army had provided Kronos with $275,000 in funding for this effort under the Phase II contract and another $49,000 was invoiced by Kronos during the quarter ended March 31, 2005.

Kronos is seeking to leverage its military application development work with the
U. S. Navy to develop and produce air handlers and purifiers for commercial and industrial facilities. A future potential commercial line of Kronos(TM)-based air handlers and purifiers would attempt to address the specific air quality issues, including bacteria and other germs, found in large enclosed spaces such as office buildings and multi-dwelling residential complexes, while providing more efficient air movement.

o Transportation Products. In January 2003, Kronos extended its work into the transportation industry by signing a Development and Acquisition Agreement with a premier business jet manufacturer. The Agreement was the direct result of initial prototype development work performed by the Kronos Research Team with input from the customer in 2002. The Kronos(TM) devices being designed and manufactured under this contract will need to meet all FAA safety standards, including environmental, flammability and electromagnetic interference (EMI). The Company has completed product design and development based on the customer's specific product application requirements. We are currently testing and evaluating the prototype product.

Kronos is seeking to leverage its business jet application development work to develop and produce air handlers and purifiers for the commercial aviation and automotive markets. A future potential commercial line of Kronos(TM)-based air handlers and purifiers would attempt to address the specific air quality issues, including exhaust and viruses, found in enclosed spaces occupied by multiple people for extended periods of time, while providing more efficient air movement within unique space constraints.

o Microelectronics Cooling Products. In December 2004, Kronos and the University of Washington were awarded funding for a research and technology development project entitled "Heat Transfer Technology for Microelectronics and MEMS" by the Washington Technology Center ("WTC"). The objective of the project is to develop a novel energy-efficient heat transfer technology for cooling microelectronics. Thermal management for microelectronics and MEMS systems is a challenge. Existing cooling devices aren't meeting increasing needs for energy consumption and heat dissipation. Kronos air handling technology is an emerging technology that uses an electric field to exert force on ionized gas. Kronos is attempting to develop an improved microchip air handling system that is smaller in size,

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

has high speed airflow, allows more targeted delivery of cooling to areas of highest heat and is compatible with current processes. Kronos stated that the WTC will contribute $40,000 to the project, with Kronos contributing $8,000, plus $32,000 in in-kind services, including use of the Kronos Research and Product Development Facility.

Patents and Intellectual Property

o Seven U.S. Patents Allowed for Issuance. Kronos has received notification that seven of its patents have been allowed for issuance by the United States Patent and Trademark Office. These patents are considered utility patents which describe fundamental innovations in the generation, management and control of Electrostatic Fluids, including air movement, filtration and purification. Each of the patents contain multiple part claims for both general principles as well as specific designs for incorporating the Kronos technology into air movement, filtration and purification products. The patents provide protection for both specific product implementations of the Kronos technology, as well as more general processes for applying the unique attributes and performance characteristics of the technology.


               Date                Patent Title                Description                Protection
               ----                ------------                -----------                ----------
            April 2005       Electrostatic Fluid        placement, utilization               2022
                             Accelerator Design         and geometries of the
                             Geometries                 electrodes - impacts air
                                                        flow

          December 2004      Spark Management Method    analysis, detection and              2021
                             and Device                 prevention of sparks in
                                                        a high voltage field -
                                                        creating safe, effective
                                                        electrostatic technology
                                                        products

          November 2004      Electrostatic Fluid        electrode design                     2021
                             Accelerator - Electrode    geometries and
                             Design Geometries          attributes - achieve
                                                        unique air movement and
                                                        purification performance

           October 2004      Electrostatic Fluid        management and control               2021
                             Accelerator - Power        to produce air flow
                             Supply Management and      rates, high efficiency
                             Control                    particulate removal and
                                                        biological destruction

            April 2004       Electrostatic Fluid        using an electrostatic               2021
                             Accelerator for and a      fluid accelerator to
                             Method of Controlling      produce commercially
                             Fluid                      useful air flow rates

          December 2003      Method of and Apparatus    enhancements to core                 2020
                             for Electrostatic Fluid    technology for producing
                             Acceleration Control of    ion discharge to create
                             a Fluid Flow               air movement and base
                                                        level filtration

           January 2003      Electrostatic Fluid        core technology for                  2019
                             Accelerator                producing ion discharge
                                                        to create air movement
                                                        and base level filtration

o First International Patent Allowed for Issuance. In November 2004, Kronos received formal notification from the Commonwealth of Australian Patent Office indicating that its application entitled "Electrostatic Fluid Accelerator" has been examined and allowed for issuance as an Australian patent (#773626). There are a number of other patent applications corresponding to Kronos` seven U.S. Patents that have been filed and are pending outside of the United States.

o Additional Patent Applications. A number of additional patent applications have been filed for, among other things, the control and management of electrostatic fluid acceleration. These additional patent applications are either being examined or are awaiting examination by the Patent Office.

Employees

On May 26, 2005, Kronos and its subsidiaries had eleven full-time employees. Of the total number of full-time employees, one works in general management, eight in research and product development, one in marketing and sales and operations, and none are employed in administrative and other support positions. None of the employees are represented by unions. There has been no disruption of operations due to a labor dispute. We consider our relations with our employees to be good.

























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                                   MANAGEMENT

Our directors and executive officers and their ages as of May 26, 2005 are as follows:



NAME                            AGE            POSITION
----------------------          ---            ---------------------------------
Daniel R. Dwight                 45            Director; President and Chief
                                               Executive Officer
Richard F. Tusing                46            Director; Chief Operating Officer
James P. McDermott               43            Director
Milton J. Segal                  60            Director


--------------
On April 21, 2005, Spencer Browne, a Member of the Kronos Board of Directors passed away. Mr. Browne had served as a Board Member since August 2003.

Daniel R Dwight, 45, has served as a Director of Kronos since November 2000, and as a Director and Chief Executive Officer of Kronos Air Technologies since January 2001. Effective October 16, 2001, Mr. Dwight was appointed President and Chief Executive Officer of Kronos. Effective January 1, 2004, Mr. Dwight was appointed Acting Chief Financial Officer of Kronos. He has extensive experience in private equity and operations in a wide variety of high growth and core industrial businesses. Mr. Dwight spent 17 years with General Electric including 10 years of operations, manufacturing, and business development experience with GE's industrial businesses, and seven years of international investment and private equity experience with GE Capital. He has had responsibility for over a $1 billion in merger and acquisition and private equity transactions at GE. Mr. Dwight initiated GE Capital's entry in the Asia private equity market. Between 1995 and 1999, the Asian equity portfolio grew to include consolidations, leveraged buyouts, growth capital and minority investments in diverse industries, including information technology, telecommunications services, consumer products, services and distribution, and contract manufacturing. Since 1982, Mr. Dwight has held other leadership positions domestically and internationally with GE Capital, as well as senior positions with GE Corporate Business Development (1989-1992) and GE Corporate Audit Staff (1984-1987). Mr. Dwight is a member of the American Association of Heating, Refrigeration and Air-Conditioning Engineers, Inc. (ASHRAE) and holds an MBA in Finance and Marketing with Honors from The University of Chicago Graduate School of Business and a B.S. in Accounting with Honors from the University of Vermont.

Richard F. Tusing, 46, has served as a Director of Kronos since October 2000 and as a Director of Kronos Air Technologies since January 2001 and was appointed Chief Operating Officer on January 1, 2002. Mr. Tusing has had extensive experience in developing new enterprises, negotiating the licensing of intellectual property rights, and managing technical and financial organizations, and has more than 20 years of business development, operations, and consulting experience in the technology and telecommunications industries. Prior to his services to Kronos, Mr. Tusing spent four years in executive management with several emerging technology companies, 14 years in various managerial and executive positions with MCI Communications Corporation, and three additional years in managerial consulting. From 1982-1996, Mr. Tusing held multiple managerial and executive positions with MCI Communications Corporation. From 1994-1996, he served as MCI's Director of Strategy and Technology, managing MCI's emerging technologies division (having primary responsibility for evaluating, licensing, investing in, and acquiring third-party technologies deemed of strategic importance to MCI), and also oversaw the development of several early-stage and venture-backed software and hardware companies; in this capacity, Mr. Tusing managed more than 100 scientists and engineers developing state-of-the-art technologies. From 1992-1994, Mr. Tusing founded MCI Metro, MCI's entree into the local telephone services business and, as MCI Metro's Managing Director, managed telecommunications operations, developed financial and ordering systems, and led efforts in designing its marketing campaigns. From 1990-1992, he served as Director of Finance and Business Development for MCI's western region. From 1982-1990, Mr. Tusing held other management and leadership positions within MCI, including service as MCI's Pacific Division's Regional Financial Controller, Manager of MCI's Western Region's Information Technology Division, and led MCI's National Corporate Financial Systems Development Organization. Mr. Tusing received B.S. degrees in business management and psychology from the University of Maryland in 1979.

James P. McDermott, 43 became a Director of Kronos in July 2001. Mr. McDermott has over 20 years of financial and operational problem-solving experience. Mr. McDermott is a co-founder and is currently a Managing Director of Eagle Rock Advisors, LLC, the Manager for The Eagle Rock Group, LLC. From 1992 through 2000, Mr. McDermott held various managerial and executive positions with PennCorp Financial Group, Inc. and its affiliates. From 1998 through 2000, Mr. McDermott was Executive Vice-President and Chief Financial Officer of PennCorp Financial Group. While serving in this position, Mr. McDermott was one-third of the executive management team that was responsible for developing and implementing operational stabilization, debt reduction and recapitalization plans for the company. From 1995 through 1998, Mr. McDermott served as Senior Vice-President of PennCorp Financial Group. Mr. McDermott worked closely with the Audit Committee of the Board of Directors on evaluating the PennCorp's accounting and actuarial practices. In addition, Mr. McDermott was responsible for developing a corporate-wide technology management program resulting in technology convergence and cost savings to the company's technology budget. From 1994 through 1998, Mr. McDermott was a principal in Knightsbridge Capital Fund I, LP, a $92 million investment fund specializing in leverage-equity acquisitions of insurance and insurance-related businesses. Mr. McDermott was also the founding Chairman of the e-business Internet service provider, Kivex.com, and a senior manager of one of the world's leading public accounting firms, KPMG. Mr. McDermott received a B.S. Degree in Business Administration from the University of Wisconsin, Madison.

Milton. J. Segal, 60, became a Director of Kronos in September 2003. Mr. Mr. Segal has over 35 years of corporate governance, entrepreneurial and investment banking expertise. Mr. Segal founded the investment banking firm of M.J. Segal Associates in 1987. Since 1992, the firm has specialized in researching private equity opportunities in both private and emerging growth public companies. The Segal group caters primarily to institutional clients, private investment partnerships and professional money managers. After starting his career as a stockbroker and financial planner in 1966 with Philadelphia based New York Stock Exchange firm, Robinson & Company, Mr. Segal joined Josephthal & Co. Inc., a leading full-service investment banking and brokerage firm in New York. Mr. Segal has served as senior vice president of the congressionally charted National Corporation for Housing Partnerships in Washington, D. C. and president of its investment banking subsidiary and has qualified as a NASD broker/dealer financial principal. Originally from Philadelphia, Mr. Segal attended the Wharton School of the University of Pennsylvania and is a graduate of The New York Institute of Finance.

Directors

Our Board of Directors consists of eight seats. Directors serve for a term of one year and stand for election at our annual meeting of stockholders. Three of our current directors were elected at our annual meeting of stockholders held on December 30, 2002, and two additional directors were appointed in August and September 2003, respectively. Four vacancies currently exists on the Board of Directors as of the date of this filing. Pursuant to our Bylaws, a majority of directors may appoint a successor to fill any vacancy on the Board of Directors.

Advisory Board

We established an Advisory Board in July 2001 to assist management in the development of long-range business plans for our Company. Currently, William Poster and Charles Strang are the only Advisory Board Members.

Mr. Poster is a seasoned entrepreneur with a successful track record as a founder of several businesses spanning five continents. Mr. Poster has experience in developing business opportunities in the United States, Europe, Asia and the Middle East. Mr. Poster recently stepped down as President of Computer Systems & Communications Corporation, a wholly-owned subsidiary of General Dynamics. Computer Systems & Communications Corporation is a cutting-edge communications and technology company that Mr. Poster founded and later sold to General Dynamics. Mr. Poster is currently a principal with Eagle Rock Advisors, LLC.

Mr. Strang is a former Kronos Director from January 2001 through December 2002. Mr. Strang was named National Commissioner of NASCAR (National Association for Stock Car Racing) in 1998 and continues to serve in that capacity. In 1989 Mr. Strang received President Bush's American Vocation Success Award; in 1992 was elected to the Hall of Fame of the National Marine Manufacturers Association; in

1990 was awarded the Medal of Honor of the Union for International Motorboating; and is a life member of the Society of Automotive Engineers. He also currently serves as a Director of the American Power Boat Association (the U.S. governing body for powerboat racing) and Senior Vice-President of the Union for International Motorboating (the world governing body for powerboat racing, with approximately 60 member nations).

We will continue to evaluate additional potential candidates for our Advisory Board.

Committees

On September 11, 2001, the Board of Directors established a Compensation Committee consisting of at least two independent members of the Board of Directors. The Compensation Committee is charged with reviewing and making recommendations concerning Kronos' general compensation strategy, reviewing salaries for officers, reviewing employee benefit plans, and administering Kronos' stock incentive plan, once adopted and implemented. Messrs. McDermott and Segal are the current members of the Compensation Committee. During the year the Compensation Committee held three meetings. Each member attended at least 75% of the meetings.

On September 4, 2003, the Board of Directors established an Executive Committee. The purpose of the Executive Committee is to exercise all the powers and authority of the Board of Directors in the management of the property, affairs and business of the Company. The Committee shall consist of no fewer than three members, including the Chief Executive Officer of the Company. Messrs. Dwight, McDermott, Segal and Tusing are the current members of the Executive Committee. During the year the Executive Committee held five meetings. Each member attended at least 75% of the meetings.

On September 10, 2003, the Board of Directors established an Audit Committee consisting of at least two independent members of the Board of Directors. The Audit Committee is charged with providing independent and objective oversight of the accounting functions and internal controls of the Company and its subsidiaries to ensure the objectivity of the Company's financial statements. Messrs. McDermott and Segal are the current members of the Audit Committee. During the year the Audit Committee held three meetings. Each member attended at least 75% of the meetings.

Compensation Of Directors

Cash Compensation. Our Bylaws provide that, by resolution of the Board of Directors, each director may be reimbursed his expenses of attendance at meetings of the Board of Directors; likewise, each director may be paid a fixed sum or receive a stated salary as a director. As of the date of this filing, no director receives any salary or other form of cash compensation for such service. No director is precluded from serving our Company in any other capacity and receiving compensation from us in connection therewith.

Share Based Compensation. Each non-executive director is entitled to receive annually 70,000 fully-vested stock option grants, 7,000 stock option grants per meeting attended via conference call, 14,000 option grants per meeting attended in person, 3,500 option grants per meeting for participation on a committee or 5,000 stock option grants per meeting for chairing a committee, as compensation for their services as members of our Board of Directors.

For the twelve month period ending June 30, 2004, Messrs. McDermott, Brown and Segal have earned 243,000, 213,000, and 199,000 stock options, respectively as compensation for their services as members of our Board of Directors. Messrs. Tusing and Dwight have each been granted 5,068 shares of our common stock as compensation for their services as members of our Board of Directors during fiscal 2004. Effective August 6, 2003, non-executive directors, including Messrs. Dwight and Tusing will not be compensated separately for their services as members of our Board of Directors.

Compliance With Section 16(a) Of The Securities Act Of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange commission initial reports of ownership and reports of changes in ownership of Common Stock and other of our equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended June 30, 2004, all Section 16(a) filing requirements applicable to our officers and directors were complied with.

ITEM 10. EXECUTIVE COMPENSATION

The following table sets forth compensation for the fiscal year ended June 30, 2004 for our executive officers:




                           SUMMARY COMPENSATION TABLE

                             Annual Compensation                               Long-Term Compensation
                         -------------------------------  ------------------------------------------------------------------
                                   Restricted Securities
                   --------------------- Restricted Securities
                                                              Other         Stock      Underlying    LTIP       All Other
                                    Salary      Bonus     Compensation     Awards     Options/SARs   Payouts   Compensation
Name and Principal                 ---------  ----------  ------------   ----------   -------------  --------  -------------
Fiscal Position          Year          $          $             $             $             #           $           $
------------------       -------   ---------  ----------  ------------   ----------   -------------  --------  -------------
(a)                       (b)         (c)        (d)           (e)           (f)           (g)         (h)         (i)
------------------       -------   ---------  ----------  ------------   ----------   -------------  --------  -------------
Daniel R.                 2004      180,000           --       14,292           --        726,206        --            --
Dwight,                   2003      180,000   118,800(4)       12,288           --        660,000        --            --
President and             2002      112,500           --        7,620           --      2,600,000        --            --
Chief
Executive
Officer(1)

Richard F.                2004      160,000           --           --           --        971,756        --            --
Tusing, Chief             2003       80,000           --           --           --             --        --            --
Operating                 2002           --           --           --           --             --        --            --
Officer(2)

Richard A.                2004      120,000           --           --           --             --        --            --
Papworth                  2003      120,000    21,000(4)           --           --        300,000        --            --
Former Chief              2002      120,000           --           --           --        300,000        --            --
Financial
Officer(3)

(1) Mr. Dwight became President and Chief Executive Officer of Kronos effective October 16, 2001. He executed a two year employment contract on November 15, 2001. His contract was renewed on August 13, 2003 and again on August 15, 2004 by the Board of Directors. His annual salary is $180,000.
(2) Mr. Tusing became Chief Operating Officer of Kronos effective January 1, 2002. Mr. Tusing executed an employment contract effective January 1, 2003. Prior to this date, Mr. Tusing was compensated as a consultant to the Company. His annual salary is $160,000.
(3) Mr. Papworth was the Company's Chief Financial Officer from May 19, 2000 until January 1, 2004. His annual salary was $120,000. On June 30, 2004 Mr. Papworth ended his employment with Kronos.
(4) Cash Bonuses earned but not paid and have been included in accrued expenses.

                        AGGREGATED OPTIONS/SAR EXERCISES
                             IN LAST FISCAL YEAR AND
                      FISCAL YEAR END OPTIONS/SAR VALUES(1)


                                                                                                              VALUE OF
                                                                                                            UNEXERCISED
                                      SHARES                          NUMBER OF SECURITIES UNDERLYING       IN-THE-MONEY
                                    ACQUIRED ON                          UNEXERCISED OPTIONS/SARs         OPTIONS/SARs AT
NAME                                 EXERCISE      VALUE REALIZED          AT FISCAL YEAR END(1)          FISCAL YEAR END
----------------------------        -----------    --------------     -------------------------------     ---------------
Daniel R. Dwight,                       -0-              -0-              Exercisable:    4,129,806              -0-
President and                                                           Unexercisable:           -0-             -0-
Chief Executive
Officer(3)

Richard F.                              -0-              -0-              Exercisable:    2,344,956              -0-
Tusing, Chief                                                           Unexercisable:           -0-             -0-
Operating
Officer(4)

Richard A.                              -0-              -0-              Exercisable:    1,048,475              -0-
Papworth Chief                                                          Unexercisable:           -0-             -0-
Financial
Officer(5)

(1) These grants represent options to purchase common stock. No SARs have been granted.
(2) The value of the unexercised in-the-money options were calculated by determining the difference between the fair market value of the common stock underlying the options and the exercise price of the options as of June 30, 2004. (3) Mr. Dwight became President and Chief Executive Officer of Kronos effective October 16, 2001. (4) Mr. Tusing became Chief Operating Officer of Kronos effective January 1, 2002.
(5) Mr. Papworth was the Company's Chief Financial Officer from May 19, 2000 until January 1, 2004. On June 30, 2004 Mr. Papworth ended his employment with Kronos.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                        % TOTAL
                                NO. OF SECURITIES OPTIONS/SARs UNDERLYING
                                    GRANTED TO EXERCISE OF
                                  OPTIONS/SARs      EMPLOYEE IN FISCAL      BASE PRICE
NAME                                GRANTED               YEAR           ($ PER SHARE)     EXPIRATION DATE
------------------------        -----------------   ------------------  --------------- -------------------
Daniel R. Dwight                    726,206                22.4%        $    0.180       March 22, 2014
President and
Chief Executive

Richard F. Tusing                   971,756                30.0%        $    0.180       March 22, 2014
Chief Operating Officer


Stock Option Plan

On February 12, 2002, the Board of Directors approved the TSET, Inc. Stock Option Plan under which Kronos' key employees, consultants, independent contractors, officers and directors are eligible to receive grants of stock options. Kronos has reserved and issued a total of 6,250,000 shares of common stock under the Stock Option Plan. It is presently administered by Kronos' Board of Directors. Subject to the provisions of the Stock Option Plan, the Board of Directors has full and final authority to select the individuals to whom options will be granted, to grant the options and to determine the terms and conditions and the number of shares issued pursuant thereto.

Employment Agreements

Daniel R. Dwight, our President and Chief Executive Officer, and our Company entered into an Employment agreement effective as of November 15, 2001. The initial term of Mr. Dwight's Employment Agreement was for 2 years and will automatically renew for successive 1 year terms unless Kronos or Mr. Dwight provide the other party with written notice within 3 months of the end of the initial term or any subsequent renewal term. The Board of Directors renewed Mr. Dwight's Employment Agreement on August 13, 2003 and again on August 15, 2004. Mr. Dwight's Employment Agreement provides for base cash compensation of $180,000 per year. Mr. Dwight is eligible for annual incentive bonus compensation in an amount equal to Mr. Dwight's annual salary based on the achievement of certain bonus objectives. In addition, Kronos granted Mr. Dwight 1,000,000 immediately vested and exercisable, ten-year stock options at various exercise prices. Mr. Dwight will be entitled to fully participate in any and all 401(k), stock option, stock bonus, savings, profit-sharing, insurance, and other similar plans and benefits of employment.

Richard F. Tusing, our Chief Operating Officer, and our Company entered into an Employment agreement effective as of January 1, 2003. The initial term of Mr. Tusing's Employment Agreement was for 2 years and will automatically renew for successive 1 year terms unless Kronos or Mr. Tusing provide the other party with written notice within 3 months of the end of the initial term or any subsequent renewal term. Mr. Tusing's Employment Agreement provides for base cash compensation of $160,000 per year. Mr. Tusing will be entitled to fully participate in any and all 401(k), stock option, stock bonus, savings, profit-sharing, insurance, and other similar plans and benefits of employment.

Executive Severance Agreements

The Employment Agreement of Daniel R. Dwight, our Chief Executive Officer, provides that, upon the occurrence of any transaction as defined as a "change of control" of Kronos, Mr. Dwight shall receive his salary and benefits for a period of time that is the greater of (i) one year or (ii) the remainder of Mr. Dwight's employment term.

The Employment Agreement of Richard F. Tusing, our Chief Operating Officer, provides that, upon the occurrence of any transaction as defined as a "change of control" of Kronos that is not approved by the Board of Directors, Mr. Tusing shall receive his salary, pro-rata bonus and benefits for a period of time that is the greater of (i) one year or (ii) the remainder of Mr. Tusing's employment term.

As of the date of this filing, we have not adopted any separate executive severance agreements.

                             DESCRIPTION OF PROPERTY

Our principal executive office is located at 464 Common Street, Suite 301, Belmont, Massachusetts. The offices of the Kronos Research Center are located at 8549/8551 154th Avenue NE, Redmond, Washington. Kronos is committed through June 30, 2005 to annual lease payments on operating leases for 4,000 square feet of office/research lab premises of $61,836 per year. We consider our existing facilities to be adequate for our foreseeable needs.

                                LEGAL PROCEEDINGS

None.

                             PRINCIPAL STOCKHOLDERS

The following table presents certain information regarding the beneficial ownership of all shares of common stock at May 26, 2005 for each executive officer and director of our Company and for each person known to us who owns beneficially more than 5% of the outstanding shares of our common stock. The percentage ownership shown in such table is based upon the 71,186,345 common shares issued and outstanding at May 26, 2005 and ownership by these persons of options or warrants exercisable within 60 days of such date. Also included is beneficial ownership on a fully diluted basis showing all authorized, but unissued, shares of our common stock at May 26, 2004 as issued and outstanding. Unless otherwise indicated, each person has sole voting and investment power over such shares.



                         COMMON STOCK BENEFICIALLY OWNED
NAME AND ADDRESS                                     NUMBER            PERCENT
-----------------------------------------------  ----------------  -------------
Daniel R. Dwight                                  4,388,132(1)             6.2%
464 Common Street
Suite 301
Belmont, MA  02478

Richard F. Tusing                                 2,780,718(2)             3.9%
464 Common Street
Suite 301
Belmont, MA  02478

James P. McDermott                                  606,173(3)                *
464 Common Street
Suite 301
Belmont, MA  02478

Spencer I. Browne                                   211,096(4)                *
464 Common Street
Suite 301
Belmont, MA  02478

Milton M. Segal                                     191,726(5)                *
464 Common Street
Suite 301
Belmont, MA  02478

Corrnell Capital Partners, LP                       5,000,000              7.0%
101 Hudson Street
Suite 3700
Jersey City, New Jersey 07302

All Officers and Directors of Kronos              8,177,845(6)            11.5%



* Represents less than 1%.
(1) Includes options to purchase 4,036,206 shares of common stock that can be acquired within sixty days of May 26, 2005.
(2) Includes options to purchase 2,344,956 hares of common stock that can be acquired within sixty days of May 26, 2005.
(3) Includes options to purchase 312,055 hares of common stock that can be acquired within sixty days of May 26, 2005.

(4) Includes options to purchase 211,096 hares of common stock that can be acquired within sixty days of May 26, 2005.
(5) Includes options to purchase 191,726 hares of common stock that can be acquired within sixty days of May 26, 2005.
(6) Includes options to purchase 7,096,042 shares of common stock that can be acquired within sixty days of May 26, 2005.

We are unaware of any arrangement or understanding that may, at a subsequent date, result in a change of control of our Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We believe that all prior related party transactions have been entered into upon terms no less favorable to us than those that could be obtained from unaffiliated third parties. Our reasonable belief of fair value is based upon proximate similar transactions with third parties or attempts to obtain the consideration from third parties. All ongoing and future transactions with such persons, including any loans or compensation to such persons, will be approved by a majority of disinterested members of the Board of Directors.

On August 11, 2000, we entered into a Consulting Agreement with Richard F. Tusing, pursuant to which Mr. Tusing would provide management, financial, strategic, and other consulting services to us in exchange for consulting fees payable in cash and options of our common stock. Out-of-pocket expenses incurred by Mr. Tusing in connection with provision of their services under the Consulting Agreement would also be reimbursed by us. The Consulting Agreement was entered into prior to Mr. Tusing's appointment as members of our Board of Directors in October 2000 and was negotiated at arm's length. We believe that the compensation and other provisions of the Consulting Agreement were fair, reasonable, customary, and favorable to us. The Consulting Agreement was renewed with Mr. Tusing on similar terms and conditions with a rate adjustment as of January 1, 2001, and was amended on April 12, 2001 to decrease the strike price of the options granted as partial compensation thereunder. Pursuant to Kronos and Mr. Tusing entering into his Employment Agreement, effective January 1, 2003, Consulting Agreement is no longer in effect. Pursuant to his Consulting Agreement, Mr. Tusing earned $207,400 and $377,750, respectively, in the years ended June 30, 2001 and 2002 and $190,050 through December 31, 2002. Of the aggregate amount of $775,200 we have paid $349,100 to Mr. Tusing and the balance of $426,100 became payable under the terms of a Promissory Note issued to Mr. Tusing on March 31, 2004.

On March 31, 2004, we entered into Promissory Notes with Daniel R. Dwight and Richard F. Tusing in exchange for past due compensation, expenses and interest do and payable for $363,139 and $485,883. The Notes bear a simple interest rate 1% per month and call for aggregate monthly principal and interest payments $6,718 and $8,989, respectively, for each month in which the Company's beginning cash balance equals or exceeds $200,000. Subject to certain conditions, including default, these notes become payable in full. In the event of a debt or equity financing other than from Fusion Capital, 20% of the proceeds derived from the financing will be used to pay down the outstanding interest and principal obligations. Any amounts remaining outstanding are due and payable on December 31, 2006. As of March 31, 2005, $244,780 and $331,090 had paid under the terms of the Notes, respectively.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Our common stock trades on the Over-the-Counter Bulletin Board under the trading symbol "KNOS." Our high and low bid prices by quarter during fiscal 2004 and 2003 are presented as follows:




                                                                     FISCAL YEAR 2005
                                                                   ----------------------
                                                                    HIGH            LOW
                                                                   ------          ------
First Quarter (July 2004 to September 2004)                        $0.175          $0.125
Second Quarter (October 2004 to December 2004)                     $0.200          $0.125
Third Quarter (January 2005 to March 31, 2005)                     $0.150          $0.080

                                                                     FISCAL YEAR 2004
                                                                   ----------------------
                                                                    HIGH            LOW
                                                                   ------          ------
First Quarter (July 2003 to September 2003)                        $0.450          $0.220
Second Quarter (October 2003 to December 2003)                     $0.370          $0.230
Third Quarter (January 2004 to March 2004)                         $0.330          $0.180
Fourth Quarter (April 2004 to June 2004)                           $0.255          $0.155

                                                                     FISCAL YEAR 2003
                                                                   ----------------------
                                                                    HIGH            LOW
                                                                   ------          ------
First Quarter (July 2002 to September 2002)                        $0.200          $0.140
Second Quarter (October 2002 to December 2002)                     $0.200          $0.110
Third Quarter (January 2003 to March 2003)                         $0.129          $0.087
Fourth Quarter (April 2003 to June 2003)                           $0.290          $0.085


On May 26, 2005, the closing price of our common stock as reported on the Over-the-Counter Bulletin Board was $0.08 per share. On May 26, 2005, we had approximately 2,000 beneficial stockholders of our common stock and 71,186,345 shares of our common stock were issued and outstanding.

Dividends

We have not declared or paid dividends on our common stock during fiscal 2003 or 2004 and do not plan to declare or pay dividends on our common stock during fiscal 2005. Our dividend practices are determined by our Board of Directors and may be changed from time to time. We will base any issuance of dividends upon our earnings (if any), financial condition, capital requirements, acquisition strategies, and other factors considered important by our Board of Directors. Nevada law and our Articles of Incorporation do not require our Board of Directors to declare dividends on our common stock. We expect to retain any earnings generated by our operations for the development and expansion of our business and do not anticipate paying any dividends to our stockholders for the foreseeable future.

Recent Sales Of Unregistered Securities

Except as otherwise noted, all of the following shares were issued and options and warrants granted pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering." No commissions were paid, and no underwriter participated, in connection with any of these transactions. Each such issuance was made pursuant to individual contracts which are discrete from one another and are made only with persons who were sophisticated in such transactions and who had knowledge of and access to sufficient information about Kronos to make an informed investment decision. Among this information was the fact that the securities were restricted securities.

All investors participating in private placements for cash were "accredited investors" within the meaning of Regulation D. In addition, we note that there are several categories of recipients of these shares. These include investors for cash, officers, directors, consultants, litigants and former shareholders of private companies acquired by Kronos. Kronos does not believe that these categories of recipients should be integrated with each other under the concept of integration. Under Securities Act Release Nos. 4552 and 4434, these categories would not involve a single plan of financing and would not be considered to be made for the same general purpose. As a result, each category should be reviewed on its own. Given the small number of purchasers in these categories, Kronos believes that these transactions complied in all respects with Section 4(2). Kronos believes that this conclusion is true even if the transactions occurring within each category are integrated with other transactions occurring within six months or one year of a given transaction.

In July 2001, we issued 238,806 shares of our common stock, valued at $0.33 per share (the negotiated purchase price for such shares), to one person, a stockholder of Kronos, in exchange for $80,000 in cash.

In July 2001, we issued 375,000 shares of our common stock, valued at $0.57 per share (the fair market value of our shares as of such date), at an aggregate value of $213,750, to one person in settlement of litigation pursuant to a Mutual Release and Settlement Agreement dated as of July 7, 2001. These shares were delivered to the escrow agent on May 31, 2002.

In July 2001, we issued 250 shares of our common stock, valued at $0.45 per share (the fair market value of our shares as of such date), at an aggregate value of $113, to one person, an employee of Kronos Air Technologies, as compensation.

In August 2001, we granted a ten-year warrant to acquire 1,400,000 shares of our common stock, at an exercise price of $0.68 per share (the fair market value for our shares as of the date of grant), at an aggregate value of $686,000, to Eagle Rock Group as compensation pursuant to a warrant agreement dated August 7, 2001, for services provided in connection with a consulting agreement dated July 2, 2001. Pursuant to such consulting agreement, a principal of the recipient of the warrant currently serves as a director of Kronos. Such warrant vested immediately.

On October 1, 2001, we authorized the issuance of 360,000 shares of our common stock pursuant to a consulting agreement, valued at $0.28 per share (the fair-market value of our shares as of such date), at an aggregate value of $100,800, to Fusion Capital, LLC, in exchange for consulting services.

On October 1, 2001, we authorized the issuance of 1,000,000 shares of our common stock pursuant to a pledge, valued at $0.448 per share, at an aggregate value of $447,982, to Fusion Capital, LLC, in exchange for $447,982 in cash.

On October 1, 2001, we issued 2,250 shares of our common stock, valued at $0.452 per share (the fair-market value of our shares on April 9, 2001 and 1,250 of our shares on September 7, 2001), at an aggregate value of $4,147.50, to an employee of Kronos, as compensation.

On November 15, 2001, we granted options to acquire 1,000,000 shares of our common stock at an exercise price of $0.66 for 250,000 of these options, $0.56 for 250,000 of these options and $0.42 for 500,000 of these options to Daniel R. Dwight, a senior executive office of the Company, as part of his employment agreement entitling him to acquire these options at a aggregate value of $515,000.

In February 2002, we granted options to acquire 4,580,000 shares of our common stock at an exercise price of $0.68 for 2,650,000 of these options and an exercise price of $0.25 on the remaining 1,930,000. Of the total amount, 2,850,000 options were granted to Daniel R. Dwight, Richard A. Papworth and Richard F. Tusing, all of whom are or were directors and officers of Kronos. The exercise price for 1,700,000 of these options is $0.68 and the exercise price for 1,150,000 of these options is $0.25.

On May 7, 2002, we completed a private placement of our common stock pursuant to which we sold 1,971,976 shares of our common stock at $0.20 per share to seven accredited investors for consideration of $335,100 cash and 1,429,695 shares of our common stock at $0.20 per share to six members or former members of our management team and / or directors, including Daniel R. Dwight, Richard A. Papworth, Richard F. Tusing, Erik W. Black, and James P. McDermott, for consideration of $39,987 cash and commitments to convert $203,061 of debt.

On June 12, 2002, we issued 500,000 shares of our common stock, valued at $0.21 per share (the fair-market value of our shares as of such date) at an aggregate value of $105,000 to two persons pursuant to a Settlement agreement, dated June 7, 2002, with Aperion Audio.

On December 6, 2002, we issued 100,000 shares of our common stock, valued at $0.115 per share (the fair-market value of our shares as of such date) at an aggregate value of $11,500 to Aperion Audio for forbearance on the note payable to Aperion Audio.

On December 24, 2002, we issued 206,000 shares of our common stock, valued at $0.11 per share (the fair-market value of our shares as of such date) at an aggregate value of $22,660 for reduction in debt owed to Jeffery A. Wilson.

On March 3, 2003, we granted options to acquire 2,165,000 shares of our common stock at an exercise price of $0.185. Of the 2,165,000 options, 1,560,000 options were granted to Daniel R. Dwight, Richard A. Papworth and Richard F. Tusing, all of whom are or were directors and officers of Kronos.

On March 31, 2003, we issued 49,811 shares of our common stock, valued at $0.20 per share (the fair-market value of our shares as of such date) at an aggregate value of $8,468 for reimbursement of expenses to an employee.

On May 7, 2003, we issued 2,790,000 shares of our common stock, valued at $.098 per share (the fair-market value of our shares as of such date) at an aggregate value of $273,420 to acquire certain intellectual property rights related to "Electron Wind Generation". These shares were issued with certain rights allowing the Company to buy back all or a portion of the shares at fixed prices through the year 2006. The Company has the right to buy back shares at $0.15 per share in 2003, $.017 per share in 2004, $0.19 in 2005 and $0.20 in 2006.

On May 12, 2003, we issued warrants to purchase 13,492,342 shares of our common stock at an exercise price of $0.10. The warrants were issued as part of a secured financing with HoMedics.

On June 30, 2003, we issued 207,533 shares of our common stock, valued at $0.165 per share (the fair-market value of our shares as of such date) at an aggregate value of $34,489 for services rendered to two outside consultants.

On June 30, 2003, we granted options to acquire 30,000 options of our common stock at an exercise price of $0.36 and 18,000 options at an exercise price of $0.10 to two outside consultants, respectively, for services rendered and 50,000 options at an exercise price of $0.185 to Jeffery A. Wilson, our former Chairman and Chief Executive Officer, for services rendered.

On October 31, 2003, we authorized the issuance of 360,000 shares of our common stock pursuant to a consulting agreement, valued at $0.22 per share (the fair-market value of our shares as of such date), at an aggregate value of $79,200, to Fusion Capital, LLC, in exchange for consulting services.

In February 2004, we authorized the issuance of 438,493 shares of our common stock, valued at $0.10 per share, at an aggregate value of $69,230, to Daniel Dwight, Richard Papworth and Richard Tusing in exchange for Board of Director services.

In March 2004, we granted options to acquire 2,126,522 options of our common stock at an exercise price of $0.18 to Alexander Chriss, Daniel Dwight, Igor Krichtafovitch, and Richard Tusing in exchange for the conversion of $1,063,261 in past due accounts payable into Promissory Notes due on December 31, 2006.

In October 2004, we issued five million shares of our common stock, valued at $0.10 per share at an aggregate value of $500,000 to Cornell Capital Partners, LLC. The proceeds will be used for general working capital. In October 2004, we issued 2,941,177 shares to Cornell Capital Partners, LLC as a commitment fee upon Kronos executing a $20 million Standby Equity Distribution Agreement. On January 28, 2005, Kronos and Cornell Capital Partners mutually agreed to terminate the October 15, 2004 Standby Equity Distribution Agreement and Cornell Capital Partners returned the 2,941,177 shares of common stock. On January 28, 2005, we entered into a new Standby Equity Distribution Agreement with Cornell Capital Partners. On March 28, 2005, we mutually agreed to terminate the January 28, 2005 Standby Equity Distribution Agreement with Cornell Capital Partners. On April 13, 2005, we entered into a new Standby Equity Distribution Agreement with Cornell Capital Partners. In connection with the April 13, 2005 Standby Equity Distribution Agreement, we will pay Cornell Capital Partners a one-time commitment fee in the form of 2,941,175 shares of Kronos common stock, of which, 1,470,587 shares will be issued to Cornell Capital Partners on the six (6) month anniversary of the Standby Equity Distribution Agreement.


In October 2004, we issued 62,500 shares of our common stock, valued at $0.10 per share at an aggregate value of $6,250 to Newbridge Securities Corporation as a placement agent fee in connection with the Standby Equity Distribution Agreement.

In October 2004, we issued to HoMedics a warrant to purchase 26,507,658 shares of Kronos common stock. The warrant is exercisable for a period of ten (10) days from the date of issuance. The exercise price is $0.10 per share.

In November 2004, we issued two million shares of our common stock valued at $0.10 per share at an aggregate value of $200,000 to Fusion Capital Partners, LLC. The proceeds were used to eliminate Kronos' non-interest bearing demand obligation to Fusion Capital.

In November 2004, we issued two million eight hundred thousand shares of our common stock valued at $0.10 per share at an aggregate value of $280,000 to a group of accredited investors. The proceeds were used for operating working capital.

                            DESCRIPTION OF SECURITIES

General

                                  Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. Accordingly, holders of a majority of our common stock entitled to vote in any election of directors may elect all of the directors standing for election should they choose to do so. Neither our Articles of Incorporation nor our Bylaws provide for cumulative voting for the election of directors. Holders of our common stock are entitled to receive their pro rata share of any dividends declared from time to time by the Board of Directors out of funds legally available therefor. Holders of our common stock have no preemptive, subscription, conversion, sinking fund, or redemption rights. All outstanding shares of our common stock are fully paid and non-assessable. In the event of liquidation, dissolution, or winding up of Kronos, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock (if any) then outstanding.

                                 Preferred Stock

Our Articles of Incorporation authorizes 50,000,000 shares of preferred stock, no par value. No shares of preferred stock are issued and outstanding as of the date of this prospectus. The Board of Directors is authorized, subject to any limitations prescribed by the Nevada Revised Statutes, or the rules of any quotation system or national securities exchange on which our stock may be quoted or listed, to provide for the issuance of shares of preferred stock in one or more series; to establish from time to time the number of shares to be included in each such series; to fix the rights, powers, preferences, and privileges of the shares of such series, without further vote or action by the stockholders. Depending upon the terms of the preferred stock established by the Board of Directors, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon liquidation of Kronos or could have voting or conversion rights that could adversely affect the holders of the outstanding common stock. As of the date of this prospectus, the voting and other rights associated with the preferred stock have yet to be determined by the Board of Directors. There are no present plans by the Board of Directors to issue preferred shares or address the rights to be assigned thereto.

                                     Options

Options to acquire shares in the Company's common stock have been issued to employees, board members, advisory board members and consultants as compensation for services provided to the Company. As of May 26, 2005, the following options had been granted in the amounts and to the individuals shown below; as of the date hereof, none of such options have been exercised:


Name                                        Number of Options         Strike Price        Date of Grant         Expiration
---------------------------------          --------------------      --------------     ----------------    ----------------
Daniel R. Dwight                                    50,000 (1)              $0.890             4/9/2001            4/9/2006
                                                   500,000 (2)              $0.420           11/15/2001          11/15/2011
                                                   250,000 (2)              $0.560           11/15/2001          11/15/2011
                                                   250,000 (2)              $0.660           11/15/2001          11/15/2011
                                                 1,000,000 (3)              $0.680            2/12/2002           2/12/2012
                                                   600,000 (4)              $0.250           12/12/2002           2/12/2012
                                                   660,000 (5)              $0.185            3/21/2003           3/21/2013
                                                   726,206 (6)              $0.180            3/22/2004           3/22/2014

Richard F. Tusing                                   50,000 (1)              $0.890             4/9/2001            4/9/2006
                                                   600,000 (3)              $0.680            2/12/2002           2/12/2012
                                                   350,000 (4)              $0.250            2/12/2002           2/12/2012
                                                   246,500 (7)              $0.960            6/30/2002           6/30/2005
                                                   126,700 (7)              $0.960            6/30/2002           6/30/2006
                                                   971,756 (6)              $0.180            3/22/2004           3/22/2014

                                       52


Igor Krichtafovitch                                 50,000 (1)              $0.890             4/9/2001            4/9/2006
                                                   600,000 (3)              $0.680            2/12/2002           2/12/2012
                                                   400,000 (4)              $0.250            2/12/2002           2/12/2012
                                                   600,000 (5)              $0.185            3/21/2003           3/21/2013
                                                   500,000 (8)              $0.150             5/7/2003            5/7/2013
                                                   180,726 (6)              $0.180            3/22/2004           3/22/2014

J. Alexander Chriss                                 50,000 (1)              $0.890             4/9/2001            4/9/2006
                                                   104,800 (9)              $1.120           12/31/2001          12/31/2004
                                                   350,000 (3)              $0.680            2/12/2002           2/12/2012
                                                   300,000 (4)              $0.250            2/12/2002           2/12/2012
                                                   405,000 (5)              $0.185            3/21/2003           3/21/2013
                                                   247,834 (6)              $0.180            3/22/2004           3/22/2014

Richard A. Papworth                                 50,000 (1)              $0.890             4/9/2001            4/9/2006
                                                   398,475(10)              $0.890             4/9/2001            4/9/2011
                                                   100,000 (3)              $0.680            2/12/2002           2/12/2012
                                                   200,000 (4)              $0.250            2/12/2002           2/12/2012
                                                   300,000 (5)              $0.185            3/21/2003           3/21/2013

Vladimir Gorobets                                   30,000 (4)              $0.250            2/12/2002           2/12/2012
                                                   100,000 (5)              $0.185            3/21/2003           3/21/2013

Jacob Oharah                                        30,000 (4)              $0.250            2/12/2002           2/12/2012
                                                    50,000 (5)              $0.185            3/21/2003           3/21/2013

Sergey Karpov                                       30,000(11)              $0.200             4/7/2004           4/07/2014

Vladimir Bibikov                                    25,000(11)              $0.220            6/30/2003           6/30/2013

Terence Tam                                         25,000(11)              $0.195            4/21/2004           4/21/2014

Maciej R. Ziomkowski                                25,000(11)              $0.165           11/22/2004          11/22/2014

Christopher A. Martin                               25,000(11)              $0.165           11/22/2004          11/22/2014

Charles D. Strang                                   50,000 (1)              $0.890             4/9/2001            4/9/2006
                                                    50,000(12)              $0.710             5/3/2001            5/3/2011
                                                    50,000(12)              $0.280            8/14/2002           8/14/2007
                                                    18,904(12)              $0.150           12/30/2002          12/30/2007
                                                    21,000(12)              $0.150             8/6/2003            8/6/2008
                                                    50,000(12)              $0.200             8/6/2004            8/6/2009

James P. McDermott                                  50,000(12)              $0.280            7/30/2001           7/30/2006
                                                    20,959(12)              $0.150           12/30/2002          12/30/2007
                                                    30,000(12)              $0.150             8/6/2003            8/6/2008
                                                   211,096(12)              $0.200             7/1/2004            7/1/2009

Spencer I. Browne                                  211,096(12)              $0.200             7/1/2004            7/1/2009

Milton M. Segal                                    191,726(12)              $0.200             7/1/2004            7/1/2009

William Poster                                      35,000(12)              $0.280            7/30/2002           7/30/2007
                                                    35,575(12)              $0.150            7/30/2003           7/30/2008
                                                    50,000(12)              $0.200            7/30/2004           7/30/2009

Jeffrey D. Wilson                                   50,000 (1)              $0.890             4/9/2001            4/9/2006
                                                   200,000(12)              $0.710             5/3/2001            5/3/2011
                                                    50,000(14)              $0.360           10/10/2001          10/10/2004
                                                    23,014(12)              $0.590           10/15/2001          10/15/2006
                                                    10,000(15)              $0.210            3/31/2002           3/31/2007
                                                    50,000(12)              $0.410            4/30/2002           4/30/2007
                                                    10,000(15)              $0.190            6/30/2002           6/30/2007
                                                    10,000(15)              $0.140            9/30/2002           9/30/2007
                                                    42,000(13)              $0.220           10/15/2002          10/15/2007
                                                    33,425(12)              $0.180           12/30/2002          12/30/2007
                                                    50,000 (1)              $0.190            6/30/2003           6/30/2008

Erik W. Black                                       50,000 (1)              $0.890             4/9/2001            4/9/2006
                                                    29,041(12)              $0.160             6/1/2001            6/1/2006
                                                    50,000(12)              $0.380           12/30/2002          12/30/2007
                                                    30,000(12)              $0.150             8/6/2003            8/6/2008
                                                    39,667(12)              $0.200            10/6/2003           10/6/2008

Charles H. Wellington, Jr.                          50,000 (1)              $0.890             4/9/2001            4/9/2006

Capitol Partners                                   30,000 (13)              $0.360           11/27/2001          11/27/2011

Daniel Gladkowski                                  18,000 (13)              $0.100             4/1/2003            4/1/2008


(1) Compensation for services provided to the Company.
(2) Pursuant to an employment agreement dated as of November 15, 2001 and a corresponding stock option agreement dated as of November 15, 2001.
(3) Compensation bonus for 2000.
(4) Compensation bonus for 2001.
(5) Compensation bonus for 2002.
(6) Compensation for the conversation of accounts payable owed for services provided to the Company in exchange for long term Promissory Notes dated as of March 31, 2004.
(7) Pursuant to consulting agreements dated as of August 11, 2000 (individually) and January 1, 2001 (as Dwight Tusing & Associates), as amended April 12, 2001.
(8) Pursuant to the acquisition of license rights to the Kronos technology dated as of May 7, 2003.
(9) Pursuant to a consulting agreement dated as of March 18, 2001; option grant effective as of April 30, 2001.
(10) Pursuant to an employment agreement dated as of May 19, 2000.
(11) Initial compensation for joining the Company.
(12) Compensation for services to the Board of Directors.
(13) Pursuant to consulting services provided to the Company.
(14) Pursuant to an agreement dated October 10, 2001 between TSET and Mr. Wilson, Mr. Wilson was granted an option to purchase 50,000 shares of common stock in consideration of Mr. Wilson's service in year 2001, prior to his resignation, as Chairman of TSET's Board of Directors.
(15) Pursuant to a Promissory Note dated as of October 10, 2001.

Warrants

On May 9, 2003, we entered in a Warrant Agreement with HoMedics, Inc. pursuant to which HoMedics was granted a ten-year warrant to acquire 13,492,342 shares at an exercise price of $0.10 per share. The warrant shares were issued in exchange for providing $3.4 million in debt financing and $100,000. On October 25, 2004, we entered into a Warrant Agreement with HoMedics, pursuant to which HoMedics was granted a ten-year warrant to acquire 26,507,628 shares at an exercise price of $0.10 per share. The warrants were issued in exchange for HoMedics agreeing to extend repayment of Kronos debt and to provide an additional $1 million in funding - $925,000 in secured debt financing and $75,000. HoMedics increased their potential equity position in Kronos to 30% of Kronos common stock on a fully diluted basis.

On August 7, 2001, we entered into a Warrant Agreement with The Eagle Rock Group, LLC, pursuant to which The Eagle Rock Group was granted a ten-year warrant to acquire one million four hundred thousand (1,400,000) shares of our common stock at an exercise price of $0.68 per share (the fair market value on the date of grant). Effective March 11, 2002, we entered into an agreement with The Eagle Rock Group extending our relationship with The Eagle Rock Group until March 1, 2003. Pursuant to the agreement, we agreed to grant to The Eagle Rock Group a ten-year warrant for the right to purchase nine hundred thousand (900,000) shares of our common stock: Two hundred and fifty thousand (250,000) warrant shares at an exercise price of $0.42 and two hundred and fifty thousand (250,000) warrant shares at an exercise price of $0.205 (the closing price of the Company's common stock on March 1, 2002) were earned over a 12-month period and four hundred thousand (400,000) warrant shares at an exercise price of $0.145 were earned upon securing of our Licensing Agreement with HoMedics. These warrants are irrevocable and are fully vested.

Transfer Agent

The transfer agent for our common stock is American Stock & Transfer Company, 6201 15th Avenue, Brooklyn, New York 11219 and its telephone number is (718) 921-8124.

Limitation Of Liability: Indemnification

As permitted by the Nevada Revised Statutes, our Bylaws provide for the indemnification of our directors, officers, and employees or of any corporation in which any such person serves as a director, officer, or employee at our request, to the fullest extent allowed by the Nevada Revised Statutes, against expenses (including, without limitation, attorney's fees, judgments, awards, fines, penalties, and amounts paid in satisfaction of judgment or in settlement of any action, suit, or proceeding) incurred by any such director, officer, or employee. The Nevada Revised Statutes currently provides that such liability may be so limited, except for: (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (b) the payment of distributions in violation of Nevada Revised Statutes 78.300. As a result of this provision, our company and our stockholders may be unable to obtain monetary damages from such persons for breach of their duty of care. Although stockholders may continue to seek injunctive and other equitable relief for an alleged breach of fiduciary duty by such persons, stockholders may have no effective remedy against the challenged conduct if equitable remedies are unavailable.

We provide director and officer liability insurance and pays all premiums and other costs associated with maintaining such insurance coverage. We have also entered into indemnification agreements with each director and officer.

Anti-Takeover Effects Of Provisions Of Nevada State Law

We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a "controlling interest" which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Nevada's control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

                                     EXPERTS

The consolidated financial statements as of and for the years ended June 30, 2004 and 2003 included in the Prospectus have been audited by Sherb & Co. LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding Kronos' ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

Burton Bartlett and Glocovac, of Reno, Nevada, will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                       KRONOS ADVANCED TECHNOLOGIES, INC.
                          INDEX TO FINANCIAL STATEMENTS

                                     PAGE(S)



Financial Statements for March 31, 2005 (unaudited)

Consolidated Balance Sheet as of March 31, 2005 (unaudited)                 F-2

Consolidated Statements of Operations for the Three and Nine
Months Ended March 31, 2005 and March 31, 2004(unaudited)                   F-3

Consolidated Statements of Cash Flows for the Three and Nine Months
Ended March 31, 2005 and March 31, 2004 (unaudited)                         F-4

Notes to Consolidated Interim Financial Statements (unaudited)              F-5

Consolidated Financial Statements for June 30, 2004

Report of Independent Registered Public Accounting Firm                     F-13

Consolidated Balance Sheet as of June 30, 2004                              F-14

Consolidated Statements of Operations for the Years Ended
June 30, 2004 and June 30, 2003                                             F-15

Consolidated Statements of Stockholders' Deficit for the Period
from June 30, 2002 Through June 30, 2004                                    F-16

Consolidated Statements of Cash Flows for the Years Ended
June 30, 2004 and June 30, 2003                                             F-17

Notes to Consolidated Financial Statements                                  F-18

                       KRONOS ADVANCED TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS


                                               March 31,       June 30,
                                                 2005            2004
                                              -----------    -----------
Assets                                        (Unaudited)

Current Assets
 Cash                                         $  187,774     $   69,063
 Accounts receivable, net                         48,929         97,544
 Prepaids and other                              222,865         71,050
                                              -----------    -----------
    Total Current Assets                         459,568        237,657
                                              -----------    -----------
Net Property and Equipment                         4,181          6,292
                                              -----------    -----------
Other Assets
 Intangibles                                   2,012,067      2,253,029
                                              -----------    -----------
    Total Other Assets                         2,012,067      2,253,029
                                              -----------    -----------
Total Assets                                  $2,475,816     $2,496,978
                                              ===========    ===========
  Liabilities and Shareholders' Deficit

Current Liabilities
 Accrued expenses and payables
  to directors and officers                   $   16,837     $   36,258
 Accounts payable                                 98,102        272,544
 Accrued expenses                                438,945        312,346
 Deferred revenue                                   -             3,218
 Notes payable to directors and
  officers, current portion                      278,221         76,637
 Other notes payable, current portion          2,031,417        722,289
                                              -----------    -----------
    Total Current Liabilities                  2,863,522      1,423,292
                                              -----------    -----------
Long Term Liabilities
 Notes payable:
  Notes payable to directors and officers        145,693      1,063,266
  Other notes payable                          2,403,638      1,983,039
  Discount on notes payable                         -          (589,261)
                                              -----------    -----------
    Total Long Term Liabilities                2,549,331      2,457,044
                                              -----------    -----------
    Total Liabilities                          5,412,853      3,880,336
                                              -----------    -----------
Shareholders' Deficit
 Common stock, authorized 500,000,000
  shares of $.001 par value -
  71,186,345 and 61,323,845 shares
  outstanding on March 31, 2005 and
  June 30, 2004, respectively                     71,186         61,323
 Capital in excess of par value               22,959,327     18,578,019
 Accumulated deficit                         (25,967,550)   (20,022,700)
                                              -----------    -----------
    Total Shareholders' Deficit               (2,937,037)    (1,383,358)
                                              -----------    -----------
Total Liabilities and Shareholders' Deficit   $2,475,816     $2,496,978
                                              ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                       KRONOS ADVANCED TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                   Three months ended March 31,       Nine months ended March 31,
                                 -------------------------------     ------------------------------
                                     2005               2004              2005              2004
                                  -----------        -----------      -----------        ----------
                                  (Unaudited)        (Unaudited)      (Unaudited)       (Unaudited)

Sales                             $   48,928         $  100,108       $  430,379         $ 341,653

Cost of sales                         41,549             71,745          375,397           227,550
                                  -----------        -----------      -----------        ----------
Gross Profit                           7,379             28,363           54,982           114,103
                                  -----------        -----------      -----------        ----------

Selling, General and
 Administrative expenses
  Compensation and benefits          371,413            213,805          889,415           626,352
  Research and development            23,642             26,877           78,207            65,728
  Professional services              108,176             85,755           95,119           203,039
  Depreciation and amortization       98,931             72,046          297,206           213,090
  Insurance                           46,120             36,937          138,361           110,813
  Facilities                          23,859             23,897           67,792            68,607
  Other                               26,414             58,874          166,356           162,372
                                  -----------        -----------      -----------        ----------
 Selling, General and
  Administrative expenses            698,555            518,191        1,732,456         1,450,001
                                  -----------        -----------      -----------        ----------

Net Operating Loss                  (691,176)          (489,828)      (1,677,474)       (1,335,898)

Loss on Debt Restructuring              -                  -          (3,857,467)             -
Other Income                           1,012               -               1,415            22,000
Interest Expense                    (117,168)          (124,598)        (411,324)         (421,020)
                                  -----------        -----------      -----------        ----------

Net Loss                         $  (807,332)       $  (614,426)     $(5,944,850)      $(1,734,918)
                                  ===========        ===========      ===========       ===========

Net Loss Per Share
 - Basic and diluted             $     (0.01)       $     (0.01)     $     (0.09)      $     (0.03)
                                  ===========        ===========      ===========       ===========

Weighted average
 shares outstanding
 - Basic and diluted              71,578,502         58,988,534       67,612,904        56,627,368
                                  ===========        ===========      ===========       ===========



   The accompanying notes are an integral part of these financial statements.

                       KRONOS ADVANCED TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                         For the nine months ended March 31,
                                         -----------------------------------
                                             2005               2004
                                          ------------        ------------
                                          (Unaudited)         (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss from operations                 $(5,944,850)        $(1,734,918)
 Adjustments to reconcile net loss to
 net cash used in operations
  Depreciation and amortization               297,206             213,090
  Common stock issued for
   compensation/services                            -             148,430
  Accretion of note discount                   92,965             191,438
  Loss on debt restructuring                3,857,467                -
 Change In
  Accounts receivable                          48,615              16,935
  Prepaid expenses and other assets            60,685             (19,577)
  Deferred revenue                             (3,218)           (130,533)
  Accounts payable                           (193,863)            (16,437)
  Accrued expenses and other liabilities      126,599              12,710
                                          ------------        ------------
    Net cash Used in Operations            (1,658,394)         (1,318,862)

CASH FLOWS FROM INVESTING ACTIVITIES
 Investment in patent protection              (54,134)           (104,760)
                                          ------------        ------------
Net cash Used in Investing Activities         (54,134)           (104,760)
                                          ------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Issuance of common stock                   1,030,000           1,376,861
 Proceeds from short-term borrowings          100,000                -
 Repayments of short-term borrowings       (1,086,261)           (319,746)
 Proceeds from long-term borrowings         4,400,000                -
 Repayments from long-term borrowings      (2,400,000)               -
 Debt acquisition costs                      (212,500)               -
                                          ------------        ------------
Net cash Provided by Financing
 Activities                                 1,831,239           1,057,115
                                          ------------        ------------
NET (DECREASE) INCREASE IN CASH               118,711            (366,507)
CASH
 Beginning of period                           69,063             641,178
                                          ------------        ------------
 End of period                            $   187,774         $   274,671
                                          ============        =============
   Supplemental schedule of non-cash
   investing and financing activities:
Interest paid in cash                     $   111,359         $      9,430
                                          ============        =============
Accounts payable/accrued expense
 converted to notes payable               $         -         $  1,139,903
                                          ============        =============


   The accompanying notes are an integral part of these financial statements.

                       KRONOS ADVANCED TECHNOLOGIES, INC.
               NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Kronos Advanced Technologies, Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary to present fairly the information set forth therein have been included. Operating results for the three and nine month periods ended March 31, 2005 are not necessarily indicative of the results that may be experienced for the fiscal year ending June 30, 2005.

These consolidated financial statements are those of the Company and its wholly-owned subsidiary. All significant inter-company accounts and transactions have been eliminated in the preparation of the consolidated financial statements.

The accompanying consolidated financial statements should be read in conjunction with the Kronos Advanced Technologies, Inc. Form 10-KSB for the fiscal year ended June 30, 2004 filed on October 15, 2004.

NOTE 2 - REALIZATION OF ASSETS AND GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has sustained losses from operations in recent years, and such losses have continued through the period ended March 31, 2005. In addition, the Company has used, rather than provided, cash in its operations. The Company is currently using its resources in its efforts to raise capital necessary to bring the Kronos technology to market, and to provide for its working capital needs.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing and to succeed in its future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Management has taken the following steps with respect to its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue in existence:

HoMedics Licensing Agreement. In October 2002, Kronos Air Technologies, Inc., and HoMedics USA, Inc. executed a multiyear, multi-million-dollar Licensing Agreement to bring Kronos' proprietary technology to the consumer. The agreement provides for exclusive North American, Australian and New Zealand retail distribution rights for next generation consumer air movement and purification products based on the patented Kronos technology. In August 2004, the Company and HoMedics, Inc. began preparing the Kronos-based consumer standalone product line for mass production. In February 2005, Kronos and HoMedics began expanding product production beyond the initial prototypes and initiated increased product testing to complete the product claims platform. The initial term of the agreement is three and one half years from the initial sale of consumer air purification products by HoMedics, which shall be no later than December 31, 2006, with the option to extend the agreement for six additional years. Kronos will be compensated through an initial royalty payment and ongoing quarterly royalty payments based on a percentage of sales. HoMedics will pay minimum royalty payments of at least $2.0 million during the initial term and on-going royalty payments to extend the agreement. Kronos will retain full rights to all of its intellectual property.

US Navy SBIR. In November 2002, Kronos was awarded by the U. S. Navy a Small Business Innovation Research Phase II contract worth $580,000, plus an option of $145,000. The Phase II contract (commercialization phase) is an extension of the Phase I and the Phase I Option work that began in 2001. It is intended that the Kronos devices being developed under this contract will be embedded in existing HVAC systems in order to move air more efficiently than traditional, fan-based technology. During Phase II, Kronos developed and produced a set of fully controlled devices that represent a "cell" of an advanced distributive air management system with medium capacity airflow in a U.S. Navy unique environment. The "cell" has been designed to be easily adjustable to a variety of parameters such as duct size, airflow requirements, and air quality. As of March 31, 2005, the U. S. Navy had provided Kronos with $580,000 in funding for this effort. Kronos is scheduled to ship the finished product to Northrop Grumman for testing and evaluation in May 2005.

US Army SBIR Option. In October 2003, the U.S. Army awarded Kronos the Small Business Innovation Research Phase II contract. The contract is worth $369,000. The contract is to develop Kronos' proprietary Electrostatic Dehumidification Technology ("EDT"). Kronos initiated work under the Phase II contract in December 2003. In December 2004, the U.S. Army extended the first year of the contract to February 2005. In February 2005, because the Army's focus was on researching a specific aspect of using an electrostatic process for dehumidification and did not share Kronos' vision for a broader application for using the unique aspects of EDT for dehumidification, the Army decided not to pursue their Phase II option. As of March 31, 2005, the U. S. Army had provided Kronos with $275,000 in funding for this effort and another $49,000 was invoiced by Kronos during the quarter ended March 31, 2005.

Cornell Equity and Equity Backed Financing. In October 2004, Kronos entered into agreements for up to $20.5 million in equity and equity backed debt financing from Cornell Capital Partners. In October 2004, Kronos sold five million unregistered shares of Kronos common stock for gross proceeds of $500,000. Cornell Capital Partners committed to provide $4 million pursuant to two Equity Backed Promissory Notes: $2 million was funded upon the filing an SB-2 Registration Statement and $2 million will be funded upon the SEC declaring the Registration Statement effective. Kronos executed a Standby Equity Distribution Agreement for up to $20 million of funding which Kronos has the option to drawdown against in increments as large as $1.5 million over the next twenty-four months.

HoMedics provided debt financing. In October 2004, HoMedics agreed to extend repayment of Kronos debt and to provide an additional $1.0 million in funding (refer to Note 10 - Commitments and Contingencies below).

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method. The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a June 30 fiscal year end.

Reclassifications. Certain reclassifications have been made to the 2004 financial statements in order to conform to the 2005 presentation. None of these reclassifications affected previously reported financial position, results of operations or cash flows of the Company.

Principles of Consolidation. The consolidated financial statements of the Company include those of the Company and of each of its subsidiaries for the periods in which the subsidiaries were owned/held by the Company. All significant intercompany accounts and transactions have been eliminated in the preparation of the consolidated financial statements. At March 31, 2005, we had only one subsidiary, Kronos Air Technologies, Inc.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

Concentrations of Credit Risk. Financial instruments which can potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company manages its exposure to risk through ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts for potential losses and does not believe it is exposed to concentrations of credit risk that are likely to have a material adverse impact on the Company's financial position or results of operations.

Cash and Cash Equivalents. The Company considers all highly liquid short-term investments, with a remaining maturity of twelve months or less when purchased, to be cash equivalents.

Accounts Receivable. The Company provides an allowance for losses on trade receivables based on a review of the current status of existing receivables and management's evaluation of periodic aging of accounts. Accounts receivable are shown net of allowances for doubtful accounts of $0 at March 31, 2005 and June 30, 2004. The Company charges off accounts receivable against the allowance for losses when an account is deemed to be uncollectable.

Property and Equipment. Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets, which range from three to seven years. Expenditures for major renewals and betterments that extend the original estimated economic useful lives of the applicable assets are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

Intangibles. The Company uses assumptions in establishing the carrying value, fair value and estimated lives of our long-lived assets and goodwill. The criteria used for these evaluations include management's estimate of the asset's continuing ability to generate positive income from operations and positive cash flow in future periods compared to the carrying value of the asset, the strategic significance of any identifiable intangible asset in our business objectives, as well as the market capitalization of the Company. Cash flow projections used for recoverability and impairment analysis use the same key assumptions and are consistent with projections used for internal budgeting, and for lenders and other third parties. If assets are considered to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Useful lives and related amortization or depreciation expense are based on our estimate of the period that the assets will generate revenues or otherwise be used by Kronos. Factors that would influence the likelihood of a material change in our reported results include significant changes in the asset's ability to generate positive cash flow, loss of legal ownership or title to the asset, a significant decline in the economic and competitive environment on which the asset depends, significant changes in our strategic business objectives, and utilization of the asset.

Income Taxes. Income taxes are accounted for in accordance with the provisions of SFAS No. 109. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized, but no less than quarterly.

Research and Development Expenses. Costs related to research and development are charged to research and development expense as incurred.

Earnings (Loss) Per Share. Basic earnings (loss) per share is computed using the weighted average number of shares outstanding. Diluted earnings (loss) per share is computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding options and warrants to purchase common stock, when their effect is dilutive.

Revenue Recognition. The Company recognizes revenue in accordance with Staff Accounting Bulletin (SAB) 104, which requires evidence of an agreement, delivery of the product or services at a fixed or determinable price, and assurance of collection within a reasonable period of time. Further, Kronos Air Technologies recognizes revenue on the sale of the custom-designed contract sales under the percentage-of-completion method of accounting in the ratio that costs incurred to date bear to estimated total costs. For uncompleted contracts where costs and estimated profits exceed billings, the net amount is included as an asset in the balance sheet. For uncompleted contracts where billings exceed costs and estimated profits, the net amount is included as a liability in the balance sheet. Sales are reported net of applicable cash discounts and allowances for returns. Revenue from government grants for research and development purposes is recognized as revenue as long as the Company determines that the government will not be the sole or principal expected ultimate customer for the research and development activity or the products resulting from the research and development activity. Otherwise, such revenue is recorded as an offset to research and development expenses in accordance with the Audit and Accounting Guide, Audits of Federal Government Contractors. In either case, the revenue or expense offset is not recognized until the grant funding is invoiced and any customer acceptance provisions are met or lapse.

Stock, Options and Warrants Issued for Services. Issuances of shares of the Company's stock to employees or third-parties for compensation or services is valued using the closing market price on the date of grant for employees and the date services are completed for non-employees. Issuances of options and warrants of the Companies stock are valued using the Black-Scholes option model.

Stock Options. Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure, an Amendment of FASB Statement No. 123," amends the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

The Company accounts for stock-based compensation to employees and directors using the intrinsic value method of accounting as prescribed under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. Under the intrinsic value method, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's Consolidated Statements of Operations.

RECENT ACCOUNTING PRONOUNCEMENTS - In December 2004, the FASB issued Statement 123r (revised 2004) which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award--the requisite service period (usually the vesting period). The Company files as a small business issuer and must meet the requirements of this Statement for accounting periods after December 15, 2005. Adoption of FASB 123r will have a significant impact on the financial statements of the Company through the expensing of stock option grants.


NOTE 4 -- INCOME TAXES

The composition of deferred tax assets and the related tax effects at March 31, 2005 and June 30, 2004 are as follows:


                                               March 31, 2005
                                                (Unaudited)     June 30, 2004
                                                -------------   -------------
Benefit from carryforward of capital and
 net operating losses                           $  5,674,537    $  4,841,083
Other temporary differences                          156,740         156,740
Less:
  Valuation allowance                             (5,831,277)     (4,997,823)
                                                -------------   -------------
Net deferred tax asset                          $       -       $       -
                                                =============   =============

The other temporary differences shown above relate primarily to impairment reserves for intangible assets, and accrued and deferred compensation. The difference between the income tax benefit in the accompanying statements of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss is as follows:


                                                           March 31, 2005
                                                            (Unaudited)               June 30,2004
                                                   ---------------------------  ----------------------------
                                                                      % of                         % of
                                                        Amount    Pre-Tax Loss      Amount      Pre-Tax Loss
                                                   -------------  ------------  --------------  ------------
Benefit for income tax at federal statutory rate   $  2,017,731          34.0%  $     848,265         34.0%
Benefit for income tax at state statutory rate          118,690          2.0 %         49,728          1.9%
Non-deductible expenses                              (1,302,968)       (22.0)%       (123,348)        (4.9)%
Increase in valuation allowance                        (833,453)       (14.0)%       (774,645)       (31.0)%
                                                   -------------  ------------  --------------  ------------
                                                   $       -              0.0%  $        -              0.0%
                                                   =============  ============  ==============  ============

The non-deductible expenses shown above related primarily to the amortization of intangible assets and to the accrual of stock options for compensation using different valuation methods for financial and tax reporting purposes.

At March 31, 2005, for federal income tax and alternative minimum tax reporting purposes, the Company has approximately $13.4 million of unused Federal net operating losses, $2.3 million of capital losses and $9.7 million of unused State net operating losses available for carryforward to future years. The benefit from carryforward of such losses will expire in various years between 2006 and 2025 and could be subject to limitations if significant ownership changes occur in the Company.

NOTE 5 - SEGMENTS OF BUSINESS

The Company operates principally in one segment of business: The Company licenses, manufactures and distributes air movement and purification devices utilizing the Kronos technology. For the nine months ended March 31, 2005 and the fiscal year ended June 30, 2004, the Company operated only in the U.S.

NOTE 6 - NET LOSS PER SHARE

Weighted average shares outstanding used in the net loss per share calculation were 67,612,904 and 56,627,368 for the nine months ended March 31, 2005 and 2004, respectively.

As of March 31, 2005, there were outstanding options to purchase 12,813,812 shares of the Company's common stock and outstanding warrants to purchase 42,300,000 shares of the Company's common stock. These options and warrants have been excluded from the earnings per share calculation as their effect is anti-dilutive. As of March 31, 2004, there were outstanding options and warrants to purchase 13,216,782 and 15,792,342 shares, respectively, of the Company's common stock. These options have been excluded from the earnings per share calculation as their effect is anti-dilutive.

NOTE 7 - NOTES PAYABLE

The Company had the following obligations as of March 31, 2005 and June 30, 2004,

                                         March 31, 2005       June 30, 2004
                                           (Unaudited)
                                        ---------------       ---------------
 Obligation to HoMedics (1)             $    2,400,000        $    2,400,000
 Discount on obligation to HoMedics                  -              (589,261)
 Obligation to Cornell (2)                   2,000,000                     -
 Obligation to current employees (3)           423,913             1,139,903
 Obligation for finance leases (4)              35,056                50,328
 Obligation to Fusion Capital (5)                    -               200,000
 Obligations to others                               -                55,000
                                        ---------------       ---------------
                                             4,858,969             3,255,970
Less:
 Current portion                             2,309,638               798,926
                                        ---------------       ---------------
 Total long term obligations net of
     current portion                    $    2,549,331        $    2,457,044
                                        ===============       ===============

(1) This note has a 5 year term and bears interest at 6%. In October 2004, HoMedics agreed to extend repayment of this note. This note was issued along with warrants for the purchase of 13.6 million shares of the Company's common stock. As a result, the note was recorded with a discount of $893,000 that was being amortized against earnings using the interest rate method of amortization. In October 2004, the note was amended to extend payment terms (refer to Note 10 - Commitments and Contingencies). As a result, the discount on the obligation was expensed in full during the quarter ended December 31, 2004.

(2) This note has less than a one year term and bears interest at 12%. Payments on the note begin upon a Registration Statement being declared effective by the SEC.

(3)  These notes bear interest at the rate of 12% and are due December 31, 2006.

(4)  See Note 8 below.

(5) This is a non-interest bearing demand obligation and was only outstanding until Fusion Capital purchased enough stock from the Company to eliminate the advance position. In November 2004, Fusion Capital purchased two million shares of the Company's Common Stock to eliminate the advance position.

NOTE 8 - CAPITAL LEASES

The Company entered into a capital lease for the purpose of purchasing equipment used in the research and product development center. Certain officers of the Company personally guaranteed the capital lease if the Company does not fulfill its terms of the lease obligations. The leases are for 36 months and contain bargain purchase provisions so that the Company can purchase the equipment at the end of each lease. The following sets forth the minimum future lease payments and present values of the net minimum lease payments under these capital leases:

Minimum Future Lease Payments and Present Values of the Net Minimum Lease


Payments

Period ended March 31,
-----------------------------------
     2005                                         $ 36,337
     2006                                            3,887
                                                  ---------
 Total minimum lease payments                       40,224
Less:  Executory costs                                   -
                                                  ---------
 Net minimum lease payments                         40,224
Less:  Imputed interest                             (5,168)
                                                  ---------
 Present value of net minimum lease payments      $ 35,056
                                                  =========

Of the equipment that was purchased using capital leases, $10,650 was capitalized and the remaining $65,782 was expensed through research and development and cost of sales. In the three and nine months ended March 31, 2005, the Company paid $6,047 and $22,016 in principal and $1,745 and $6,744 in interest on capital leases, respectively. In the three and nine months ended March 31, 2004, the Company paid $5,316 and $15,018 in principal and $3,769 and $12,234 in interest on capital leases, respectively.

NOTE 9 - CONSULTING AGREEMENTS

On October 31, 2003, the Company entered into a 10-month consulting agreement with Joshua B. Scheinfeld and Steven G. Martin, principals of Fusion Capital, for consulting services with respect to operations, executive employment issues, employee staffing, strategy, capital structure and other matters as specified from time to time. As consideration for their services, the Company issued 360,000 shares of its common stock. In accordance with EITF 96-18, the measurement date was established as the contract date of October 31, 2003 as the share grant was non-forfeitable and fully vested on that date. The stock was valued on that date at $0.22 a share (the closing price for the Company's common stock on the measurement date). The stock issuance has been recorded as a prepaid consulting fee and was amortized to Professional Fee Expense ratably over the ten month term of the contract. Under this contract, expenses of $0 and $12,586 were recorded for the three and nine months ended March 31, 2005, respectively.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

In October 2004, HoMedics agreed to extend repayment of Kronos debt and to provide an additional $1 million in funding. HoMedics has agreed to provide Kronos with an additional $1 million in financing - $925,000 in secured debt financing and $75,000 for the purchase of additional 26,507,628 ten year warrants exercisable at $0.10 per share. HoMedics increased their potential equity position in Kronos to 30% of Kronos common stock on a fully diluted basis. The $925,000 will be paid to Kronos upon Kronos achieving three milestones: (i) $175,000 shall be funded upon delivery and successful testing of electronic boards and power supplies from Kronos' contract manufacturing partner, (ii) $250,000 shall be funded upon obtaining tooling of the current prototype configuration and device testing and performing to HoMedics' specifications, and (iii) $500,000 shall be funded upon the initial sale of Kronos-based air purifiers by HoMedics. In addition, quarterly debt payments and the maturity date for existing debt have been extended. Quarterly payments due on the outstanding $2.4 million in secured debt financing, which had been scheduled to begin in August 2004, will be due the earlier of Kronos receipt of royalty payments from HoMedics sale of Kronos-based air purification products or two years. The maturity date of the $2.4 million in debt has been extended from May 2008 to October of 2009; the maturity date on the $925,000 will also be October 2009. The interest rate will remain at 6% for the $2.4 million in debt; the rate will also be 6% on the additional debt. In conjunction with the October 2004 agreements, Kronos issued HoMedics a warrant to buy 26. 5 million shares of Kronos common stock. As a result of this debt restructuring, the Company recognized a loss of $3,857,467 which represents the reacquisition price less the net carrying value of the debt restructuring. The reacquisition price is made up of $2,400,000 which is the amount of the new debt and $3,361,161 which represents the value of the warrants using the Black-Scholes method. The net carrying value is the $2,400,000 which is the old debt less the unamortized debt discount of $496,296.

In October 2004, Kronos entered into agreements for up to $20.5 million in equity and equity backed debt financing from Cornell Capital Partners. In October 2004, Kronos sold 5 million unregistered shares of Kronos common stock for gross proceeds of $500,000 to Cornell Capital Partners. Cornell Capital Partners committed to provide $4 million pursuant to two Equity Backed Promissory Notes, which have or will be funded as follows: $2 million was funded upon the filing of an SB-2 Registration Statement and $2 million will be funded upon the SEC declaring the Registration Statement effective. Kronos executed a Standby Equity Distribution Agreement for $20 million of funding which Kronos has the option to drawdown against in increments as large as $1.5 million over the next twenty four months. Kronos received $0.5 million in funding upon the amendment of the HoMedics debt financing and $2 million upon filing of an SB-2 Registration Statement. Kronos expects to receive an additional $2 million over the next 30 - 60 days under these agreements.

Employment Agreements

The Company entered into an Employment Agreement with its President and Chief Executive Officer, Daniel Dwight, effective as of February 11, 2001. The initial term of the Employment Agreement was for two years and the agreement will automatically renew for successive one year terms unless written notice within three months of the end of the renewal term is received by either party. The Board of Directors renewed the Employment Agreement on August 13, 2003 and again on August 15, 2004. The Employment Agreement provides for base cash compensation of $180,000 per year and eligibility for annual incentive bonus compensation in an amount equal to annual salary based on the achievement of certain bonus objectives.

The Company entered into an Employment Agreement with its Chief Operating Officer, Richard Tusing, effective as of January 1, 2003. The initial term of the Employment Agreement is for two years and will automatically renew for successive one year terms unless written notice within three months of the end of the initial term or any subsequent renewal term is received by either party. The Board of Directors renewed the Employment Agreement on October 1, 2004. The Employment Agreement provides for base cash compensation of $160,000 per year.

NOTE 11 - SUBSEQUENT EVENTS

In April 2005, Kronos received formal notification from the United States Patent and Trademark Office indicating that its application entitled Electrostatic Fluid Accelerator Design Geometries has been examined and allowed for issuance as a U. S. patent. The patent addressed the placement, utilization and geometries of the electrodes in Kronos based devices, which impacts the air flow. The patent provides protection for key aspects of Kronos' technology until 2022.

In April 2005, Spencer Browne, a Member of the Kronos Board of Directors passed away. Mr. Browne had served as a Board Member since August 2003.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors Kronos Advanced Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Kronos Advanced Technologies, Inc. and Subsidiary as of June 30, 2004 and 2003 and the related consolidated statements of operations, shareholders' deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kronos Advanced Technologies, Inc. and Subsidiary as of June 30, 2004 and 2003 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses and has a working capital deficiency as more fully described in Note 3. These issues among others raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.





                                               /s/ Sherb & Co., LLP
                                               ---------------------------------
                                                   Sherb & Co., LLP
                          Certified Public Accountants

New York, New York
September 27, 2004

                       KRONOS ADVANCED TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS


                                                         June 30,                     June 30,
                                                          2004                          2003
                                                  --------------------         --------------------
Assets

Current Assets
    Cash                                          $            69,063          $           641,178
    Accounts receivable, net                                   97,544                       48,766
    Other Current Assets                                       71,050                       34,135
                                                  --------------------         --------------------
               Total Current Assets                           237,657                      724,079
                                                  --------------------         --------------------
Property and Equipment                                         46,011                       74,673
    Less: Accumulated Depreciation                            (39,719)                     (46,631)
                                                  --------------------         --------------------
               Net Property and Equipment                       6,292                       28,042
                                                  --------------------         --------------------
Other Assets
    Intangibles                                             2,253,029                    2,487,473
                                                  --------------------         --------------------
               Total Other Assets                           2,253,029                    2,487,473
                                                  --------------------         --------------------

Total Assets                                      $         2,496,978          $         3,239,594
                                                  ====================         ====================

Liabilities and Shareholders' Deficit

Current Liabilities

    Accrued expenses and payables to
     directors and officers                       $            36,258          $         1,172,015
    Accounts payable                                          272,544                      218,338
    Accrued expenses                                          312,347                      174,677
    Deferred revenue                                            3,218                      133,751
    Notes payable, current portion                            798,926                      185,670
                                                  --------------------         --------------------
               Total Current Liabilities                    1,423,293                    1,884,451
                                                  --------------------         --------------------
Long Term Liabilities
    Notes payable
               Notes payable to directors &
               officers                                     1,063,266                          -
               Other notes payable                          1,983,038                    2,676,479
               Discount on notes payable                     (589,260)                    (893,046)
                                                  --------------------         --------------------
               Total Long Term Liabilities                  2,457,044                    1,783,433
                                                  --------------------         --------------------
               Total Liabilities                            3,880,337                    3,667,884
                                                  --------------------         --------------------
Redeemable Warrants                                                 -                      805,300
                                                  --------------------         --------------------
Shareholders' Deficit
    Common stock, authorized 500,000,000
     shares of $.001 par value
     Issued and outstanding - 61,323,845
     and 53,836,907, respectively                              61,323                       53,837
    Capital in excess of par value                         18,578,019                   16,240,378
    Accumulated deficit                                   (20,022,701)                 (17,527,805)
                                                  --------------------         --------------------
               Total Shareholders' Deficit                 (1,383,359)                  (1,233,590)
                                                  --------------------         --------------------

Total Liabilities and Shareholders' Deficit       $         2,496,978          $         3,239,594
                                                  ====================         ====================



The accompanying notes are an integral part of these financial statements.

                       KRONOS ADVANCED TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                                           For the year ended June 30,
                                                         ---------------------------------
                                                               2004             2003
                                                         ---------------  ----------------
 Sales                                                   $      533,220   $       558,590
 Cost of sales                                                  379,331           314,496
                                                         ---------------  ----------------
 Gross Profit                                                   153,889           244,094
                                                         ---------------  ----------------

 Selling, General and Administrative expenses

     Compensation and benefits                                  840,205         1,031,375
     Research and development                                    60,517           116,251
     Professional services                                      355,454         1,156,903
     Depreciation and amortization                              360,955           284,647
     Facilities                                                  88,914            96,579
     Other selling general and administrative expenses          382,909           226,716
                                                         ---------------  ----------------
 Total Selling, General and Administrative expenses           2,088,954         2,912,471
                                                         ---------------  ----------------

 Operating Loss                                              (1,935,065)       (2,668,377)
 Other Income                                                    56,000            83,380
 Interest Expense                                              (615,831)         (184,845)
                                                         ---------------  ----------------

Net Loss                                                 $   (2,494,896)  $    (2,769,842)
                                                         ===============  ================

 Basic Loss Per Share:
        Net Loss                                         $        (0.04)  $         (0.06)
                                                         ===============  ================

 Diluted Loss Per Share:
        Net Loss                                         $        (0.04)  $         (0.06)
                                                         ===============  ================

Weighted Average Shares Outstanding                          57,760,785        48,258,340
                                                         ===============  ================



   The accompanying notes are an integral part of these financial statements.

                       KRONOS ADVANCED TECHNOLOGIES, INC.
           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT


                                                       Common Stock         Capital in                   Deferred       Total
                                                   ----------------------  Excess of Par   Accumulated    equity    Shareholders'
                                                     Shares      Amount       Value        Deficit     compensation    Deficit
                                                   ----------- ---------- ------------- -------------- ------------ -------------
BALANCE at June 30, 2002                           43,937,907  $  43,938  $ 14,371,113  $ (14,757,963) $   (41,668) $   (384,580)

    Shares issued for cash                          6,593,084      6,593       724,875              -            -       731,468
    Shares issued for debt reduction                  306,000        306        33,854              -            -        34,160
    Amortization of deferred equity compensation            -     41,668        41,668
    Shares issued for acquisition of intellectual
     property rights                                2,790,000      2,790       270,630              -            -       273,420
    Warrants issued to HoMedics                             -          -       993,046              -            -       993,046
    Costs associated with equity  financing                 -          -      (216,055)             -            -      (216,055)
    Shares issued for consulting services             209,533        210        34,489              -            -        34,699
    Options issued for consulting services                  -          -        28,426              -            -        28,426
    Net loss for the year ended June 30, 2003               -          -             -     (2,769,842)           -    (2,769,842)
                                                   ----------- ---------- ------------- -------------- ------------ -------------
BALANCE at June 30, 2003                           53,836,524     53,837    16,240,378    (17,527,805)           -    (1,233,590)
                                                   ----------- ---------- ------------- -------------- ------------ -------------

    Stock options issued for Board Service                  -          -        19,179          -                -        19,179
    Shares issued for Board services                  438,493        438        68,792          -                -        69,230
    Shares issued for cash                          6,705,576      6,705     1,365,513          -                -     1,372,218
    Reclassification of redeemable warrants                 -          -       805,300          -                -       805,300
    Shares issued for consulting services             360,000        360        78,840          -                -        79,200
    Adjustment to stock                               (16,748)       (17)           17          -                -             -
    Net loss for the year ended June 30, 2004               -          -             -     (2,494,896)           -    (2,494,896)
                                                   ----------- ---------- ------------- -------------- ------------ -------------
BALANCE at June 30, 2004                           61,323,845  $  61,323  $ 18,578,019 $  (20,022,701) $         -  $ (1,383,359)
                                                   ----------- ---------- ------------- -------------- ------------ -------------



The accompanying notes are an integral part of this financial statement

                       KRONOS ADVANCED TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                         For the year ended June 30,
                                                                  ------------------------------------------
                                                                         2004                   2003
                                                                  --------------------    ------------------
  CASH FLOWS FROM OPERATING ACTIVITIES
          Net loss                                                $        (2,494,896)    $      (2,769,842)
          Adjustments to reconcile net loss to net cash
            used in operations
                 Depreciation and amortization                                360,955               284,647
                 Accretion of note discount                                   303,786                   -
                 Common stock issued for compensation/services                167,609               119,925
          Change In:
                 Accounts receivable                                          (48,778)              (48,066)
                 Prepaid expenses and other assets                            (36,916)               66,894
                 Deferred revenue                                            (130,533)              133,751
                 Accounts payable                                            (596,666)             (211,589)
                 Accrued expenses and other liabilities                      (347,215)              411,059
                                                                  --------------------    ------------------
     Net cash used in Operating Activities                                 (2,822,654)           (2,013,221)
                                                                  --------------------    ------------------
CASH FLOWS FROM INVESTING ACTIVITIES

                 Purchases of property and equipment                              -                 (11,950)
                 Investment in patent protection                             (104,760)               (1,500)
                                                                  --------------------    ------------------
     Net cash used in Investing Activities                                   (104,760)              (13,450)
                                                                  --------------------    ------------------
CASH FLOWS FROM FINANCING ACTIVITIES
                 Issuance of common stock                                   1,372,218               723,000
                 Proceeds from short-term borrowings                          200,000               283,889
                 Repayments of short-term borrowings                         (355,396)             (760,550)
                 Proceeds from long-term borrowings                         1,138,478             2,400,000
                                                                  --------------------    ------------------
     Net cash provided by Financing Activities                              2,355,300             2,646,339
                                                                  --------------------    ------------------
NET (DECREASE) INCREASE IN CASH                                              (572,114)              619,668
CASH
     Beginning of year                                                        641,178                21,510
                                                                  --------------------    ------------------
     End of year                                                  $            69,064     $         641,178
                                                                  ====================    ==================

Supplemental schedule of non-cash investing and
financing activities:
     Interest paid in cash                                        $            15,667     $           -
Non-cash investing and financing activities:
     Debt satisfied with stock                                    $              -        $        206,000
     Accounts payable/accrued expenses converted to notes payable $         1,139,903     $           -
     Acquisition of intellectual property with stock              $              -        $        273,420
     Issuance of warrants for secured financing                   $              -        $        100,000




The accompanying notes are an integral part of this financial statement.

               KRONOS ADVANCED TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

Kronos Advanced Technologies, Inc. ("Kronos") is a Nevada corporation (the "Company"). The Company's shares began trading on the over-the-counter bulletin board exchange on August 28, 1996 under the symbol "TSET." Effective January 12, 2002, the Company began doing business as Kronos Advanced Technologies, Inc. and, as of January 18, 2002, we changed the Company ticker symbol to "KNOS." We have confined most of our recent activities to develop the Kronos (TM) technology.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method. The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a June 30 fiscal year end.

Reclassifications. Certain reclassifications have been made to the 2003 financial statements in order to conform to the 2004 presentation. None of these reclassifications affected previously reported financial position, results of operations or cash flows of the Company.

Principles of Consolidation. The consolidated financial statements of the Company include those of the Company and of each of its subsidiaries for the periods in which the subsidiaries were owned/held by the Company. All significant intercompany accounts and transactions have been eliminated in the preparation of the consolidated financial statements. At June 30, 2004, we had only one subsidiary, Kronos Air Technologies, Inc.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

Concentrations of Credit Risk. Financial instruments which can potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company manages its exposure to risk through ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts for potential losses and does not believe it is exposed to concentrations of credit risk that are likely to have a material adverse impact on the Company's financial position or results of operations.

Cash and Cash Equivalents. The Company considers all highly liquid short-term investments, with a remaining maturity of three months or less when purchased, to be cash equivalents.

Accounts Receivable. The Company provides an allowance for losses on trade receivables based on a review of the current status of existing receivables and management's evaluation of periodic aging of accounts. Accounts receivable are shown net of allowances for doubtful accounts of $0 at June 30, 2004 and June 30, 2003. The Company charges off accounts receivable against the allowance for losses when an account is deemed to be uncollectable.

Property and Equipment. Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets, which range from three to seven years. Expenditures for major renewals and betterments that extend the original estimated economic useful lives of the applicable assets are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

Intangibles. The Company uses assumptions in establishing the carrying value, fair value and estimated lives of our long-lived assets and goodwill. The criteria used for these evaluations include management's estimate of the asset's continuing ability to generate positive income from operations and positive cash flow in future periods compared to the carrying value of the asset, the strategic significance of any identifiable intangible asset in our business objectives, as well as the market capitalization of the Company. Cash flow projections used for recoverability and impairment analysis use the same key assumptions and are consistent with projections used for internal budgeting, and for lenders and other third parties. If assets are considered to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Useful lives and related amortization or depreciation expense are based on our estimate of the period that the assets will generate revenues or otherwise be used by Kronos. Factors that would influence the likelihood of a material change in our reported results include significant changes in the asset's ability to generate positive cash flow, loss of legal ownership or title to the asset, a significant decline in the economic and competitive environment on which the asset depends, significant changes in our strategic business objectives, and utilization of the asset.

Income Taxes. Income taxes are accounted for in accordance with the provisions of SFAS No. 109. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized, but no less than quarterly.

Research and Development Expenses. Costs related to research and development are charged to research and development expense as incurred.

Earnings (Loss) Per Share. Basic earnings (loss) per share is computed using the weighted average number of shares outstanding. Diluted earnings (loss) per share is computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding options and warrants to purchase common stock, when their effect is dilutive.

Revenue Recognition. The Company recognizes revenue in accordance with Staff Accounting Bulletin (SAB) 101, which requires evidence of an agreement, delivery of the product or services at a fixed or determinable price, and assurance of collection within a reasonable period of time. Further, Kronos Air Technologies recognizes revenue on the sale of the custom-designed contract sales under the percentage-of-completion method of accounting in the ratio that costs incurred to date bear to estimated total costs. For uncompleted contracts where costs and estimated profits exceed billings, the net amount is included as an asset in the balance sheet. For uncompleted contracts where billings exceed costs and estimated profits, the net amount is included as a liability in the balance sheet. Sales are reported net of applicable cash discounts and allowances for returns. Revenue from government grants for research and development purposes is recognized as revenue as long as the Company determines that the government will not be the sole or principal expected ultimate customer for the research and development activity or the products resulting from the research and development activity. Otherwise, such revenue is recorded as an offset to research and development expenses in accordance with the Audit and Accounting Guide, Audits of Federal Government Contractors. In either case, the revenue or expense offset is not recognized until the grant funding is invoiced and any customer acceptance provisions are met or lapse.

Stock, Options and Warrants Issued for Services. Issuances of shares of the Company's stock to employees or third-parties for compensation or services is valued using the closing market price on the date of grant for employees and the date services are completed for non-employees. Issuances of options and warrants of the Companies stock are valued using the Black-Scholes option model.

Stock Options. Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure, an Amendment of FASB Statement No. 123," amends the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

The Company accounts for stock-based compensation to employees and directors using the intrinsic value method of accounting as prescribed under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. Under the intrinsic value method, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's Consolidated Statements of Operations.

The Company is required under SFAS 123 to disclose pro forma information regarding option grants made to its employees based on specified valuation techniques that produce estimated compensation charges. For the purpose of pro forma disclosures, the estimated fair value of the options is amortized over the vesting period. The pro forma information is as follows:



                                                     June 30,
                           -----------------------------------------------------
                                        2004                           2003
                           --------------------------   ------------------------
                            Reported        Pro Forma     Reported     Pro Forma
Net Loss                   $  (2,495)       $ (2,815)   $  (2,737)     $ (2,978)
Earnings (loss) per Share:
--------------------------
         Basic                 (0.04)          (0.04)       (0.06)        (0.06)
         Diluted               (0.04)          (0.04)       (0.06)        (0.06)



The fair value of each option grant is estimated on the date of grant using the Black Scholes option-pricing method with the following weighted average assumptions used for grants as of June 30, 2004:



                                     2004                          2003

Risk free interest rate              4.0%                          4.0%
Expected dividend yield                0%                            0%
Expected lives                    3 to 10 years                 3 to 10 years
Expected volatility                   174%                          140%



Recent Accounting Pronouncements.

In August 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit, or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities. The adoption of SFAS 146 had no significant impact on the Company's financial statements. This statement is effective for exit or disposal activities initiated after December 31, 2002.

In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--An Amendment of FASB Statement No. 123." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS 148 had no significant impact on the Company's financial statements. This statement is effective for interim periods beginning after December 15, 2002 and for fiscal years ending after December 15, 2002.

In April 2003, the Financial Accounting Standards Board issued SFAS No. 149, "Amendment of FASB Statement No. 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company believes the adoption of SFAS 149 will have not significant impact on its financial statements. The statement is effective for contracts entered into or modified after June 30, 2003.

In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and, otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The effect of adopting SFAS No. 150 has been to reclassify $805,300 in Redeemable Warrants from a quasi-liability to the equity section of the balance sheet.

In December 2003, the FASB revised FASB Statement No. 132, Accounting for Employers' Disclosures about Pensions and Other Post Retirement Benefits. Statement No. 132(R) revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by FASB Statements No. 87, Employers' Accounting for Pensions, No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. This Statement retains the disclosure requirements contained in FASB Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which it replaces. It requires additional disclosures to those in the original Statement 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The required information should be provided separately for pension plans and for other postretirement benefit plans. The Company does not believe the adoption of SFAS No. 132(R) will have a material impact on the Company's financial position, results of operations or cash flows.

In December 2003, the FASB revised FASB Interpretation No. 46, Accounting for Consolidation of Variable Interest Entities. This Interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, which replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, addresses consolidation by business enterprises of variable interest entities, which have one or more of the following characteristics:1) The equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by any parties, including the equity holders. 2) The equity investors lack one or more of the following essential characteristics of a controlling financial interest: a. The direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights; b. The obligation to absorb the expected losses of the entity;
c. The right to receive the expected residual returns of the entity. 3) The equity investors have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest. The Company does not believe the adoption of FIN 46(R) will have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 3 - REALIZATION OF ASSETS

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has sustained losses from operations in recent years, and such losses have continued through the current year ended June 30, 2004. In addition, the Company has used, rather than provided cash in its operations. The Company is currently using its resources to raise capital necessary to commercialize its technology and develop viable commercial products, and to provide for its working capital needs.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Management has taken the following steps with respect to its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue in existence:

HoMedics Licensing Agreement. In October 2002, Kronos Air Technologies, Inc., and HoMedics USA, Inc. executed a multiyear, multi-million-dollar Licensing Agreement to bring Kronos(TM) proprietary technology to the consumer. The agreement provides for exclusive North American, Australian and New Zealand retail distribution rights for next generation consumer air movement and purification products based on the patented Kronos(TM) technology. In August 2004, the Company and HoMedics, Inc. began preparing the Kronos-based consumer standalone product line for mass production. Preparing to meet the goal of mass production entails the use of Kronos' technical resources and HoMedics' product development and international production expertise. Select third party vendors, including experts in electronics, software and gas sensors, are integral resources in this process. While HoMedics is managing production of the finished product, Kronos is managing the production of our proprietary power supply and related circuitry. Kronos' focus is twofold: First, Kronos is working with Flextronics International USA, Inc. to preparing for mass production the technical hardware and related power supplies for each of the products in the air purification product line. Second, Kronos is finalizing and testing with HoMedics component and materials selection for the finished products. This process combines HoMedics vendor selection process and international production expertise with Kronos' technical expertise. We believe the Company has successfully completed the development of a Kronos-based consumer standalone air purifier that is an efficient, high quality product which is cost effective and easy to operate.

The initial term of the agreement is three and one half years from the initial sale of consumer air purification products by HoMedics, which shall be no later than December 31, 2006, with the option to extend the agreement for six additional years. Kronos will be compensated through an initial royalty payment and ongoing quarterly royalty payments based on a percentage of sales. HoMedics will pay minimum royalty payments of at least $2.0 million during the initial term and on-going royalty payments to extend the agreement. Kronos will retain full rights to all of its intellectual property.

US Navy SBIR. In November 2002, Kronos was awarded by the U. S. Navy a Small Business Innovation Research Phase II contract worth $580,000, plus an option of $145,000. The Phase II contract (commercialization phase) is an extension of the Phase I and the Phase I Option work that began in 2001. It is intended that the Kronos(TM) devices being developed under this contract will be embedded in existing HVAC systems in order to move air more efficiently than traditional, fan-based technology. During Phase II, Kronos shall develop, produce and install a set of fully controlled devices that represent a "cell" of an advanced distributive air management system with medium capacity airflow in a U.S. Navy unique environment. The "cell" will be designed to be easily adjustable to a variety of parameters such as duct size, airflow requirements, and air quality. As of June 30, 2004, U. S. Navy had provided Kronos with $355,000 in funding for this effort under the Phase II contract.

US Army SRIR Option In August 2003, Kronos was awarded the option on its U. S. Army Small Business Innovation Research Phase I contract bringing the value of the Phase I contract award to $120,000. On October 21, 2003, the U.S. Army awarded Kronos the Small Business Innovation Research Phase II contract. The first year of the contract is worth $369,000 with an Army option on the second year worth $360,000. The contract is to develop Kronos' proprietary Electrostatic Dehumidification Technology ("EDT"). Kronos initiated work under the Phase II contract in December 2003. The

U.S. Army will provide Kronos with funding under the terms of this contract and the full value of this contract will be realized by the Company by October 21, 2004. As of June 30, 2004 the Company incurred $76,684 in costs that will be reimbursed by the US Army in a future period.

HoMedics provided debt financing. In May 2003, Kronos entered into an agreement with a strategic customer, HoMedics, Inc., for $3.4 million in secured debt financing. $2.4 million was paid to Kronos upon execution of the agreement and $1.0 million will be paid upon the start of production as defined in the Licensing Agreement for the Kronos-based air purification product line to be marketed and distributed by HoMedics.

Fusion Capital. During our year ended June 30, 2004, we sold 6,505,576 shares of our common stock to Fusion Capital for $1,353,718 under the terms of our Common Stock Purchase Agreements dated August 12, 2002.

NOTE 4 - PREPAID AND OTHER CURRENT ASSETS


Prepaid and other current assets at June 30, consist of the following:

                                        2004                   2003
                                  ---------------       ---------------
 Lease deposits                   $       10,365        $        6,056
 Prepaid Professional Fees                12,587                     -
 Prepaid insurance                         4,104                27,079
 Prepaid professional fees                     -                 1,000
 Work in Progress                         43,994                     -
                                  ---------------       ---------------
 Prepaid and other current assets $       71,050        $       34,135
                                  ===============       ===============
NOTE 5 - PROPERTY AND EQUIPMENT


Property and equipment at June 30, consists of the following:

                                        2004                  2003
                                  ---------------       ---------------
  Leasehold improvements          $            -        $        5,139
  Office furniture and fixtures           37,756                54,061
  Machinery and equipment                  8,255                15,473
                                  ---------------       ---------------
                                          46,011                74,673
  Less accumulated depreciation          (39,719)              (46,631)
                                  ---------------       ---------------

  Net property and equipment      $        6,292        $       28,042
                                  ===============       ===============

Depreciation expense for the years ended June 30, 2004 and 2003 were $13,283 and $13,283, respectively.

NOTE 6 - INTANGIBLES

Intangible assets at June 30, consists of the following:

                                       2004                   2003
                                  ---------------       ---------------
     Marketing intangibles        $      587,711        $       587,711
     Purchased patent technology       2,669,355              2,669,355
     Developed patent technology         239,715                133,454
                                  ---------------       ---------------
                                        3,496,781             2,847,100
     Less accumulated amortization     (1,243,752)             (904,547)
                                  ---------------       ---------------
     Net intangible assets        $     2,253,029       $     2,487,473
                                  ===============       ===============

Purchased patent technology includes property that was acquired in the Kronos acquisition and relates to a patent application that was pending at the acquisition date. In January 2003, Kronos received formal notification from the US Patent and Trademark Office that this patent had been examined and allowed for issuance. In addition, it includes licensing rights on the above patent that was purchased in May 2003. The Company purchased license rights to fuel cell, computer and microprocessor applications of the Kronos(TM) technology for $543,420 ($270,000 cash and 2,790,000 restricted common shares valued at $273,420).

Intangible assets are being amortized on a straight line basis over 10 years. Amortization expense for the years ended June 30, 2004 and 2003 was $271,364 and $271,364, respectively.

NOTE 7 - ACCRUED EXPENSES

Accrued expenses at June 30, consist of the following:


                                            2004                   2003
                                       ---------------       ---------------
Accrued compensation                   $       55,913        $      539,656
Accrued interest                              166,276                24,467
Accrued professional services                  90,157               131,696
                                       ---------------       ---------------
                                       $      312,346        $      695,819
                                       ===============       ===============

Interest on unpaid salaries is accruing at the rate of 12% per annum.

NOTE 8 - NOTES PAYABLE

The Company had the following obligations as of June 30, 2004 and 2003,



                                             2004                   2003
                                        ---------------       ---------------
 Obligation to HoMedics (1)             $    2,400,000        $    2,400,000
 Discount on obligation to HoMedics           (589,261)             (893,046)
 Obligation to current Employees (2)         1,139,903                     -
 Obligation to Fusion Capital (3)              200,000                     -
 Obligation to former Director (4)                   -                84,725
 Obligation for finance leases (5)              50,327                72,424

 Obligations to others (6)                      55,000               305,000
                                        ---------------       ---------------
                                             3,255,971             1,969,103
Less:
 Current portion                               798,926               185,670
                                        ---------------       ---------------
 Total long term obligations net of
     current portion                    $    2,457,044        $    1,783,433
                                        ===============       ===============

(1) This note has a 5 year term and bears interest at 6% with no payments required until August 2004. The August payment is accrued and unpaid as of October 8, 2004. This note was issued along with warrants for the purchase of
13.4 million shares of the Company's common stock. As a result, the note was recorded with a discount of $893,000 that is being amortized against earnings using the interest rate method of amortization.

(2) These notes bear interest at the rates between 0% and 12%. They represent obligation to current employees of the Company. At July 1, 2004, the interest rate on one note for $76,637 increased from 0% to 17%.

(3) This is a non-interest bearing demand obligation and is only outstanding until Fusion Capital purchases enough stock from the Company to eliminate the advance position.

(4) This note is to a former director of the Company and bears interest at 12%. The note calls for quarterly payments of principal and interest of $10,000 until the note is paid in full. As of June 30, 2004 this note has been paid in full.

(5) See Note 9 below.

(6) There was one obligation to others. This obligation was originally incurred for the acquisition of license rights of the Kronos(TM) technology (see note 7) with a value of $270,000. This note is non-interest bearing with quarterly payments of $30,000 until paid in full. On July 3, 2004 the Company made the required payment for this note and on October 5, 2004 the Company paid the note in full.

NOTE 9 - LEASES

The Company has entered into a non-cancelable operating lease for facilities. Rental expense was approximately $66,500 and $66,500 for years ended June 30, 2004 and 2003, respectively. Future minimum lease payments under this operating lease are $61,800 for the year ending June 30, 2005 and $0 thereafter.

The Company has entered into capital leases for equipment. The leases are for 36 months and contain bargain purchase provisions so that the Company can purchase the equipment at the end of each lease. The following sets forth the minimum future lease payments and present values of the net minimum lease payments under these capital leases:

Year ended June 30,
2005                            $    36,337
2006                                 25,903
                                ------------

Total minimum lease payments         62,240
Less:  Imputed interest             (11,912)
                                ------------

Present value of net minimum
lease payments                  $    50,328
                                ------------
In the year ended June 30, 2004, the Company paid $22,095 in principal and $16,449 in interest on capital leases. Of the equipment that was purchased using capital leases, $10,650 was capitalized and the remaining $65,782 was expensed through research and development and cost of sales.

NOTE 10 - EARNINGS (LOSS) PER SHARE

As of June 30, 2004, there were outstanding options to purchase 12,813,812 shares of Kronos common stock and outstanding warrants to purchase 15,792,342 shares of Kronos common stock. These options and warrants have been excluded from the earnings per share calculation as their effect is anti-dilutive. As of June 30, 2003 there were outstanding options to purchase 10,101,675 shares of Kronos common stock and outstanding warrants to purchase 15,792,342 shares of Kronos common stock. These options and warrants have been excluded from the earnings per share calculation as their effect is anti-dilutive.

NOTE 11 - INCOME TAXES

The composition of deferred tax assets and the related tax effects at June 30, 2004 and 2003 are as follows:


                                              2004                   2003
                                         ---------------       ---------------
Benefit from carryforward of capital
and net operating losses                 $    4,841,083        $    4,034,973

Other temporary differences                     156,740              188,206
Less:
  Valuation allowance                        (4,997,823)          (4,223,178)
                                         ---------------       ---------------
  Net deferred tax asset                 $            -        $           -
                                         ===============       ===============

The other temporary differences shown above relate primarily to impairment reserves for intangible assets, and accrued and deferred compensation. The difference between the income tax benefit in the accompanying statements of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss is as follows:


                                                                        June 30,
                                    --------------------------------------------------------------------------------
                                                     2004                                    2003
                                    --------------------------------------------------------------------------------
                                           Amount        % of pre-tax Loss         Amount        % of pre-tax Loss
                                    --------------------------------------------------------------------------------
Benefit for income tax at:
 Federal statutory rate             $       785,606             34.0%       $       941,746            34.0%
State statutory rate                         46,055              2.0%                55,208              2.0%
Non-deductible expenses                     271,209             11.7%               319,977             11.7%
Acquired NOL and other                            -              0.0%                     0              0.0%
Increase in valuation allowance          (1,102,870)          (47.7)%            (1,316,931)          (47.7)%
                                    --------------------------------------------------------------------------------
                                    $             -              0.0%        $            -             0.0%
                                    ================================================================================


The non-deductible expenses shown above related primarily to the amortization of intangible assets and to the accrual of stock options for compensation using different valuation methods for financial and tax reporting purposes.

At June 30, 2004, for federal income tax and alternative minimum tax reporting purposes, the Company has approximately $10.9 million of unused Federal net operating losses, $2.3 million capital losses and $9.4 million State net operating losses available for carryforward to future years. The benefit from carryforward of such losses will expire in various years between 2006 and 2023 and could be subject to limitations if significant ownership changes occur in the Company.

NOTE 12 - CONSULTING AGREEMENTS

On October 1, 2001, the Company entered into a 15 month consulting agreement with Joshua B. Scheinfeld and Steven G. Martin for consulting services with respect to operations, executive employment issues, employee staffing, strategy, capital structure and other matters as specified from time to time. As consideration for their services, the Company issued 360,000 shares of its common stock. In accordance with EITF 96-18, the measurement date was established as the contract date of October 1, 2001 as the share grant is non-forfeitable and fully vested on that date. The stock was valued on that date at $0.28 a share (the closing price for the Company's common stock on the measurement date). The stock issuance, valued at $100,800 was recorded as a prepaid consulting fee and was amortized to Professional Fee Expense ratably over the 15 month term of the contract. Under this contract, expenses of $40,320 were recorded for the year ended June 30, 2003.

On October 31, 2003, the Company entered into a 10 month consulting agreement with Joshua B. Scheinfeld and Steven G. Martin for consulting services with respect to operations, strategy, capital structure and other matters as specified from time to time. As consideration for their services, the Company issued 360,000 shares of its common stock. In accordance with EITF 96-18, the measurement date was established as the contract date of October 31, 2003 as the share grant is non-forfeitable and fully vested on that date. The stock was valued on that date at $0.22 a share (the closing price for the Company's common stock on the measurement date). The stock issuance, valued at $79,200 was recorded as a prepaid consulting fee and was amortized to Professional Fee Expense ratably over the 10 month term of the contract. Under this contract, expenses of $63,360 were recorded for the year ended June 30, 2004.

Effective March 11, 2002, the Company entered into a new agreement with the Eagle Rock Group for a nearly one year period ending March 1, 2003. Pursuant to the agreement, the Company issued a note for the outstanding balance of $120,000 due to The Eagle Rock Group, which has been paid in full. The Company granted Eagle Rock a ten-year warrant granting them the right to purchase 900,000 shares of our common stock. Two hundred and fifty thousand (250,000) warrant shares at an exercise price of $0.42 and two hundred and fifty thousand (250,000) warrant shares at an exercise price of $0. 205 (the closing price of the Company's common stock on March 1, 2002) were earned over a 12-month period and four hundred thousand (400,000) warrant shares at an exercise price of $0.145 were earned upon securing of our Licensing Agreement with HoMedics. These warrants are irrevocable and are fully vested. For the 400,000 warrants earned upon securing the HoMedics License Agreement, the measurement date is October 22, 2003 as the warrants became fully vested and non-forfeitable on the date. The value assigned to these 400,000 warrants is $56,800 and was determined using the Black-Scholes option valuation model. The $56,800 was expensed in the period of the measurement date. For the other 500,000 warrants, the measurement date is March 1, 2002 as the warrants are fully vested and non-forfeitable on that date. The value assigned to these warrants is $62,500 and was determined using the Black-Scholes option valuation model. The 500,000 warrants are for general consulting services for a 12 month period. The $62,500 was expensed ratably over the term of the consulting contract. Under this contract, expenses of $98,467 were recorded for the year ended June 30, 2003.

NOTE 13 - STOCK OPTIONS AND WARRANTS

On February 12, 2002, the Board of Directors approved the TSET, Inc. Stock Option Plan under which Kronos' key employees, consultants, independent contractors, officers and directors are eligible to receive grants of stock options. Kronos has reserved and issued a total of 6,250,000 shares of common stock under the Stock Option Plan. Prior to that, the Company had no formal stock option plan but offered as special compensation to certain officers, directors and third party consultants the granting of non-qualified options to purchase Company shares at the market price of such shares as of the option grant date. The options generally have terms of three to ten years. The Company granted non-qualified stock options totaling 3,239,782 and 6,084,900 shares in the years ended June 30, 2004 and 2003, respectively.

The Company has elected to follow APB No. 25; "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized. Pro forma information regarding net income per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation", and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the Company's opinion the existing available models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options. Using the Black-Scholes option valuation model, the weighted average grant date fair value of options granted during the years ended June 30, 2004 and 2003 was $0.18 and $0.10 per option share, respectively.

A summary of the Company's stock option activity and related information for the years ended June 30, 2004 and 2003 is as follows (in thousands, except per share amounts):

                                                            Weighted
                                                            Average
                                           Shares        Exercise Price
                                       ---------------    ------------
Outstanding at June 30, 2002                    7,642            0.61
     Granted                                    2,460            0.22
     Exercised                                      -               -
     Cancelled                                      -               -
                                       ---------------    ------------
Outstanding at June 30, 2003                   10,102            0.52
     Granted                                    3,240            0.19
     Exercised                                      -               -
     Cancelled                                  (529)            0.89
                                       ---------------    ------------
Outstanding as June 30, 2004                   12,813         $  0.42
                                       ===============    ============

A summary of options outstanding and exercisable at June 30, 2004 and 2003 is follows (in thousands, except per share amounts and years):




                                     Options Outstanding                    Options Exercisable
                         --------------------------------------------  ------------------------------
                                          Weighted
                                          Average
                                         Remaining        Weighted
     Range of                             Life (in        Average         Range of
  Exercise Prices        Options           years)      Exercise Price  Exercise Prices      Options
------------------       --------        ----------    --------------  ---------------      --------
June 30, 2004
   $0.71  -  $1.12         1,670             3.5              $0.89    $0.71  -  $1.12        1,670
   $0.21  -  $0.70         5,975             7.3              $0.49    $0.21  -  $0.70        5,975
   $0.00  -  $0.20         5,168             8.8              $0.18    $0.00  -  $0.20        5,168
June 30, 2003
  $0.71  -  $1.12          2,129             3.7              $0.92    $0.71  -  $1.12        2,129
  $0.21  -  $0.70          5,720             8.5              $0.50    $0.21  -  $0.70        5,720
  $0.00  -  $0.20          2,253             9.5              $0.18    $0.00  -  $0.20        2,253


A summary of the Company's stock warrant activity and related information for the years ended June 30, 2004 and 2003 is as follows (in thousands, except per share amounts):



                                                   Weighted Average
                                  Warrants          Exercise Price
                              ----------------       -------------
Outstanding at June 30, 2002            1,900               $0.58
     Granted                           13,892                0.10
     Exercised                              -                   -
     Cancelled                              -                   -
                               ---------------        ------------

Outstanding as June 30, 2003           15,792             $  0.16

     Granted                                -                   -
     Exercised                              -                   -
     Cancelled                              -
                               ---------------        ------------
Outstanding as June 30, 2004           15,792             $  0.16
                               ===============        ============



NOTE 14 - COMMITMENTS AND CONTINGENCIES

In May 2003, Kronos entered into an agreement with a strategic customer, HoMedics, Inc., for $3.5 million in financing, including $3.4 million in secured debt financing and $100,000 for the purchase of warrants. $2.5 million was paid to Kronos upon execution of the agreement and $1.0 million will be paid upon the start of production as defined in the Licensing Agreement for the Kronos-based air purification product line to be marketed and distributed by HoMedics. There is a risk that we will not be successful in achieving production as defined in the Licensing Agreement. In exchange for providing $3.4 million in debt financing and $100,000, Kronos provided HoMedics with two warrants: (i) 6.7 million warrants (which equated to 10% of the then fully diluted shares) fully vested at the time of funding and (ii) 6.7 million warrants (which equated to 10% of the then fully diluted shares) which will vest only if (1) Kronos does not prepay the entire amount of principal and interest due under the Notes by November 8, 2005; (2) Kronos is in default under any of the Investment Documents, or (3) Kronos does not earn, at any time after the date of this Agreement but prior to November 8, 2005, revenues in an aggregate amount equal to or greater than $3.5 million. The exercise price was set at the market price at the time of closing ($0.10). HoMedics may not be diluted below 7.5% for the first warrant (15% for both warrants) for any funds raised at less than $0.20 per share, excluding options or shares issued to management, directors, and consultants in the normal course of business. No anti-dilution measures for funds raised at greater than $0.20 per share.

Daniel R. Dwight, our President and Chief Executive Officer, and our Company entered into an Employment agreement effective as of November 15, 2001. The initial term of Mr. Dwight's Employment Agreement was for 2 years and will automatically renew for successive 1 year terms unless Kronos or Mr. Dwight provide the other party with written notice within 3 months of the end of the initial term or any subsequent renewal term. The Board of Directors renewed Mr. Dwight's Employment Agreement on August 13, 2003 and again on August 15, 2004. Mr. Dwight's Employment Agreement provides for base cash compensation of $180,000 per year. Mr. Dwight is eligible for annual incentive bonus compensation in an amount equal to Mr. Dwight's annual salary based on the achievement of certain bonus objectives. In addition, Kronos granted Mr. Dwight 1,000,000 immediately vested and exercisable, ten-year stock options at various exercise prices. Mr. Dwight will be entitled to fully participate in any and all 401(k), stock option, stock bonus, savings, profit-sharing, insurance, and other similar plans and benefits of employment.

Richard F. Tusing, our Chief Operating Officer, and our Company entered into an Employment agreement effective as of January 1, 2003. The initial term of Mr. Tusing's Employment Agreement is for 2 years and will automatically renew for successive 1 year terms unless Kronos or Mr. Tusing provide the other party with written notice within 3 months of the end of the initial term or any subsequent renewal term. Mr. Tusing's Employment Agreement provides for base cash compensation of $160,000 per year. Mr. Tusing will be entitled to fully participate in any and all 401(k), stock option, stock bonus, savings, profit-sharing, insurance, and other similar plans and benefits of employment.

NOTE 15 - MAJOR CUSTOMERS

As of June 30, 2004, the Company has two major customers: HoMedics and the U.S. Navy. Of the $533,220 in revenue recorded in the year ended June 30, 2004, $477,032 or 89% was derived from these two customers. As of June 30, 2003, the Company has two major customers: HoMedics and the U.S. Navy. Of the $559,000 in revenue recorded in the year ended June 30, 2003, $432,000 or 77% was derived from these two customers.

NOTE 16 - SEGMENTS OF BUSINESS

The Company operates principally in one segment of business: The Kronos segment licenses, manufactures and distributes air movement and purification devices utilizing the KronosTM technology. In the year ended June 30, 2004, the Company operated only in the United States of America.

NOTE 17 - RELATED PARTIES

As of June 30, 2004, the Company has outstanding obligations for past compensation to the remaining officers and directors of $1,139,903. These unpaid amounts currently accrue interest at the rates between 17% and 12% per annum.

NOTE 18 - STOCKHOLDERS' EQUITY (DEFICIT)

During the year ended June 30, 2004, the Company issued 6,705,576 shares of its common stock for $1,403,718 in cash. The Company issued 360,000 shares valued at $79,200 for consulting services and 438,493 shares of its common stock valued at $69,230 for board service to current members of the Board of Directors.

During the year ended June 30, 2003, the Company issued 6,593,000 shares of its common stock for $731,000 in cash. The Company issued 209,500 shares valued at $34,700 and options to purchase 224,700 shares of its common stock valued at $28,000 for consulting services.

In May 2003, the Company issued 2,790,000 shares of its common stock to acquire intellectual property rights related to computers, microprocessors and fuel cells. These shares were issued with certain rights allowing the Company to buy back all or a portion of the shares at fixed prices through the year 2006. The Company has the right to buy back shares $.017 per share in 2004, $0.19 in 2005 and $0.20 in 2006.

In December 2002, the Company issued 206,000 shares in exchange for the assignment of a $206,000 note payable to Jeff Wilson, a former director. The Company also issued 100,000 shares to Aperion Audio to modify the payment schedule on its note payable to Aperion.

NOTE 19 - SUBSEQUENT EVENTS

In October 2004, Kronos entered into agreements for up to $20.5 million in equity and equity backed debt financing from Cornell Capital Partners. Kronos executed an Equity Investment Agreement to secure $500,000 through the sale of 5 million unregistered shares of Kronos common stock. Cornell Capital Partners committed to provide $4 million pursuant to two Equity Backed Promissory Notes, which will be funded as follows: $2 million upon filing a Registration Statement and $2 million upon the SEC declaring the Registration Statement effective. Kronos executed a Standby Equity Distribution Agreement for $20 million of funding which Kronos has the option to drawdown against in increments as large as $1.5 million over the next twenty four months. Kronos intends to use the proceeds received under the Standby Equity Distribution Agreement to repay the Equity Backed Promissory Notes.

In October 2004, Kronos and Richard A. Papworth agreed to postpone under the terms of a Promissory Note repayment of the Note for $76,637 until Kronos obtains proceeds from Cornell Capital Partners under the terms of our Promissory Note.

In October 2004, Kronos received a Notice of Allowance from the United States Patent and Trademark Office indicating that its application entitled "Electrostatic Fluid Accelerator" - Power Supply Management and Control has been examined and allowed for issuance as a U. S. patent. Kronos expects that the U.
S. Patent will issue in due course. The patent provides protection for key aspects of Kronos' technology until late in 2021.

This prospectus does not constitute an offer to sell, PROSPECTUS or a solicitation of an offer to buy any securities:

[ ] except the common stock offered by this prospectus;

[ ] in any jurisdiction in which the offer or 164,848,371 solicitation is not authorized; Shares of Common Stock

[ ] in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or KRONOS ADVANCED solicitation; TECHNOLOGIES, INC.

[ ] to any person to whom it is unlawful to make the offer or solicitation; or ____________, 2005

[ ] to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

[ ] there have been no changes in the affairs of Kronos Advanced Technologies, Inc. after the date of this prospectus; or

[ ] the information contained in this prospectus is correct after the date of this prospectus.

Until _________, 2005, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Kronos pursuant to the foregoing, or otherwise, Kronos has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Kronos will pay all expenses in connection with this offering.



Securities and Exchange Commission Registration Fee           $   3,000
Printing and Engraving Expenses                               $   2,500
Accounting Fees and Expenses                                  $  20,000
Legal Fees and Expenses                                       $  50,000
Miscellaneous                                                 $   9,500
                                                              ----------
TOTAL                                                         $  85,000
                                                              ==========
Recent Sales Of Unregistered Securities

Except as otherwise noted, all of the following shares were issued and options and warrants granted pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering." No commissions were paid, and no underwriter participated, in connection with any of these transactions. Each such issuance was made pursuant to individual contracts which are discrete from one another and are made only with persons who were sophisticated in such transactions and who had knowledge of and access to sufficient information about Kronos to make an informed investment decision. Among this information was the fact that the securities were restricted securities.

All investors participating in private placements for cash were "accredited investors" within the meaning of Regulation D. In addition, we note that there are several categories of recipients of these shares. These include investors for cash, officers, directors, consultants, litigants and former shareholders of private companies acquired by Kronos. Kronos does not believe that these categories of recipients should be integrated with each other under the concept of integration. Under Securities Act Release Nos. 4552 and 4434, these categories would not involve a single plan of financing and would not be considered to be made for the same general purpose. As a result, each category should be reviewed on its own. Given the small number of purchasers in these categories, Kronos believes that these transactions complied in all respects with Section 4(2). Kronos believes that this conclusion is true even if the transactions occurring within each category are integrated with other transactions occurring within six months or one year of a given transaction.

In July 2001, we issued 238,806 shares of our common stock, valued at $0.33 per share (the negotiated purchase price for such shares), to one person, a stockholder of Kronos, in exchange for $80,000 in cash.

In July 2001, we issued 375,000 shares of our common stock, valued at $0.57 per share (the fair market value of our shares as of such date), at an aggregate value of $213,750, to one person in settlement of litigation pursuant to a Mutual Release and Settlement Agreement dated as of July 7, 2001. These shares were delivered to the escrow agent on May 31, 2002.

In July 2001, we issued 250 shares of our common stock, valued at $0.45 per share (the fair market value of our shares as of such date), at an aggregate value of $113, to one person, an employee of Kronos Air Technologies, as compensation.

In August 2001, we granted a ten-year warrant to acquire 1,400,000 shares of our common stock, at an exercise price of $0.68 per share (the fair market value for our shares as of the date of grant), at an aggregate value of $686,000, to Eagle Rock Group as compensation pursuant to a warrant agreement dated August 7, 2001, for services provided in connection with a consulting agreement dated July 2, 2001. Pursuant to such consulting agreement, a principal of the recipient of the warrant currently serves as a director of Kronos. Such warrant vested immediately.

On October 1, 2001, we authorized the issuance of 360,000 shares of our common stock pursuant to a consulting agreement, valued at $0.28 per share (the fair-market value of our shares as of such date), at an aggregate value of $100,800, to Fusion Capital, LLC, in exchange for consulting services.

On October 1, 2001, we authorized the issuance of 1,000,000 shares of our common stock pursuant to a pledge, valued at $0.448 per share, at an aggregate value of $447,982, to Fusion Capital, LLC, in exchange for $447,982 in cash.

On October 1, 2001, we issued 2,250 shares of our common stock, valued at $0.452 per share (the fair-market value of our shares on April 9, 2001 and 1,250 of our shares on September 7, 2001), at an aggregate value of $4,147.50, to an employee of Kronos, as compensation.

On November 15, 2001, we granted options to acquire 1,000,000 shares of our common stock at an exercise price of $0.66 for 250,000 of these options, $0.56 for 250,000 of these options and $0.42 for 500,000 of these options to Daniel R. Dwight, a senior executive office of the Company, as part of his employment agreement entitling him to acquire these options at a aggregate value of $515,000.

In February 2002, we granted options to acquire 4,580,000 shares of our common stock at an exercise price of $0.68 for 2,650,000 of these options and an exercise price of $0.25 on the remaining 1,930,000. Of the total amount, 2,850,000 options were granted to Daniel R. Dwight, Richard A. Papworth and Richard F. Tusing, all of whom are or were directors and officers of Kronos. The exercise price for 1,700,000 of these options is $0.68 and the exercise price for 1,150,000 of these options is $0.25.

On May 7, 2002, we completed a private placement of our common stock pursuant to which we sold 1,971,976 shares of our common stock at $0.20 per share to seven accredited investors for consideration of $335,100 cash and 1,429,695 shares of our common stock at $0.20 per share to six members or former members of our management team and / or directors, including Daniel R. Dwight, Richard A. Papworth, Richard F. Tusing, Erik W. Black, and James P. McDermott, for consideration of $39,987 cash and commitments to convert $203,061 of debt.

On June 12, 2002, we issued 500,000 shares of our common stock, valued at $0.21 per share (the fair-market value of our shares as of such date) at an aggregate value of $105,000 to two persons pursuant to a Settlement agreement, dated June 7, 2002, with Aperion Audio.

On December 6, 2002, we issued 100,000 shares of our common stock, valued at $0.115 per share (the fair-market value of our shares as of such date) at an aggregate value of $11,500 to Aperion Audio for forbearance on the note payable to Aperion Audio.

On December 24, 2002, we issued 206,000 shares of our common stock, valued at $0.11 per share (the fair-market value of our shares as of such date) at an aggregate value of $22,660 for reduction in debt owed to Jeffery A. Wilson.

On March 3, 2003, we granted options to acquire 2,165,000 shares of our common stock at an exercise price of $0.185. Of the 2,165,000 options, 1,560,000 options were granted to Daniel R. Dwight, Richard A. Papworth and Richard F. Tusing, all of whom are or were directors and officers of Kronos.

On March 31, 2003, we issued 49,811 shares of our common stock, valued at $0.20 per share (the fair-market value of our shares as of such date) at an aggregate value of $8,468 for reimbursement of expenses to an employee.

On May 7, 2003, we issued 2,790,000 shares of our common stock, valued at $.098 per share (the fair-market value of our shares as of such date) at an aggregate value of $273,420 to acquire certain intellectual property rights related to "Electron Wind Generation". These shares were issued with certain rights allowing the Company to buy back all or a portion of the shares at fixed prices through the year 2006. The Company has the right to buy back shares at $0.15 per share in 2003, $.017 per share in 2004, $0.19 in 2005 and $0.20 in 2006.

On May 12, 2003, we issued warrants to purchase 13,492,342 shares of our common stock at an exercise price of $0.10. The warrants were issued as part of a secured financing with HoMedics.

On June 30, 2003, we issued 207,533 shares of our common stock, valued at $0.165 per share (the fair-market value of our shares as of such date) at an aggregate value of $34,489 for services rendered to two outside consultants.

On June 30, 2003, we granted options to acquire 30,000 options of our common stock at an exercise price of $0.36 and 18,000 options at an exercise price of $0.10 to two outside consultants, respectively, for services rendered and 50,000 options at an exercise price of $0.185 to Jeffery A. Wilson, our former Chairman and Chief Executive Officer, for services rendered.

On October 31, 2003, we authorized the issuance of 360,000 shares of our common stock pursuant to a consulting agreement, valued at $0.22 per share (the fair-market value of our shares as of such date), at an aggregate value of $79,200, to Fusion Capital, LLC, in exchange for consulting services.

In February 2004, we authorized the issuance of 438,493 shares of our common stock, valued at $0.16 per share, at an aggregate value of $69,230, to Daniel Dwight, Richard Papworth and Richard Tusing in exchange for Board of Director services.

In March 2004, we granted options to acquire 2,126,522 options of our common stock at an exercise price of $0.18 to Alexander Chriss, Daniel Dwight, Igor Krichtafovitch, and Richard Tusing in exchange for the conversion of $1,063,261 in past due accounts payable into Promissory Notes due on December 31, 2006.


In October 2004, we issued five million shares of our common stock, valued at $0.10 per share at an aggregate value of $500,000 to Cornell Capital Partners, LLC. The proceeds will be used for general working capital. In October 2004, we issued 2,941,177 shares to Cornell Capital Partners, LLC as a commitment fee upon Kronos executing a $20 million Standby Equity Distribution Agreement. terminated in accordance with the terms of this Agreement, or the Company does not forward any Advance Notices during the term of On January 28, 2005, Kronos and Cornell Capital Partners mutually agreed to terminate the October 15, 2004 Standby Equity Distribution Agreement and Cornell Capital Partners returned the 2,941,177 shares of common stock. On January 28, 2005, we entered into a new Standby Equity Distribution Agreement with Cornell Capital Partners. On March 28, 2005, we mutually agreed to terminate the January 28, 2005 Standby Equity Distribution Agreement with Cornell Capital Partners. On April 13, 2005, we entered into a new Standby Equity Distribution Agreement with Cornell Capital Partners. In connection with the April 13, 2005 Standby Equity Distribution Agreement, we will pay Cornell Capital Partners a one-time commitment fee in the form of 2,941,175 shares of Kronos common stock, of which, 1,470,587 shares will be issued to Cornell Capital Partners on the six (6) month anniversary of the Standby Equity Distribution Agreement.


In October 2004, we issued 62,500 shares of our common stock, valued at $0.09 per share at an aggregate value of $6,250 to Newbridge Securities Corporation as a placement agent fee in connection with the Standby Equity Distribution Agreement.

In October 2004, we issued to HoMedics a warrant to purchase 26,507,658 shares of Kronos common stock. The warrant is exercisable for a period of ten (10) days from the date of issuance. The exercise price is $0.10 per share.

In November 2004, we issued two million shares of our common stock valued at $0.10 per share at an aggregate value of $200,000 to Fusion Capital Partners, LLC. The proceeds were used to eliminate Kronos' non-interest bearing demand obligation to Fusion Capital.

In November 2004, we issued two million eight hundred thousand shares of our common stock valued at $0.10 per share at an aggregate value of $280,000 to a group of accredited investors. The proceeds were used for operating working capital.

Exhibits

EXHIBIT             DESCRIPTION                                          LOCATION
-----------         ------------------------------------                 -------------------------------------
2.1                 Articles of Merger for Technology                    Incorporated by reference to Exhibit
                    Selection, Inc. with the Nevada                      2.1 to the Registrant's Registration
                    Secretary of State                                   Statement on Form S-1 filed on
                                                                         August 7, 2001 (the "Registration
                                                                         Statement")

3.1                 Articles of Incorporation                            Incorporation Incorporated by
                                                                         reference to Exhibit 3.1 to the
                                                                         Registration Statement on Form S-1
                                                                         filed on August 7, 2001

3.2                 Bylaws                                               Incorporated by reference Exhibit 3.2
                                                                         to the Registration Statement on Form
                                                                         S-1 filed on August 1, 2001

4.1                 2001 Stock Option Plan                               Incorporated by reference to Exhibit
                                                                         4.1 to Registrant's Form 10-Q for the
                                                                         quarterly period ended March 31,
                                                                         filed on May 15, 2002

5.1                 Opinion re: legality                                 Provided herein

10.21               Consulting Agreement, dated January 1,               Incorporated by reference to Exhibit
                    2001, by and between TSET, Inc. and                  10.21 to the Registration Statement on
                    Dwight, Tusing & Associates                          Form S-1 filed on August 7, 2001

10.22               Letter Agreement, dated April 12,                    Incorporated by reference to Exhibit
                    2001, by and between TSET, Inc. and                  10.35 to the Registration Statement on
                    Daniel R. Dwight and Richard F. Tusing               Form S-1 filed on August 7, 2001

10.23               Indemnification Agreement, dated May                 Incorporated by reference to 2001, by
                    1, 2001, by and between TSET, Inc. and               Exhibit 10.37 to the Registration
                    Jeffrey D. Wilson                                    Statement on Form S-1 filed on August
                                                                         7, 2001

10.24               Indemnification Agreement, dated May                 Incorporated by reference to Exhibit
                    1, 2001, by and between TSET, Inc. and               10.38 to the Registration Statement on
                    Daniel R. Dwight                                     Form S-1 filed on August 7, 2001

10.25               Indemnification Agreement, dated May                 Incorporated by reference to Exhibit
                    1, 2001, by and between TSET, Inc. and               10.39 to the Registration Statement on
                    Richard F. Tusing                                    Form S-1 filed on August 7, 2001

10.26               Indemnification Agreement, dated May                 Incorporated by reference to Exhibit
                    1, 2001, by and between TSET, Inc. and               10.40 to the Registration Statement on
                    Charles D. Strang                                    Form S-1 filed on August 7, 2001

10.27               Indemnification Agreement, dated May                 Incorporated by reference to Exhibit
                    1, 2001, by and between TSET, Inc. and               10.41 to the Registration Statement on
                    Richard A. Papworth                                  Form S-1 filed on August 7, 2001

10.28               Indemnification Agreement, dated May 1               Incorporated by reference to Exhibit
                    2001, by and between TSET, Inc. and                  10.42 to the Registration Statement on
                    Erik W. Black                                        Form S-1 filed on August 7, 2001


10.29               Warrant Agreement, dated July 16,                    Incorporated by reference to Exhibit
                    2001, by and between TSET, Inc. and                  10.49 to the Registration Statement on
                    The Eagle Rock Group, LLC                            Form S-1 filed on August 7, 2001

                                      II-4


10.30               Agreement and Release, dated October                 Incorporated by reference to Exhibit
                    10, 2001, by and between TSET, Inc.                  10.50 to the Registrant's Form 10-K
                    and Jeffrey D. Wilson                                for the year ended June 30, 2001 filed
                                                                         on October 15, 2001

10.31               Promissory Note dated October 10, 2001               Exhibit 10.51 to the Registrant's Form
                    payable to Mr. Jeffrey D. Wilson                     10-K for the year ended June 30, 2001
                                                                         filed on October 15, 2001

10.32               Employment Agreement, effective                      Incorporated by reference to Exhibit
                    November 15, 2001 by and between TSET,               10.55 to the Registrant's Form 10-Q
                    Inc. and Daniel R. Dwight                            for the quarterly period ended
                                                                         March 31, 2002 filed on May 15, 2002

10.33               Common Stock Purchase Agreement dated                Incorporated by reference to Exhibit
                    August 12, 2002 by the between TSET,                 10.57 to the Registrant's Amendment
                    Inc. and Fusion Capital Fund II, LLC                 No. 1 to Form S-1 filed on August 13,
                                                                         2003

10.34               Registration Rights Agreement, dated                 Incorporated by reference to Exhibit
                    August 12, 2002 by and between TSET,                 10.58 to the Registrant's Amendment
                    Inc. and Fusion Capital Fund II, LLC                 No. 1 to Form S-1 filed on August 13,
                                                                         2002

10.35               Termination Agreement, dated August                  Incorporated by reference to Exhibit
                    12, 2002 by and between TSET, Inc. and               10.59 to the Registrant's Amendment
                    Fusion Capital Fund II, LLC                          No. 1 to Form S-1 filed on
                                                                         September 16, 2002

10.36               Master Loan and Investment Agreement,                Incorporated by reference to the
                    dated May 9, 2003, by and among Kronos               Registrant's 8-K filed on May 15, 2003
                    Advanced Technologies, Inc., Kronos
                    Air Technologies, Inc. and FKA
                    Distributing Co. d/b/a HoMedics, Inc.,
                    a Michigan corporation ("HoMedics")

10.37               Secured Promissory Note, dated May 9,                Incorporated by reference to Exhibit
                    2003, in the principal amount of                     99.2 to the Registrant's 8-K filed on
                    $2,400,000 payable to HoMedics                       May 15, 2003

10.38               Secured Promissory Note, dated May 9,                Incorporated by reference to Exhibit
                    2003, in the principal amount of                     99.4 to the Registrant's 8-K filed on
                    $1,000,000 payable to HoMedics                       May 15, 2003

10.39               Security Agreement dated May 9, 2003,                Incorporated by reference to Exhibit
                    by and among Kronos Air Technologies,                99.4 to the Registrant's 8-K filed on
                    Inc. and HoMedics                                    May 15, 2003

10.40               Registration Rights Agreement, dated                 Incorporated by reference to Exhibit
                    May 9, 2003, by and between Kronos and               99.5 to the Registrant's 8-K filed on
                    HoMedics                                             May 15, 2003

10.41               Warrant No. 1 dated May 9, 2003,                     Incorporated by reference to Exhibit
                    issued at HoMedics 8-K filed on May                  99.7 to the Registrant's
                    15, 2003

10.42               Warrant No. 2 dated May 9, 2003,                     Incorporated by reference to Exhibit
                    issued at HoMedics                                   99.7 to the Registrant's 8-K filed on
                                                                         May 15, 2003

10.43               Consulting Agreement effective October               Incorporated by reference to Exhibit
                    31, 2003, by and among Kronos Advanced               10.67 to the Registrant's Form 10-Q
                    Technologies, Inc., Steven G. Martin                 for the quarterly period ended
                    and Joshua B. on  Scheinfeld                         December 31, 2003 filed on
                                                                         February 17, 2004

                                      II-5


10.44               Promissory Note by and among Kronos                  Incorporated by reference to Exhibit
                    Advanced Technologies, Inc., and                     10.67 to the Registrant's Form 10-Q
                    Richard A. Papworth                                  for the quarterly period ended
                                                                         December 31, 2003 filed on
                                                                         February 17, 2004

10.45               Promissory Note by and among Kronos                  Incorporated by reference to Exhibit
                    Advanced Technologies, Inc., and                     10.67 to the Registrant's Form 10-Q
                    Daniel R. Dwight                                     for the quarterly period ended
                                                                         September 30, 2004 filed on May 17,
                                                                         2004

10.46               Promissory Note by and among Kronos                  Incorporated by reference to Exhibit
                    Advanced Technologies, Inc., and                     10.67 to the Registrant's Form 10-Q
                    Richard F. Tusing                                    for the quarterly period ended
                                                                         September 30, 2004 filed on May 17,
                                                                         2004

10.47               Promissory Note by and among Kronos                  Incorporated by reference to Exhibit
                    Advanced Technologies, Inc., and Igor                10.67 to the Registrant's Form 10-Q
                    Krichtafovitch                                       for the quarterly period ended
                                                                         September 30, 2004 filed on May 17,
                                                                         2004

10.48               Promissory Note by and among Kronos                  Incorporated by reference to Exhibit
                    Advanced Technologies, Inc., and J.                  10.67 to the Registrant's Form 10-Q
                    Alexander Chriss                                     for the quarterly period ended
                                                                         September 30, 2004 filed on May 17,
                                                                         2004

10.49               Standby Equity Distribution Agreement,               Incorporated by reference to Exhibit
                    dated October 15, 2004, by and between               99.1 to the Registrant's Form 8-K
                    Kronos Advanced Technologies, Inc. and               filed on November 12, 2004
                    Cornell Capital Partners, LP

10.50               Registration Rights Agreement, dated                 Incorporated by reference to Exhibit
                    October 15, 2004, by and between                     99.2 to the Registrant's Form 8-K
                    Kronos Advanced Technologies, Inc. and               filed on November 12, 2004
                    Cornell Capital Partners, LP

10.51               Escrow Agreement, dated October 15,                  Incorporated by reference to Exhibit
                    2004 by and between Kronos Advanced                  99.2 to the Registrant's Form 8-K
                    Technologies, Inc. and Cornell Capital               filed on November 12, 2004
                    Partners, Inc.

10.52               Placement Agent Agreement, dated                     Incorporated by reference to Exhibit
                    October 15, 2004, by and between                     99.4 to the Registrant's Form 8-K
                    Kronos Advanced Technologies, Inc.                   filed on November 12, 2004
                    and Cornell Capital Partners, Inc.

10.53               Securities Purchase Agreement, dated                 Incorporated by reference to Exhibit
                    October 15, 2004, by and between                     99.5 to the Registrant's Form 8-K
                    Kronos Advanced Technologies, Inc. and               filed on November 12, 2004
                    Cornell Capital Partners, LP

10.54               Investor Registration Rights                         Incorporated by reference to Exhibit
                    Agreement, dated October 15, 2004, by                99.6 to the Registrant's Form 8-K
                    and between Kronos Advanced                          filed on November 12, 2004
                    Technologies, Inc. and Cornell Capital
                    Partners, LP

10.55               Escrow Agreement, dated October 15,                  Incorporated by reference to Exhibit
                    2004, by and between Kronos Advanced                 99.7 to the Registrant's Form 8-K
                    Technologies, Inc. and Cornell Capital               filed on November 12, 2004
                    Partners, LP

10.56               Form of Equity-Back Promissory Note in               Incorporated by reference to Exhibit
                    the principal amount of $2,000,000                   99.8 to the Registrant's Form 8-K
                                                                         filed on November 12, 2004

                                      II-6


10.57               First Amendment to Master Loan and                   Incorporated by reference to Exhibit
                    Investment Agreement, dated October                  99.9 to the Registrant's Form 8-K
                    25, 2004, by and among Kronos                        filed on November 12, 2004
                    Advanced Form Technologies, Inc.,
                    f/k/a TSET, Inc., a Nevada
                    corporation, Kronos Air Technologies,
                    Inc., a Nevada corporation and FKA
                    Distributing Co. d/b/a HoMedics,
                    Inc., a Michigan corporation

10.58               Secured Promissory Note, dated October               Incorporated by reference to Exhibit
                    25, 2004, payable to FKA Distributing                99.10 to the Registrant's Form 8-K
                    Co., d/b/a HoMedics, Inc., a Michigan                filed on November 12, 2004
                    corporation, in the principal amount
                    of $925,000

10.59               Amended and Restated Warrant No. 1,                  Incorporated by reference to Exhibit
                    dated October 25, 2004, issued to FKA                99.11 to the Registrant's Form 8-K
                    Distributing Co. d/b/a HoMedics, Inc.                filed on November 12, 2004

10.60               Amended and Restated Warrant No. 2,                  Incorporated by reference to Exhibit
                    dated October 25, 2004, issued to FKA                99.12 to the Registrant's Form 8-K
                    Distributing Co. d/b/a HoMedics, Inc.                filed on November 12, 2004



10.61               Warrant No. 3, dated October 25, 2004,               Incorporated by reference to Exhibit
                    issued to FKA Distributing Co. d/b/a                 99.13 to the Registrant's Form 8-K
                    HoMedics, Inc.                                       filed on November 12, 2004

10.62               Amended and Restated Registration                    99.14 to the Registrant's Form 8-K
                    Rights Agreement, dated October 25, 2004,            filed on November 12, 2004
                    by and between Kronos Advanced
                    Technologies, Inc., a Nevada
                    corporation and FKA Distributing Co.
                    d/b/a HoMedics, a Michigan corporation

10.63               Termination Agreement                                Incorporated by reference to Exhibit
                                                                         10.63 to the Registrant's Form SB2
                                                                         filed on April 19, 2005

10.64               Standby Equity Distribution Agreement, dated April   Incorporated by reference to Exhibit
                    13, 2005, by and between Kronos Advanced             10.64 to the Registrant's Form SB2
                    Technologies, Inc. and Cornell Capital Partners, LP  filed on April 19, 2005

10.65               Registration Rights Agreement, dated April 13,       Incorporated by reference to Exhibit
                    2005, by and between Kronos Advanced Technologies,   10.65 to the Registrant's Form SB2
                    Inc. and Cornell Capital Partners, LP                filed on April 19, 2005

10.66               Escrow Agreement, dated April 13, 2005, by and       Incorporated by reference to Exhibit
                    between Kronos Advanced Technologies, Inc. and       10.66 to the Registrant's Form SB2
                    Cornell Capital Partners, LP                         filed on April 19, 2005

10.67               Placement Agent Agreement, and Newbridge             Incorporated by reference to Exhibit
                    Securities Corporation, dated April 13, 2005, by     10.67 to the Registrant's Form SB2
                    and between Kronos Advanced Technologies, Inc. and   filed on April 19, 2005
                    Cornell Capital Partners, LP and Newbridge
                    Securities Corporation

10.68               Equity-Backed Promissory Note                        Incorporated by reference to Exhibit
                                                                         10.68 to the Registrant's Form SB2
                                                                         filed on April 19, 2005

23.1                Consent of Sherb & Co., LLP                          Provided herein

23.2                Consent of Burton Bartlett and Glocovac              (Included in Exhibit 5.1)


Undertakings

                  The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, on June 10, 2005.


                       KRONOS ADVANCED TECHNOLOGIES, INC.




                  By: /s/ Daniel R. Dwight
                      ------------------------------------
                Name: Daniel R. Dwight
               Title: Chief Executive Officer, President,
                      Acting Chief Financial Officer,
                      Acting Principal Accounting Officer,
                      and Director



In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURE                         TITLE                              DATE





/s/ Daniel R. Dwight
-----------------------------
Daniel R. Dwight                  Director, President,           June 10, 2005
                                  Chief Executive Officer,
                                  Acting Chief Financial
                                  Officer and Acting Principal
                                  Accounting Officer


/s/ James P. McDermott
-----------------------------
James P. McDermott                Director                       June 10, 2005



/s/ M. J. Segal
-----------------------------
M. J. Segal                       Director                       June 10, 2005



/s/ Richard F. Tusing
-----------------------------
Richard F. Tusing                 Director and Chief             June 10, 2005
                                  Operating Officer